As filed with the Securities and Exchange Commission on July 10, 2006
Registration No. 333-133666

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Global Employment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7363 (Primary Standard Industrial Classification Code Number)	43-2069359 (I.R.S. Employer Identification Number)

10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard Brill
Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Adam J. Agron
Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street
Twenty-Second Floor
Denver, Colorado 80202
Telephone: (303) 223-1100
Facsimile: (303) 223-1111

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share	Price	Registration Fee
Common stock, $0.0001 par value per share	14,555,876 (2)	$5.00 (3)	$72,779,380.00	$7,787.39 (4)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered hereunder additional shares of common stock as may be issued to the selling stockholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

(2)	Consists of (a) 1,030,927.840 shares of outstanding common stock and (b) 130% of the aggregate of (i) 4,800,000 shares of common stock issuable upon conversion of convertible promissory notes, (ii) 2,217,380 shares of common stock issuable upon conversion of convertible preferred stock and (iii) 3,386,418 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock, in each case in order to account for potential future adjustments of common stock issuable as a result of such conversion or exercise in accordance with the registration rights agreement pursuant to which the re-sale of such securities are being registered. See “Selling Stockholders.”

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based on the last private sales price for shares of common stock of the Registrant as there is currently no public market price for the Registrant’s common stock.

(4)	This amount was paid with the original filing.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated July 10, 2006
Global Employment Holdings, Inc.
14,555,876 shares of common stock
     The holders of common stock of Global Employment Holdings, Inc. named herein may offer and sell from time to time up to an aggregate amount of 14,555,876 shares of our common stock for their own accounts. We will not receive any proceeds from the sale of the shares other than the exercise price, if any, payable to us upon exercise of warrants for our common stock.
     The number of shares being registered for resale under this prospectus consists of 1,030,928 outstanding shares of our common stock, and 130% of the aggregate of 4,800,000 shares of our common stock issuable upon conversion of our convertible notes, 2,217,380 shares of our common stock issuable upon conversion of our Series A convertible preferred stock and 3,386,418 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock. The selling stockholders acquired the shares of common stock, convertible notes, convertible preferred stock, and warrants on March 31, 2006, in private placements in connection with the recapitalization of our wholly-owned subsidiary Global Employment Solutions, Inc., or as stockholders of the pre-recapitalization public company, R&R Acquisition I, Inc. We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders. See “Selling Stockholders.” The original stockholders of R&R Acquisition I and their transferees are “underwriters” within the meaning of the Securities Act of 1933, as amended, and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them.
     Our common stock has no trading history. The selling stockholders will sell at a price of $5.00 or a range per share until our common stock is quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices. We expect that our common stock will be eligible to trade on the OTC Bulletin Board, but it is not now eligible.
     Investing in our common stock involves risks. YOU SHOULD READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
     You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is ________ ___, 2006

-i-

-ii-

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our historical financial statements and the notes thereto included elsewhere in this prospectus.
     For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Global,” “we,” “us” and “our” refer to Global Employment Holdings, Inc. and our subsidiaries (after the March 31, 2006 recapitalization of Global Employment Solutions, Inc.) or to Global Employment Solutions and its subsidiaries (before March 31, 2006).
Overview
     Global Employment Holdings, Inc. is a holding company for our wholly-owned subsidiary, Global Employment Solutions, Inc., a Colorado corporation, which is a provider of human capital solutions. Global Employment Solutions, through its subsidiaries, has offices in key cities throughout the United States through which it offers staffing services and professional employer organization services, also referred to as PEO services.
Corporate information and recent developments
     Global Employment Holdings was formed in Delaware in 2004. On March 31, 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solutions’ outstanding equity securities. Also on March 31, 2006, Global Employment Solutions entered into a merger agreement with a wholly-owned subsidiary of Global Employment Holdings, resulting in Global Employment Solutions being 100% owned by Global Employment Holdings. Global Employment Holdings did not have any operations before March 31, 2006.
The offering

Common stock offered(1)	14,555,876

Offering price	The selling stockholders will sell at a price of $5.00 or a range per share until our common stock is quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices.

Common stock outstanding(2)	6,030,928 shares as of April 28, 2006.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock but may receive payment of the exercise price to convert warrants into common stock prior to sale thereof. Any payment of the exercise price received will be used for working capital.

Risk factors	An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 3 and the other information contained in this prospectus before making an investment decision regarding our common stock.

(1)	In accordance with the terms of registration rights agreements we entered into with the selling stockholders, this prospectus covers the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes and shares of Series A convertible preferred stock as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, is initially filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement is initially filed with the SEC. We agreed to register the 30% excess of shares as a negotiated precaution for the selling stockholders to cover future adjustments to the conversion prices of our convertible notes and preferred stock and the exercise price of the warrants. The number of shares of our common stock into which our convertible notes and preferred stock are convertible and our warrants are exercisable will be adjusted to account for future stock splits, stock dividends, reclassifications, recapitalizations or other similar events, fundamental transactions, distributions of company assets, issuance of common stock, options, convertible securities or purchase rights, or if we take an action with regard to our common stock that would diminish the value of our convertible notes, preferred stock or warrants.

(2)	The number of outstanding shares does not include shares issuable upon conversion of convertible notes and convertible preferred stock, or shares issuable upon exercise of warrants.

Summary financial information and other data
     The following table sets forth summary financial information and other data for Global Employment Holdings. Income statement data for the fiscal years ended 2005, 2004 and 2003 have been derived from audited financial statements. Income statement data for the fiscal quarters ended April 2, 2006 and April 3, 2005 and for the fiscal years ended 2002 and 2001 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operations and financial position for such periods and as of such dates. The data should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the financial statements and related notes thereto included elsewhere in this prospectus.

	Fiscal quarters ended		Fiscal years ended
	April 2, 2006	April 3, 2005	2005	2004	2003	2002	2001
(All amounts in thousands, except per share data)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Revenues, net	$31,208	$24,673	$111,563	$97,126	$85,568	$64,144	$53,940
Operating income (loss)	1,295	1,870	9,314	5,531	3,894	(4,487)	(1,561)
Net income (loss)	(1,672)	1,046	(52,418)	2,793	1,673	19,313	(4,224)
Dividend accrued for Series A preferred stockholders	(19)	—	—	—	—	—	—
Dividend paid to Series C preferred shareholders	—	(6,300)	(6,300)	—	—	(289)	(1,070)
Income (loss) available to common shareholders	(1,691)	(5,254)	(58,718)	2,793	1,673	19,024	(5,294)
Income (loss) per share:
Basic and diluted EPS
Weighted average number of shares outstanding: basic and diluted	4,890	5,479	5,363	5,471	5,547	5,298	4,865
Income (loss) per share: basic and diluted	(0.35)	(0.96)	(10.95)	0.51	0.30	3.59	(1.09)

RISK FACTORS
     There are numerous and varied risks that may prevent us from achieving our goals, including those described below. You should carefully consider the risks described below and the other information included in this prospectus, including our financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks. If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and investors could lose part or all of their investment.
Risks related to our business
We face price competition which could result in a decrease in our gross margins or, if we are unable to compete effectively, loss of revenues.
     We face competition from local, regional and national human capital solutions providers that may provide all or some of the services we offer. Our competitors include companies that are engaged in staffing services, such as Kelly Services, Inc, Robert Half International, Inc., MPS Group, Labor Ready, Inc., Manpower, Inc., Randstad Group, Spherion Corporation and companies that are focused on PEO services, such as Administaff, Inc., Automatic Data Processing, Inc., Gevity HR, Inc., Oasis Outsourcing and Strategic Outsourcing Inc. We also face competition from information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects, such as TeleTech Holdings, Inc.
     Several of our existing or potential competitors have substantially greater financial, technical and marketing resources than we do, which may enable them to:
•	Develop and expand their infrastructure and service offerings more quickly and achieve greater cost efficiencies.

•	Invest in new technologies.

•	Expand operations into new markets more rapidly.

•	Devote greater resources to marketing.

•	Compete for acquisitions more effectively and complete acquisitions more easily.

•	Aggressively price products and services and increase benefits in ways that we may not be able to match economically.
     In order to compete effectively in our markets, we must target our potential customers carefully, continue to improve our efficiencies and the scope and quality of our services, and rely on our service quality, innovation, education and program clarity. If our competitive advantages are not compelling or sustainable, then we are unlikely to increase or sustain profits and our stock price could decline.
     In addition, heightened competition among our existing competitors, especially on a price basis, or by new entrants into the market could create additional competitive pressures that may reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, our net revenues could be reduced.
Our staffing business is vulnerable to economic fluctuations because our customers tend to use fewer temporary employees when economic activity slows, while recruiting employees to fill our customers’ needs becomes increasingly difficult during economic booms.
     Demand for our staffing services is sensitive to changes in the level of economic activity in the regions in which we do business. As economic activity begins to improve, temporary employees are often added before full-time employees are hired as companies cautiously re-enter the labor market. As a result, our revenues derived from staffing services may be highest at the beginning of an economic recovery. During strong economic periods, however, we often experience shortages of qualified employees to meet customer needs. Also, as economic activity begins to slow down, companies often reduce their use of temporary employees before undertaking layoffs of permanent staff, resulting in decreased demand for staffing services.
Our business is subject to risks associated with geographic market concentration.
     While we currently have 29 offices in eight states, in 2005 operations in Georgia accounted for approximately 48% of our revenues, operations in Florida accounted for approximately 27% of our revenues, and operations in Pennsylvania accounted for approximately 11% of our revenues. If the regulatory environment in the markets in which these offices operate changes in a way that adversely affects our ability to do business or limits our competitive advantages in these markets, our profitability and growth prospects may be materially and adversely affected. Further, the local economies in some of the geographic areas in which we operate, such as, but not limited to, Florida and Georgia, may suffer adverse effects from hurricanes or other natural disasters which could result in our inability to operate, a decrease in our revenue or an increase in our costs of doing business.

If we are unable to retain existing customers or attract new customers, our results of operations could suffer.
     Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide high quality services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, either or both of which could have an adverse impact on our revenues.
     The retention rate in our PEO services segment was 78%, 86% and 82% for the fiscal years 2005, 2004 and 2003, respectively. The number of PEO services customers billed increased 11% in fiscal year 2004 and 8% in fiscal year 2005.
      We have not lost any significant customers in our staffing services segment during fiscal years 2005, 2004 and 2003. The number of staffing services customers billed increased 17% in fiscal year 2004 and 2% in fiscal year 2005.
We currently have a negative net worth and may not have sufficient liquidity and capital resources necessary to meet our future financial obligations.
      We incurred a net loss for the fiscal year ended 2005 of $52,418,000. This loss was attributable to the recording of a restricted stock compensation expense and a fair market value valuation of redeemable preferred stock totaling $57,845,000 related to our impending recapitalization, which subsequently took place on March 31, 2006. We recorded these expenses because it was probable that the recapitalization would occur and the amount of loss could be reasonably estimated. The loss was a non-cash adjustment and did not affect our liquidity. The liability created by this accrual was funded through the sale of stock, convertible debt and roll-over equity in connection with the recapitalization. This loss was disclosed to and anticipated by our investors and secured lender, Wells Fargo Bank.
     We experienced a loss before income taxes of $1,970,000 in the first quarter of fiscal year 2006 due primarily to the expenses incurred in connection with the March 31 recapitalization totaling $3,089,000. This expected loss was disclosed to and anticipated by our investors and secured lender.
      We expect that income generated from operations and the potential conversion of our convertible notes and preferred stock will provide us with positive stockholders’ equity; however, should such conversion not occur, we may require additional equity or debt financing to refinance our convertible notes and preferred stock. We may not be able to obtain financing on terms satisfactory to us, or at all.
     We expect that our principal sources of funds will be cash generated from our operations. While we believe our sources of capital are adequate, we cannot assure you that these sources will provide us with sufficient liquidity and capital resources required to meet our future financial obligations, or to provide funds for our working capital, capital expenditures and other needs for the foreseeable future.
      As a result of our recording expense related to our restricted common stock and mandatorily redeemable preferred stock, we were in default of loan covenants in our credit agreement with Wells Fargo as of January 1, 2006. In connection with our recapitalization on March 31, 2006, we amended the credit agreement, increasing the borrowing capacity to $20 million and Wells Fargo waived the default existing as of January 1, 2006. Over the course of our credit arrangement, various other defaults have occurred and all defaults have either been cured by us or waived by Wells Fargo. There can be no assurance that Wells Fargo will waive defaults that may occur in the future. Based upon the final accounting for the March 31, 2006 recapitalization, Wells Fargo and we have agreed to enter into an amended and restated credit agreement on or before July 14, 2006 with new financial covenants that reflect the recapitalization.
We depend on our senior management and key personnel recruitment and retention of which may be difficult and expensive.
     We depend substantially on the continued services and performance of our senior management and other key personnel, particularly Howard Brill, our chief executive officer and president. We have purchased a key person life insurance policy on Mr. Brill in the amount of $7.5 million but do not maintain, nor do we intend to apply for, such insurance policies on any of our other executive officers. The loss of the services of any of our executive officers or key employees could harm our business. The success of our employment recruiting business depends upon our ability to attract and retain highly skilled professionals who possess the skills and experience necessary to fulfill our customers’ employee search needs. Competition for highly skilled professionals is intense. We believe that we have been able to attract and retain highly qualified, effective professionals as a result of our reputation and our performance-based compensation system. These professionals have the potential to earn substantial commissions and overrides based on the amount of revenues they generate by obtaining executive search assignments, executing search assignments, and assisting other professionals to obtain or complete executive search assignments.

     Commissions and overrides represent a significant proportion of these professionals’ total compensation. Permanent placement professionals generally earn 100% of their compensation through commissions. Staffing managers earn between 18% and 36% of their compensation through commissions and overrides.
     Any diminution of our reputation could impair our ability to retain existing or attract additional highly skilled professionals. Any inability to attract and retain highly skilled professionals could have a material adverse effect on our reputation and our ability to obtain and complete executive search assignments which could decrease our revenues, thereby lowering our profits.
We depend on attracting and retaining qualified employees; during periods of economic growth our costs to do so increase and it becomes more difficult to attract and retain people.
     The success of our staffing services depends on our ability to attract and retain qualified employees for placement with our customers. Our ability to attract and retain qualified personnel could be impaired by rapid improvement in economic conditions resulting in lower unemployment and increases in compensation. During periods of economic growth, we face growing competition for retaining and recruiting qualified personnel, which in turn leads to greater advertising and recruiting costs and increased salary expenses. If we cannot attract and retain qualified employees, the quality of our services may deteriorate and our reputation and results of operations could be adversely affected.
We face risks associated with maintaining our professional reputation and establishing and maintaining our brand name.
     Our ability to secure new employee recruiting engagements and to hire qualified professionals is highly dependent upon our overall reputation and brand name recognition as well as the individual reputations of our professionals. We obtain a majority of our new engagements by referrals from existing customers. Therefore, the dissatisfaction of any customer could have a disproportionate, adverse impact on our ability to secure new engagements. Any factor that diminishes our reputation or the reputation of any of our personnel could make it more difficult for us to compete successfully for both new engagements and qualified personnel. This could have an adverse effect on our executive search business, financial condition and operating results.

Because we assume the obligation to make wage, tax and regulatory payments in respect of some employees, we are exposed to customer credit risks.
     We generally assume responsibility for and manage the risks associated with our customers’ employee payroll obligations, including liability for payment of salaries and wages (including payroll taxes), as well as group health and retirement benefits. These obligations are fixed, whether or not the customer makes payments required by our services agreement, which exposes us to credit risks. We attempt to mitigate this risk by invoicing our staffing customers weekly and our PEO customers at the end of their specific payroll processing cycle. PEO invoices are due prior to the release of the customers’ payroll. We also carefully monitor the timeliness of our customers’ payments and impose strict credit standards on our customers. If we fail to successfully manage our credit risk, we may suffer losses which would decrease our profitability.
If we are found not to be an “employer” under certain laws and regulations, our customers may stop using our services, and we may be subject to additional liabilities.
     We believe that we are an employer of record for the employees provided to our PEO and temporary staffing services customers on a co-employment basis under the various laws and regulations of the Internal Revenue Service and the U.S. Department of Labor. If we are determined not to be an employer under such laws and regulations and are therefore unable to assume obligations of our customers for employment and other taxes, our customers may be held jointly and severally liable for payment of such taxes. Some customers or prospective customers may view such potential liability as an unacceptable risk, discouraging current customers from continuing their relationships with us or prospective customers from entering into new relationships with us.
     Any determination that we are not an employer for purposes of the Employee Retirement Income Security Act could adversely affect our cafeteria benefits plan and retirement plans operated under Section 125 and Section 401(k) of the Internal Revenue Code, respectively, and result in liabilities and penalties to us under the plans.
We may be exposed to employment-related claims, legal liability and costs from and related to customers and employers that could increase our cost of doing business, thereby decreasing our profits, and our insurance coverage may not cover all of our potential liability.
     We either co-employ employees in connection with our PEO arrangements or place our employees in our customers’ workplace in connection with our staffing business. As such, we are subject to a number of risks inherent to our status as an employer, including without limitation:
•	Claims of misconduct or negligence on the part of our employees.

•	Claims against our employees of discrimination or harassment.

•	Claims by our employees of discrimination or harassment directed at them, including claims relating to actions of our customers.

•	Immigration-related claims, such as claims related to the employment of illegal aliens or unlicensed personnel.

•	Payment of workers’ compensation claims and other similar claims.

•	Violations of wage, hour and other workplace regulations.

•	Claims relating to employee benefits, entitlements to employee benefits, or errors in the calculation or administration of such benefits.

•	Retroactive entitlement to employee benefits.

•	Errors and omissions of our temporary employees, particularly in the case of professionals.

•	Claims by our customers relating to our employees’ misuse of customer proprietary information, misappropriation of funds, other criminal activity or torts, or other similar claims.
     We are also exposed to potential claims with respect to the recruitment process. A customer could assert a claim for matters such as breach of a blocking arrangement or recommending a candidate who subsequently proves to be unsuitable for the position filled. Further, the current employer of a candidate whom we place could file a claim against us alleging interference with an employment contract. In addition, a candidate could assert an action against us for failure to maintain the confidentiality of the candidate’s employment search or for alleged discrimination or other violations of employment law by one of our customers.
     While we maintain employee practices liability insurance, we may incur unreimbursed out-of-pocket losses, fines or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team and costly and could have a negative impact on our business by increasing our costs, thereby decreasing our profits. In some cases, we have agreed to indemnify our customers against some or all of these types of liabilities. With respect to claims involving our co-employer relationship with our PEO and staffing customers, although our PEO and staffing services agreement provides that the customer will indemnify us for any liability attributable to the conduct of the customer or its employees, we may not be able to enforce such contractual indemnification, or the customer may not have sufficient assets to satisfy its obligations to us. We cannot assure you that we will not experience these problems in the future or that our insurance will cover all claims or that our insurance coverage will continue to be available at economically feasible rates.
Adverse developments in the market for excess worker’s compensation insurance could lead to increase in our costs
     We are insured from first dollar coverage, with minimal loss retention, and our maximum exposure to worker’s compensation claims is the pre-determined premiums paid. Changes in the market for excess worker’s compensation insurance may lead to limited availability of such coverage or additional increases in our insurance costs, either of which may increase our costs of doing business, thereby decreasing our profit.
We operate in a complex regulatory environment, and failure to comply with applicable laws and regulations could result in fines or other penalties.
     Corporate human resource operations are subject to a broad range of complex and evolving laws and regulations, including those applicable to payroll practices, benefits administration, employment practices and privacy. Because our customers have employees in many states throughout the United States, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret and may change from time to time. Violation of such laws and regulations could subject us to fines and penalties, damage our reputation, constitute a breach of our customer agreements, impair our ability to obtain and renew required licenses, and decrease our profitability or competitiveness. If any of these effects were to occur, our cost of doing business may increase, thereby decreasing our profitability.
Changes in government regulations may result in restrictions or prohibitions applicable to the provision of employment services or the imposition of additional licensing, regulatory or tax requirements.
     Our PEO and staffing businesses are heavily regulated in most jurisdictions in which we operate. We cannot assure you that the states in which we conduct or seek to conduct business will not:
•	Impose additional regulations that prohibit or restrict employment-related businesses like ours.

•	Require additional licensing or add restrictions on existing licenses to provide employment-related services.

•	Increase taxes or make changes in the way in which taxes are calculated for providers of employment-related services.

•	Make changes in the way in which employee benefits are required for providers of employment-related services.
     Any changes in applicable laws and regulations may make it more difficult or expensive for us to do business, inhibit expansion of our business, or result in additional expenses that limit our profitability or decrease our ability to attract and retain customers.
We may find it difficult to expand our business into additional states due to varying state regulatory requirements.
     Future growth in our operations depends, in part, on our ability to offer our services to prospective customers in new states, which may subject us to different regulatory requirements and standards. In order to operate effectively in a new state, we must obtain all necessary regulatory approvals, adapt our procedures to that state’s regulatory requirements and modify our service offerings to adapt to local market conditions. In the event that we expand into additional states, we may not be able to duplicate in other markets the financial performance experienced in our current markets.
Changes in state unemployment tax laws and regulations could restrict our ability to market our services and make our services less attractive to current or potential customers thereby resulting in a flattening or decrease of our revenues.
     Recently, there has been significant negative publicity relating to the use of staffing or PEO companies to shield employers from poor unemployment history and high state unemployment taxes, also referred to as SUTA. PEOs effectively manage their SUTA rates to much lower rates than do most customers on their own. Some states require that the customer retain their own SUTA rate when utilizing a PEO, and others permit the PEO to pay this under the experience of the PEO. PEOs can exist in either environment. New legislation enacted at the state or federal level to try to counter this perceived problem could have a material adverse effect on our business by, for example, making our services less attractive to our existing customers and potential customers or restricting our ability to market our services to existing or potential customers thereby preventing us from maintaining or increasing our revenues.
We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, or if our security measures are breached, our customer relationships and our ability to attract new customers may be adversely affected.
     Our business could be interrupted by damage to or disruption of our computer and telecommunications equipment and software systems, and we may lose data. Our customers’ businesses may be adversely affected by any system or equipment failure we experience. As a result of any of the foregoing, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. Precautions in place to protect us from, or minimize the effect of, such events may not be adequate.
     In addition, our business involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to customer data, our reputation will be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and are growing increasingly sophisticated. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, we could be liable and the market perception of our services could be harmed.

Acquisitions subject us to various risks, including risks relating to selection and pricing of acquisition targets, integration of acquired companies into our business and assumption of unanticipated liabilities.
     We may make acquisitions in the future. We cannot assure you that we will be able to identify or consummate any additional acquisitions on favorable terms or at all. If we do pursue acquisitions, we may not realize the anticipated benefits of the acquisitions. Acquisitions involve many risks, including risks relating to the assumption of unforeseen liabilities of an acquired business, adverse accounting charges, exposure to workers’ compensation and other costs in differing regulatory environments, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on our operating results, operational challenges arising out of integration of management information systems, and difficulties in integrating acquired companies into our business, both from a cultural perspective, as well as with respect to personnel and customer retention and technological integration. Acquired liabilities may be significant and may adversely affect our financial condition or results of operations. Our inability to successfully integrate acquired businesses may lead to increased costs, failure to generate expected returns, accounting charges, or even a total loss of amounts invested, any of which could have a material adverse effect on our financial condition and results of operations.
Risks related to our common stock
There has been no active public market for our common stock, and prospective investors may not be able to resell their shares at or above the purchase price paid by such investor, or at all.
     It is intended that our common stock will become eligible for trading on the OTC Bulletin Board trading system. The OTC Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:
•	The lack of readily available price quotations.

•	The absence of consistent administrative supervision of “bid” and “ask” quotations.

•	Lower trading volume.

•	Market conditions.

In addition, the value of our common stock could be affected by:
•	Actual or anticipated variations in our operating results.

•	Changes in the market valuations of other human capital solutions companies.

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

•	Adoption of new accounting standards affecting our industry.

•	Additions or departures of key personnel.

•	Introduction of new services by our competitors or us.

•	Sales of our common stock or other securities in the open market.

•	Changes in financial estimates by securities analysts.

•	Conditions or trends in the market in which we operate.

•	Changes in earnings estimates and recommendations by financial analysts.

•	Our failure to meet financial analysts’ performance expectations.

•	Other events or factors, many of which are beyond our control.
     In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.
Our common stock may be considered a “penny stock” and may be difficult to sell.
     The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. If, upon development of a market, the market price of our common stock falls below $5.00 per share, the SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares.

A significant amount of common stock will be eligible for sale six months after the effective date of the registration statement, of which this prospectus forms a part, and on the one-year anniversary of the recapitalization, and its sale could depress the market price of our common stock.
     The pre-recapitalization stockholders of Global Employment Holdings are prohibited from selling their 180,928 shares of common stock during the period commencing on March 31, 2006 and ending six months after the date on which the SEC declares the registration statement, of which this prospectus forms a part, effective. Similarly, members of our senior management hold 1,343,275 shares of our outstanding common stock and are prohibited from selling shares of their common stock during the one-year period starting on March 31, 2006, and are prohibited from selling more than 1/3 of their common stock during the one-year period thereafter. Sales of a significant number of shares of common stock in the public market after the release of these lock-ups could lower the market price of our common stock. Except for 180,928 shares of our common stock held by the original stockholders of R&R Acquisition I, all of our stockholders are subject to Rule 144 under the Securities Act, which, in general, permits a person who has held restricted shares for a period of one year, upon filing with the SEC a notification on Form 144, to sell into the market common stock in an amount equal to the greater of 1% of our outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. The resale of shares of our common stock registered by the registration statement, of which this prospectus forms a part, will not be subject to the restrictions of Rule 144 during the period the registration statement remains effective.
We cannot assure you that we will list our common stock on NASDAQ or any other national securities system or exchange.
     Although we intend to apply to list our common stock on NASDAQ or the American Stock Exchange, we do not currently meet the initial listing standards of either of those and we cannot assure you that we will be able to qualify for and maintain a listing of our common stock on either of those or any other stock system or exchange in the future. If we are unable to list our common stock on NASDAQ, the American Stock Exchange or another stock system or exchange, or to maintain the listing, we expect that our common stock will be eligible to trade on the OTC Bulletin Board, maintained by NASDAQ, another over-the-counter quotation system, or on the “pink sheets,” where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to the SEC’s penny stock rules that, if we failed to meet the specified criteria, impose various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rules may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of the common stock. It may also make it more difficult for us to raise additional capital.
Securities analysts may not initiate coverage or continue to cover our common stock and this may have a negative impact on our common stock’s market price.
     The trading market for our common stock may depend significantly on the research and reports that securities analysts publish about our business or us. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Our certificate of incorporation contains anti-takeover provisions which could discourage or prevent a takeover even if an acquisition would be beneficial to our stockholders.
     Our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control. The issuance of preferred stock could also adversely affect the voting powers of the holders of our common stock, including the loss of voting control to others.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.
     Our management does not have experience as officers of publicly traded companies, and Global Employment Solutions has never operated as a public company prior to the consummation of the recapitalization on March 31, 2006. It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act of 2002. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly traded companies to obtain.
If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.
     Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for the 2007 fiscal year, we will be required to furnish a report by our management on the internal control over financial reporting of Global Employment Solutions. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of 2007. We are just beginning the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.
     In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.
     In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.
     Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
     Grant Thornton LLP, our former accountant, issued an internal control deficiency letter in April 2005 that included a discussion of a material weakness related to the lack of sufficient controls over the accuracy and completeness of data submitted to our actuary for calculation of our self-insured workers’ compensation liability for fiscal year 2004. See the section entitled “Changes in and disagreements with accountants on accounting and financial disclosure” in this prospectus. Also, in the second quarter of 2006 we determined that our disclosure controls and procedures are not effective in the timely notification of information to our chief executive officer and chief financial officer, which resulted in our recording material adjustments in the consolidated condensed financial statements contained in our quarterly report on Form 10-Q for the period ended April 2, 2006 to deferred tax assets, income tax expense, warrant and conversion feature liability and the related discount to convertible debt and mandatorily redeemable preferred stock. We responded to each of these issues in the manner described above and as further set forth in Item 4 of our quarterly report on Form 10-Q for the period ended April 2, 2006.
FORWARD-LOOKING STATEMENTS
     This prospectus and other materials we will file with the SEC contain, or will contain, disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as the discussion of economic conditions in market areas and their effect on revenue growth, the potential for and effect of past and future acquisitions, the effect of changes in our company’s mix of services on gross margin, the adequacy of our workers’ compensation reserves and allowance for doubtful accounts, the effectiveness of our management information systems, and the availability of financing and working capital to meet funding requirements, and can generally be identified by the use of words such as may, believe, will, expect, project, estimate, anticipate, plan or continue. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; the risk that we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers’ compensation claims experience; collectibility of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.
     These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should also read, among other things, the risks and uncertainties described in the section of this prospectus entitled “Risk Factors.”

USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares of our common stock but may receive payment of the exercise price to convert warrants into common stock prior to sale thereof. Any payment of the exercise price received will be used for working capital.
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS
Market information
     There is currently no established market for our common stock. We intend initially to seek quotation of our common stock on the OTC Bulletin Board and we anticipate ultimately to apply to list our common stock on NASDAQ or the American Stock Exchange. Quotation or listing thereon is not assured. We do not currently meet the initial listing standards for NASDAQ or the American Stock Exchanage.
Stockholders and related matters
     As of April 28, 2006, there were approximately 160 holders of record of our common stock and 19 holders of record of our preferred stock.
     Please consult the section entitled “Risk Factors” for a discussion of risks associated with our common stock if it is considered to be a “penny stock” or if it is listed on the OTC Bulletin Board.
Determination of offering price
     The selling stockholders will sell at a price of $5,00 or a range per share until our common stock is quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices.
Dividends
     In March 2005, Global Employment Solutions made a payment, characterized as a dividend for accounting purposes, to holders of its restricted common stock and Series C preferred stock in the aggregate amount of $7.0 million.
     In connection with the recapitalization, on March 31, 2006, we paid a dividend to approximately 250 former shareholders of Global Employment Solutions in the aggregate amount of $40.5 million.
     We do not intend to pay any dividends on our common stock in the foreseeable future. We are restricted or prohibited from paying common stock dividends by the terms of our preferred stock, convertible notes and senior debt facility.

SELECTED FINANCIAL INFORMATION
     The following table sets forth the consolidated financial data of Global Employment Holdings for the fiscal quarters ended April 2, 2006 and April 3, 2005 and for the fiscal years ended 2005, 2004, 2003, 2002 and 2001. The data should be read in conjunction with our corresponding consolidated financial statements and notes thereto, and with “Management’s discussion and analysis of financial condition and results of operations” below.

	Fiscal quarters ended		Fiscal years ended
	April 2, 2006	April 3, 2005	2005	2004	2003	2002	2001
(All amounts in thousands, except per share data)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Revenues, net	$31,208	$24,673	$111,563	$97,126	$85,568	$64,144	$53,940
Gross profit	$8,844	$8,060	$34,370	$30,200	$27,231	$22,414	$24,090
SG&A expenses	$7,396	$6,003	$24,326	$23,935	$22,630	$25,341	$23,643
Depreciation and amortization	$153	$187	$729	$734	$707	$1,560	$2,008
Operating income (loss)	$1,295	$1,870	$9,314	$5,531	$3,894	$(4,487)	$(1,561)
Other income (expense)	$(3,265)	$(119)	$(58,100)	$(704)	$(798)	$(969)	$(5,858)
Net income (loss) before extraordinary items	$(1,672)	$1,046	$(52,418)	$2,793	$1,673	$(3,714)	$(4,224)
Gain on extinguishment of debt	—	—	—	—	—	$23,026	—
Net income (loss)	$(1,672)	$1,046	$(52,418)	$2,793	$1,673	$19,313	$(4,224)
Dividend paid to Series C preferred shareholders	—	$(6,300)	$(6,300)	—	—	$(289)	$(1,070)
Dividend accrued for Series A preferred stockholders	$(19)	—	—	—	—	—	—
Income (loss) available to common stockholders	$(1,691)	$(5,254)	$(58,718)	$2,793	$1,673	$19,024	$(5,294)
Income (loss) per share:
Basic and diluted
Net income (loss) before extraordinary items	$(0.35)	$(0.96)	$(10.95)	$0.51	$0.30	$0.70	$(1.09)
Gain on extinguishment of debt	—	—	—	—	—	$4.35	—
Income (loss) available to common stockholders	$(0.35)	$(0.96)	$(10.95)	$0.51	$0.30	$3.59	$(1.09)
Weighted average number of shares outstanding	4,890	5,479	5,363	5,471	5,547	5,298	4,865

Total assets	$57,707	$42,048	$52,920	$51,014	$51,953	$51,215	$46,987
Long term debt	$24,266	$17,821	—	$17,800	$17,370	$16,940	$17,188
Long term mandatorily redeemable preferred stock	$4,236	$6,903	$—	$5,856	$5,856	$5,856	—
Stockholders’ equity (deficit)	$(21,730)	$10,535	$(24,921)	$11,234	$8,443	$6,770	$1,970
Dividends declared or paid per common share	—	—	$1.20	—	—	—	—

The following summarizes quarterly operating results:

2005 quarters	1st	2nd	3rd	4th
(All amounts in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, net	$24,673	$26,476	$29,987	$30,427
Gross profit	$8,060	$8,484	$9,165	$8,661
Net income (loss)	$1,046	$1,462	$1,697	$(56,623	)*
Income (loss) available to common shareholders	$(5,254)	$1,462	$1,697	$(56,623	)*
Income (loss) per share:
Basic and diluted	$(.96)	$.26	$.31	$(11.50)

*	Includes adjustment for fair market value of restricted common stock and redeemable preferred stock.

2004 quarters	1st	2nd	3rd	4th
(All amounts in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, net	$22,397	$24,695	$24,848	$25,186
Gross profit	$6,845	$7,510	$7,715	$8,130
Net income	$406	$892	$764	$731
Income available to common shareholders	$406	$892	$764	$731
Income per share:
Basic and diluted	$.07	$.16	$.14	$.13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following “Management’s discussion and analysis of financial condition and results of operations” together with the financial statements and related notes included elsewhere in this prospectus.
Overview
     Our revenues consist of staffing services and PEO services fees. Staffing services revenues are derived from services performed for direct hire placement, short-term temporary staffing, contract temporary staffing, on-site management and human resources administration. PEO services revenues are derived from contractual agreements with PEO customers. Our staffing services revenues represent all amounts invoiced to customers for direct payroll, employer payroll related taxes, workers’ compensation coverage and a service fee (equivalent to a mark-up percentage). PEO service fee revenues are recognized in accordance with EITF 99-19, Reporting Revenues Gross as a Principal Versus Net as an Agent. As such, our PEO services revenues include amounts invoiced to PEO customers for employer payroll related taxes, workers’ compensation coverage, and a gross profit. Thus, amounts invoiced to PEO customers for salaries, wages, health insurance and employee out-of-pocket expenses incurred incidental to employment are excluded from PEO services revenues and cost of services.
     The cost of services is comprised of direct payroll costs for staffing services, employer payroll-related taxes and employee benefits and workers’ compensation. Direct payroll costs represent the gross payroll earned by staffing services employees based on salary or hourly wages. Payroll taxes and employee benefits consist of the employer’s portion of social security and Medicare taxes, federal unemployment taxes, state unemployment taxes and staffing services employee reimbursements for materials, supplies and other expenses, which are paid by the customer.

     Workers’ compensation expense consists primarily of premiums incurred based upon the classification code of the payroll costs.
     Selling, general and administrative, also referred to as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch operating expenses consist primarily of branch office payroll and personnel related costs, advertising, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy costs, information systems costs and executive and corporate staff incentive bonuses.
     Depreciation is computed using the straight-line method over the assets’ estimated useful lives ranging from three to 10 years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Amortization of other assets consists of the amortization of contractual operating rights, which are amortized using the straight-line method which approximates the effective interest method over their estimated useful lives of two to three years.
Critical accounting policies and estimates
     We have identified the policies listed below as critical to our business and the understanding of its results of operations. For a detailed discussion of the application of these and other accounting policies, see note A in the notes to the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States, also referred to as GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     Revenue recognition
     Our PEO revenues consist of amounts received or receivable under employee leasing customer service agreements. Amounts billed to PEO customers include actual wages of employees dedicated to each work-site and related payroll taxes, a contractual administrative fee, workers’ compensation charges and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to customers for workers’ compensation coverage and unemployment insurance for the leased employees and our actual cost of the insurance. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record PEO revenues net, having determined that this better reflects the substance of the transactions between us and our PEO customers. We believe this provides greater comparability to the financial results of the rest of the industry. In addition, it allows us to focus on, and investors to better understand, our financial results.
     Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenues are billed.
     Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred, usually less than one calendar month, and recognized over the proper service dates.
     Temporary service revenues are recognized as our employees render services to customers. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.

     Allowance for doubtful accounts
     In our business, we must make estimates of the collectibility of accounts receivable. At April 2, 2006 and at the end of our 2005 fiscal year, on January 2, 2006, accounts receivable represented approximately 41% of our total assets. Management analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in the customers’ payment tendencies when evaluating the adequacy of the allowance for doubtful accounts. We monitor all accounts weekly and evaluate the allowance for doubtful accounts quarterly. If our customers’ financial condition were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
     Intangible assets and goodwill
     Goodwill, which on January 1, 2006 represented approximately 35% of our total assets, represents the excess of the purchase prices over the fair value of assets acquired in the business acquisitions of the subsidiaries disclosed in note A in the notes to the financial statements. Goodwill is evaluated annually for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, also referred to as SFAS No. 142. As a result of the adoption of SFAS No. 142, we discontinued the amortization of goodwill effective December 31, 2001. SFAS No. 142 also requires that we perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. We perform the annual impairment test as of the last day of each fiscal year. The two-step approach to assess goodwill impairment requires us first to compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.
     SFAS No. 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of our company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data, was the most appropriate valuation methodology.
     We determined that each of our subsidiaries was an individual reporting unit as defined by SFAS No. 142. Accordingly, each subsidiary that had goodwill recorded, Excell Personnel Services Corporation, Friendly Advanced Software Technology and Main Line Personnel Services in our staffing services segment, and Southeastern Staffing in our PEO services segment, was valued for purposes of the impairment calculation based on multiples of trailing twelve month EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during the fiscal years 2005, 2004 or 2003.
     Stock-based compensation
     We adopted the fair value method of accounting pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, for all issuances of stock options to non-employees of the company. We used the intrinsic value method under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees on or before January 1, 2006. Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant.
     We did not grant any stock options to employees during our fiscal years 2005, 2004 and 2003 and there were no outstanding stock option grants as of January 1, 2006.

     In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payments (SFAS No. 123(R)), which was intended to replace SFAS No. 123 and supercede APB No. 25. As issued, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 no longer is an alternative to financial statement recognition. In April 2005, the SEC issued a press release that revises the required date of adoption of SFAS 123(R). The SEC allows companies to postpone adoption of SFAS 123(R) until the beginning of the first annual period beginning after June 15, 2005. Consequently, we will adopt the fair value method of accounting pursuant to SFAS No. 123(R) for all issuances of restricted stock and stock options beginning in the fiscal year 2006. We have not yet determined the effect on our financial position or results of operation of adopting SFAS No. 123(R).
New accounting pronouncements
     For a discussion of recent accounting pronouncements and their potential effect on our results of operations and financial condition, refer to note A in the notes to the financial statements.
Results of operations
     The following table sets forth the percentages of total revenues represented by selected items in our statements of operations for the fiscal quarters ended April 2, 2006 and April 3, 2005 and for the fiscal years ended 2005, 2004 and 2003. References below to notes to financial statements are references to the notes to the financial statements included elsewhere in this prospectus.
Percentage of total net revenues

	Fiscal quarters ended		Fiscal years ended
	April 2, 2006	April 3, 2005	2005	2004	2003
	(Unaudited)	(Unaudited)
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of services	71.66%	67.33%	69.2%	68.9%	68.2%

Gross profit	28.34%	32.67%	30.8%	31.1%	31.8%

Operating expenses
SG&A	23.70%	24.33%	21.8%	24.6%	26.4%
Depreciation and amortization	0.49%	0.76%	0.7%	0.8%	0.9%

Total operating expenses	24.19%	25.09%	22.5%	25.4%	27.3%

Operating income (loss)	4.15%	7.58%	8.3%	5.7%	4.5%

Operating expenses
Interest expense, net of interest income	(0.31%)	(0.28%)
Other income (expense)	(10.15%)	(0.20%)	(52.1%)	(0.7%)	(0.9%)

Total operating expenses	(10.46%)	(0.48%)

Income (loss) before income taxes	(6.31%)	7.10%	(43.8%)	5.0%	3.6%
Income tax expense (benefit)	(0.95%)	2.86%	3.3%	2.1%	1.6%

Net income (loss)	(5.36%)	4.24%	(47.1%)	2.9%	2.0%

     We report PEO revenues on a net basis as opposed to a gross basis as described above. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is informative as to the level of our business activity and useful in managing its operations.
     A reconciliation of non-GAAP gross revenues to net revenues is as follows for the fiscal quarters ended April 2, 2006 and April 3, 2005 and for the fiscal years ended 2005, 2004 and 2003:

	Gross reporting method	Reclassification	Net reporting method
For the fiscal quarter ended April 2, 2006 (unaudited)
Revenues, net	$121,302,000	$(90,094,000)	$31,208,000
Cost of services	(112,458,000)	90,094,000	(22,364,000)

Gross profit	$8,844,000	$—	$8,844,000

For the fiscal quarter ended April 3, 2005 (unaudited)
Revenues, net	$103,088,000	$(78,415,000)	$24,673,000
Cost of services	(95,028,000)	78,415,000	(16,613,000)

Gross profit	$8,060,000	$—	$8,060,000

For the fiscal year ended 2005:
Revenues, net	$439,990,898	$(328,428,380)	$111,562,518
Cost of services	(405,621,025)	328,428,380	(77,192,645)

Gross profit	$34,369,873	$—	$34,369,873

For the fiscal year ended 2004:
Revenues, net	$381,368,111	$(284,242,332)	$97,125,779
Cost of services	(351,168,380)	284,242,332	(66,926,048)

Gross profit	$30,199,731	$—	$30,199,731

For the fiscal year ended 2003:
Revenues, net	$326,355,119	$(240,787,377)	$85,567,742
Cost of services	(299,124,287)	240,787,377	(58,336,910)

Gross profit	$27,230,832	$—	$27,230,832

Fiscal quarters ended April 2, 2006 and April 3, 2005 (amounts are rounded to the nearest thousand except earnings per share and unaudited)
Revenues increased $6,535,000, or 26.5%, from $24,673,000 for the three months ended April 3, 2005 to $31,208,000 for the three months ended April 2, 2006. The year-over-year revenue growth is primarily attributable to a 49.4% increase in the average number of billed hours in the staffing services segment and a 10.0% increase in worksite employees at the PEO services segment, offset slightly by a reduction in average bill rates in the staffing services segment. Our revenue growth was achieved without acquisitions, new branch office openings or new service line offerings in what is typically one of our more seasonally impacted quarters due to holidays and general seasonal slowdowns. These results are due to the strength of the end markets we serve and the investments we have made in hiring additional experienced sales and fulfillment personnel in all lines of business. In addition, through tighter operational execution, we have realized positive gains from improved sales and recruiting practices, management focus and incentive compensation programs.
Staffing services revenues increased $5,544,000, or 32.4%, from $17,119,000 for the three months ended April 3, 2005 to $22,663,000 for the three months ended April 2, 2006. Direct hire fee revenues (included in staffing segment revenues) decreased $665,000, or 32.5%, from $2,049,000 for the three months ended April 3, 2005 to $1,384,000 for the three months ended April 2, 2006. Our direct hire fee revenues were lower due to a reduction in our direct hire staffing consultants. Management remains committed to augmenting our direct hire services offering.
PEO services revenues increased $964,000, or 12.8%, from $7,554,000 for the three months ended April 3, 2005 to $8,518,000 for the three months ended April 2, 2006. The increase was due to a 10.0% increase in worksite employees and a 2.5% increase in average revenue per employee.
Gross profit increased $784,000 from $8,060,000 for the three months ended April 3, 2005 to $8,844,000 for the three months ended April 2, 2006 due to an increase in PEO worksite revenues and staffing consulting and temporary revenues, offset by a decrease permanent placement fees and gross margin percentage. Gross margin decreased from 32.7% to 28.3% for the three months ended April 3, 2005 and April 2, 2006, respectively. During the first quarter of 2006, our consolidated gross margin decreased due to an increase in state unemployment insurance rates, a greater percentage of our consolidated revenues coming from our lower margin lines of business and lower permanent placement fees. The increase in state unemployment insurance rates was primarily attributable to the State of Georgia where we experienced an increase in losses and increased payroll, resulting in higher state reserve requirements.
Staffing services gross profit increased $227,000 from $5,045,000 for the three months ended April 3, 2005 to $5,272,000 for the three months ended April 2, 2006 due to an increase in revenues, offset by a decrease in gross margins. Gross margins for the segment decreased from 29.5% to 23.4% for the three months ended April 3, 2005 and April 2, 2006, respectively. Gross margins were negatively impacted by lower permanent placement fee revenues and an increase in state unemployment insurance rates, as mentioned above.
PEO services gross profit increased $557,000 from $3,015,000 for the three months ended April 3, 2005 to $3,572,000 for the three months ended April 2, 2006. Gross margins for the segment increased from 39.9% to 41.9% for the three months ended April 3, 2005 and April 2, 2006, respectively. The increase in gross margins was primarily due to an overall increase in average margin per worksite employee due to favorable workers’ compensation rates.
Selling, general and administrative, also referred to as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch operating expenses consist primarily of branch office payroll and personnel related costs, advertising, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy costs, information systems costs, executive and corporate staff incentive bonuses, expenses related to being a publicly-traded company and other general and administrative expenses.
SG&A expenses increased $1,393,000, or 23.2%, from $6,003,000 for the three months ended April 3, 2005 to $7,396,000 for the three months ended April 2, 2006. The increase in operating expenses is primarily the result of increased staffing consultant salaries, commissions and bonuses in the 2006 period versus the 2005 period due to higher field headcount generating higher revenues, and higher bad debt expense and $968,000 of retention bonuses paid to senior management related to the recapitalization. Assuming no significant changes in our business environment, we do not expect a significant change in SG&A expenses in the second quarter of 2006 from levels experienced in the first quarter, except for the added burden of expenses related to being a publicly-traded company, additional headcount and the exclusion of retention bonuses paid in the first quarter as a result of the recapitalization.
Other expense increased $3,146,000 from 2005. This increase relates primarily to $3,089,000 of expenses related to one-time costs of the recapitalization on March 31, 2006. Recapitalization expenses included $1,010,000 of investment services, $779,000 of legal and accounting, $905,000 of stock issued to former stockholders of R&R Acquisition I as compensation for the shell and $395,000 of other miscellaneous costs.
Interest expense, net, remained relatively flat; increasing slightly from $69,000 for the three months ended April 3, 2005 to $90,000 for the three months ended April 2, 2006. Interest expense will increase as a result of the issuance of our convertible notes, Series A convertible preferred stock and funding on the line of credit and term note.
The provision for income taxes decreased from a tax expense of $705,000 for the three months ended April 3, 2005 to a benefit of $298,000 for the three months ended April 2, 2006. The benefit in fiscal 2006 was due to operating losses generated by the share purchase and recapitalization costs.
Liquidity and capital resources — fiscal quarter ended April 2, 2006
Our operating cash flows have been our primary source of liquidity and historically have been sufficient to fund our working capital and capital expenditure needs. Our working capital requirements consist primarily of the financing of accounts receivable and related payroll expenses. The borrowings on our revolving line of credit were done to fund the share purchase requirements of the recapitalization in 2006 and a dividend payment in 2005.
Compared to the same quarter in 2005, net cash provided by operating activities increased $1,793,000 in 2006 primarily due to changes in operating assets and liabilities as outlined below, offset by a net loss for the three months ended April 2, 2006.
Our cash position at April 2, 2006 was $1,146,000, an increase of $1,008,000 from January 2, 2006. The major components of the increase include cash provided by operations of $1,446,000, partially offset by capital expenditures of $75,000 and financing activities of $363,000.
Cash provided by operations of $1,446,000 is comprised of a net loss of $1,672,000 adjusted for non-cash charges of $188,000 and the net change in operating assets and liabilities of $2,930,000. Non-cash charges consisted primarily of depreciation and amortization, provision for doubtful accounts, deferred taxes and non cash adjustments related to the recapitalization. The net change in operating assets and liabilities consisted principally of funding the increase in accounts receivable of $2,181,000, offset by a net increase in accrued liabilities of $5,290,000.
Cash used for investing activities was $75,000 for the three months ended April 2, 2006, which was for capital expenditures primarily related to acquisition of computer related equipment.
Cash used in financing activities was $363,000 for the three months ended April 2, 2006, which consisted primarily of the proceeds from the sale of our convertible notes ($30,000,000), common and Series A convertible preferred stock ($17,000,000) and the proceeds of bank debt ($10,732,000), offset by the repurchase of shares of the prior shareholders ($40,520,000), payoff of debt ($15,524,000) and debt issuance costs of $1,508,000.
Accounts receivable represented 82% and 84% of current assets as of April 2, 2006 and January 1, 2006, respectively. The accounts receivable balance increased 9.2% while revenues increased 2.6% between the end of fiscal year 2005 and April 2, 2006. Increased revenues of 2.6% would result in an increase of $560,000 in accounts receivable at April 2, 2006. The additional increase of $1.4 million in the accounts receivable balance as of April 2, 2006 was due primarily to:

•	A slight increase in day’s sales outstanding, or DSOs, in the staffing services segment.

•	The fiscal year end accounts receivable balances included billings from the short holiday weeks while the first quarter balances included full billing weeks.

Customer payments to our PEO services segment are in the form of ACH debits initiated by us, cash on delivery, company or certified checks, or direct wire transfers on the day of payroll. DSOs for the PEO services segment is effectively zero. DSOs for the staffing services segment increased slightly from 46.9 days at January 1, 2006 to 47.6 days at April 2, 2006.
Management expects that current liquid assets, the funds anticipated to be generated from operations and credit available under our credit agreement with Wells Fargo and other potential sources of financing will be sufficient in the aggregate to fund our working capital needs for the foreseeable future. We anticipate using funds from operations and borrowings under the line of credit to pay off the term note within twelve months.
We expect that income generated from operations and the potential conversion of our convertible notes and preferred stock will provide us with positive stockholders’ equity; however, should such conversion not occur, we may require additional equity or debt financing to refinance our convertible notes and preferred stock.
     Fiscal years ended 2005 and 2004 (amounts are rounded to the nearest thousands except earnings per share)
     Revenues for the fiscal year ended 2005 totaled $111,563,000, an increase of $14,437,000 or 14.9% over 2004 revenues of $97,126,000. The increase in total revenues was due primarily to growth in both staffing services revenues and PEO service fee revenues.
     PEO services revenues increased $3,317,000 or 12.3%, while staffing services revenues increased $11,120,000 or 15.9%. The increase in PEO service fee revenues for 2005 was primarily due to increased demand for our human resource management services. The increase in staffing services revenues for 2005 was primarily due to the increased service offerings as well as the maturing of new branch openings. Management expects that demand for our staffing services will continue to reflect overall economic conditions in our market areas. The share of staffing services revenues increased to 72.8% of total revenues for 2005, as compared to 72.1% for 2004. The share of PEO services revenues decreased to 27.2% of total revenues for 2005, as compared to 27.9% for 2004.
     Net loss for the fiscal year ended 2005 was $52,418,000, a decrease of $55,211,000 over the net income of $2,793,000 for 2004. The decrease in the net income was attributable to the recording of a restricted stock compensation expense and a fair market value valuation of redeemable preferred stock totaling $57,845,000 related to the impending recapitalization, which subsequently took place on March 31, 2006. We recorded these expenses because it was probable that the recapitalization would occur. For a further discussion of this, please refer to notes J and M in the notes to the financial statements. Net income adjusted for the stock compensation increased $2,634,000 over 2004 due to higher gross margin dollars as a result of significant growth in our staffing services and PEO services business, offset by a small increase in SG&A expenses as a result of leveraging our existing resources. Our improved operating results continue to reflect, in part, the competitive advantage of offering a broad array of human resource management services through our PEO arrangements, expanded service offerings in the staffing segment and leveraging the human resources in each of our locations. This competitive advantage has enabled us to significantly increase business opportunities in all the locations we service. We anticipate this favorable trend to continue into the foreseeable future.
     Basic and diluted loss per share for 2005 was $(10.95) as compared to basic and diluted income per share of $.51 for 2004. The decrease was a direct result of the restricted stock compensation expense and the $6.3 million dividend paid to preferred stockholders in March 2005.
     Gross margin for 2005 totaled $34,370,000, which represented an increase of $4,170,000 or 13.8% over 2004. The gross margin percent decreased from 31.1% of revenues for 2004 to 30.8% for 2005. The decrease in the gross margin percentage was due to higher payroll taxes, offset by lower workers’ compensation costs and a slight increase in permanent placement revenues, as a percentage of net revenues. The increase in payroll taxes from 2004 to 2005 was primarily attributable to higher statutory state unemployment tax rates in various states in which we operate.

     Workers’ compensation expense for 2005 totaled $13,295,000, which compares to $12,419,000 for 2004, a 7.1% increase. The increase in workers’ compensation expense was generally due to increased business activity, offset by favorable loss experience and other discounts available with respect to safety and loss management. We expect gross margin, as a percentage of net revenues, to continue to be influenced by fluctuations in the mix between staffing and PEO services, including the mix within the staffing segment. Future gross margin trends can be affected by changes in statutory unemployment rates as well as workers’ compensation expense, which may be negatively affected by unanticipated adverse loss development of claims reserves.
     In connection with our workers’ compensation program, we have maintained guaranteed cost policies with minimal loss retention for workers compensation coverage in the states in which we operate. Management believes that we obtained the most favorable terms and conditions available given current market conditions.
     SG&A expenses consist of compensation and other expenses incident to the operation of our headquarters, the branch offices and the marketing of our services. SG&A expenses for 2005 amounted to $24,326,000, an increase of $391,000 or 1.6% over 2004. SG&A expenses, expressed as a percentage of net revenues, declined from 24.6% for 2004 to 21.8% for 2005. The increase in total SG&A dollars was primarily due to increases in branch personnel and related expenses as well as marketing costs as a result of the growth in our business, offset by decreases in professional fees. We expect SG&A expenses to increase in 2006 as a result of additional professional fees, internal staff and consulting costs related to being a public company, additional costs associated with the implementation of Sarbanes-Oxley processes and procedures and the retention bonuses paid to senior management.
     Depreciation and amortization totaled $729,000 for 2005, which compares to $734,000 for 2004. The depreciation and amortization expense level remained comparable to 2004 amounts due to current low level of capital expenditures.
     Interest expense totaled $256,000 for 2005, a decrease of $434,000 from 2004 due to a decrease in amortization of debt discount and issuance costs.
     Our effective income tax rate for 2005 was (7.4%), as compared to 42.1% for 2004. The lower 2005 effective rate was primarily attributable to the restricted stock compensation expense and the valuation of redeemable preferred stock, which are not deductible for federal income tax purposes.
     On January 1, 2006, we had net deferred income tax assets of $8,184,000 primarily reflecting temporary differences between taxable income for financial accounting and tax purposes, which will reduce taxable income in future years. As discussed in note I in the notes to the financial statements and pursuant to GAAP, we are required to assess the realization of the deferred income tax assets as significant changes in circumstances may require adjustments during future periods. We have established a valuation allowance against our net deferred tax assets as of January 1, 2006 and January 2, 2005, of $895,000. The valuation allowance results from uncertainty regarding our ability to produce sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. We determined that the net deferred tax assets related to specific state net operating loss carryforwards should remain subject to an allowance until it has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets. The amount of the net deferred income tax assets actually realized could vary, if there are differences in the timing or amount of future reversals of existing deferred income tax assets or changes in the actual amounts of future taxable income as compared to operating forecasts. If our operating forecast is determined to no longer be reliable due to uncertain market conditions, our long-term forecast may require reassessment. As a result, in the future, a valuation allowance may be required to be established for all or a portion of the net deferred income tax assets. Such a valuation allowance could have a significant effect on our future results of operations and financial position.
     We offer various qualified employee benefit plans to our employees, including our PEO employees. These qualified employee benefit plans include a savings plan under Section 401(k) of the Internal Revenue Code, a cafeteria plan under Section 125 of the Internal Revenue Code, a group health plan, a group life insurance plan and group disability insurance plan. Generally, qualified employee benefit plans are subject to provisions of both the

Internal Revenue Code and the Employee Retirement Income Security Act of 1974. In order to qualify for favorable tax treatment under the Internal Revenue Code, qualified plans must be established and maintained by an employer for the exclusive benefit of its employees.
     Fiscal years ended 2004 and 2003 (amounts are rounded to the nearest thousands except earnings per share)
     Revenues for the fiscal year ended 2004 totaled $97,126,000, an increase of approximately $11,558,000 or 13.5% over 2003 revenues of $85,568,000. The increase in total revenues was due to significant growth in both staffing services and PEO service fee revenues.
     PEO services revenues increased $3,143,000 or 13.1%, while staffing services revenues increased $8,415,000 or 13.7%, which resulted in a slight decrease in the share of PEO service fee revenues to 27.9% of total revenues for 2004, as compared to 28% for 2003. The increase in PEO service fee revenues for 2004 was primarily due to increased demand for our human resource management services. The increase in staffing services revenues for 2004 was primarily due to the increased service offerings as well as new branch openings. The share of staffing services revenues had a corresponding increase from 72% of total revenues for 2003 to 72.1% for 2004.
     Net income for the fiscal year ended 2004 was $2,793,000, an improvement of $1,120,000 over the net income of $1,673,000 for 2003. The improvement in the net income was primarily attributable to higher gross margin dollars, primarily due to a 13.5% increase in revenues, offset in part by an increase in SG&A expenses to support the increase in business activity. Basic and diluted income per share for 2004 was $.51 as compared to basic and diluted income per share of $.30 for 2003.
     Gross margin for 2004 totaled $30,200,000, which represented an increase of $2,969,000 or 10.9% over 2003. The gross margin percent decreased from 31.8% of revenues for 2003 to 31.1% for 2004. The decrease in the gross margin percentage was due to higher payroll taxes, offset by lower workers’ compensation costs and a slight increase in permanent placement revenues, as a percentage of net revenues. The increase in payroll taxes from 2003 to 2004 was primarily attributable to higher statutory state unemployment tax rates in various states in which we operate. Workers’ compensation expense for 2004 totaled $12,419,000, which compares to $11,465,000 for 2003, an 8.3% increase. The increase in workers’ compensation expense was generally due to increased business activity, offset by favorable loss experience and other discounts available with respect to safety and loss management.
     SG&A expenses for 2004 amounted to $23,935,000, an increase of $1,305,000 or 5.8% over 2003. SG&A expenses, expressed as a percentage of net revenues, declined from 26.4% for 2003 to 24.6% for 2004. The increase in total SG&A dollars was primarily due to increases in branch personnel and related expenses as a result of the growth in all business lines as well as the addition of additional service offerings and new branches.
     Depreciation and amortization totaled $734,000 for 2004, which compares to $707,000 for 2003. The depreciation and amortization expense level remained comparable to 2003 amounts due to low level of capital expenditures.
     Interest expense totaled $690,000 for 2004, a decrease of $122,000 from 2003 due to a decrease in our borrowing needs due to cash generated from operations.

     Liquidity and capital resources — fiscal year ended January 1, 2006
     Our cash position at January 1, 2006 of $138,000 changed slightly from $152,000 at January 2, 2005. The change in cash at January 1, 2006 was primarily generated from net income, as adjusted for the restricted stock compensation expense, valuation of redeemable preferred stock, increases in accrued payroll, payroll taxes and related benefits, workers’ compensation liabilities and bank overdrafts, offset by increases in accounts receivable, prepaid and other assets.
     Net cash provided by operating activities for 2005 amounted to $5,066,000, as compared to net cash provided by operating activities of $6,171,000 for 2004. For 2005, net cash provided by operating activities was primarily attributable to net income of $5,427,000, as adjusted for the restricted stock compensation expense and valuation of redeemable preferred stock, together with increases in accrued payroll and related benefits and increases in workers’ compensation liabilities totaling $1,478,000, offset in part by an increase of $5,364,000 in trade accounts receivable. For 2004, net cash provided by operating activities was primarily attributable to net income of $2,793,000, an increase in accrued payroll and related benefits and increases in workers’ compensation liabilities of $1,221,000, offset in part by an increase of $1,019,000 in trade accounts receivable.
     Net cash used in investing activities totaled $324,000 for 2005, as compared to $556,000 for 2004. For 2005 and 2004, the principal uses of cash for investing activities were purchases of computer equipment. We presently have no material long-term commitments for capital expenditures, nor do we anticipate any in the foreseeable future.
     Net cash used in financing activities for 2005 amounted to $4,757,000, which compares to net cash used in financing activities of $5,600,000 in 2004. For 2005, the principal use of cash for financing activities was a $7,000,000 dividend payment to holders of restricted common stock and Series C preferred stock, offset by a $2,266,000 increase in bank overdrafts. For 2004, the principal use of cash for financing activities was a $4,742,000 net repayment to retire a revolving line of credit, common and preferred stock repurchases totaling $228,000 and a reduction in bank overdrafts of $631,000.
     Accounts receivable represented 84% and 82% of current assets as of January 1, 2006 and January 2, 2005, respectively. The accounts receivable balance increased 30% while revenues increased 14.9% between 2005 and 2006. Increased revenues of 14.9% would result in an increase of $2.5 million in accounts receivable at January 1, 2006. The additional increase of $2.5 million in the accounts receivable balance as of January 1, 2006 was due primarily to:
•	The timing of approximately $1.3 million cash deposits in the PEO services segment was due to bank holiday timing between the years.
•	A spike in staffing services revenues in the fourth quarter of fiscal year 2005 from three customers in excess of the annualized growth percentage.
     Customer payments to our PEO services segment are in the form of ACH debits initiated by us, cash on delivery, company or certified checks, or direct wire transfers on the day of payroll. Day’s sales outstanding, or DSOs, for the PEO services segment is effectively zero. DSOs for the staffing services segment were 46.9 days, 48.8 days and 45.1 days for each of the fiscal years 2005, 2004 and 2003, respectively.
     In March 2002, Global Employment Solutions and its subsidiaries entered into a credit and security agreement with Wells Fargo providing term and revolving credit facilities and letters of credit collateralized by its accounts receivable. Their obligations thereunder are secured by liens on all or substantially all of their assets in favor of Wells Fargo. We are a guarantor of the obligations under the credit agreement. In connection with the recapitalization on March 31, 2006, Global Employment Solutions amended the agreement, increasing the maximum available borrowings from $10.0 million to $20.0 million. The agreement provides for up to $5.0 million borrowings under a term facility and a revolving line of credit of up to $15.0 million, limited to 90% of eligible billed receivables and 75% of unbilled receivables until such time as the term note is paid in full, at which time the percentages for eligible billed and unbilled receivables will be reduced to 85% and 70%, respectively. The term note is payable monthly, amortizable over a 36-month period, and has a balloon payment due at 24 months. The term note bears interest at the prime rate plus 2.75%. Interest on the revolving line of credit is payable at the prime rate (7% on January 1, 2006), subject to a minimum payment of $7,500 per month. Global Employment Solutions pays a fee of 0.25% per year on the unused portion of the available credit. The term of the agreement expires on July 31, 2009. There were no outstanding borrowings on January 1, 2006 and January 2, 2005. The agreement requires payments to be made into blocked lockbox accounts controlled by Wells Fargo, and the agreement contains a provision that allows Wells Fargo to call the outstanding balance of the line of credit if any material adverse change in our business or financial condition occurs. As of January 1, 2006, there were two outstanding letters of credit with Wells Fargo in the total amount of $235,085, both of which expire on December 31, 2006. The amount available under this line of credit was approximately $9,765,000 and $7,210,000 as of January 1, 2006 and January 2, 2005, respectively.
      As a result of our recording the restricted stock compensation expense related to our restricted common stock and the fair market value valuation of redeemable preferred stock, Global Employment Solutions was in default of the minimum net income and net worth covenants in the agreement as of January 1, 2006. Wells Fargo waived these defaults in connection with the March 31, 2006 recapitalization. From time to time, various defaults have occurred under the credit agreement, all of which have either been cured by Global Employment Solutions or waived by Wells Fargo. There are currently no defaults under the credit agreement, and we have agreed with Wells Fargo to amend and restate the credit agreement on or before July 14, 2006 with new financial covenants that reflect the recapitalization. These covenants will be summarized in this prospectus prior to the registration statement of which it is a part is declared effective by the SEC.

     Management expects that current liquid assets, the funds anticipated to be generated from operations, and credit available under our credit agreement with Wells Fargo and other potential sources of financing, will be sufficient in the aggregate to fund our working capital needs for the foreseeable future.
      We anticipate using funds from operations and borrowings under the revolving line of credit to pay off the term note within 12 months.
      We expect that income generated from operations and the potential conversion of our convertible notes and preferred stock will provide us with positive stockholders’ equity; however, should such conversion not occur, we may require additional equity or debt financing to refinance our convertible notes and preferred stock.
     Fluctuations in quarterly operating results
     We have historically experienced significant fluctuations in our quarterly operating results and anticipate such fluctuations to continue in the future. Our operating results may fluctuate due to a number of factors such as seasonality, wage limits on payroll taxes, claims experience for workers’ compensation, demand and competition for services. Our revenue levels fluctuate from quarter to quarter primarily due to the impact of seasonality on our staffing services business. Payroll taxes and benefits fluctuate with the level of direct payroll costs, but tend to represent a smaller percentage of revenues and direct payroll later in the fiscal year as federal and state statutory wage limits for unemployment and social security taxes are exceeded by some employees.
     Contractual obligations
     Our contractual obligations as of January 1, 2006, including long-term debt and commitments for future payments under non-cancelable lease arrangements, are summarized in the table below:

	Payments due by period
		Less than	1-3	4-5	After
	Total	1 year	years	years	5 years
Long-term debt	$17,820,733	$17,820,733	$—	$—	$—
Operating leases	2,158,334	903,369	1,245,858	9,107	—

Total contractual cash obligations	$19,979,067	$18,724,102	$1,245,858	$9,107	$—

     The long-term debt from January 2, 2005 was reclassified as current liabilities as of January 1, 2006 because it was probable that the recapitalization would occur prior to December 31, 2006. This debt was paid-off in full in connection with the recapitalization.
     Inflation
     Inflation generally has not been a significant factor during the periods discussed above.
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
     Our exposure to market risk for changes in interest rates is short-term. In connection with the recapitalization, Global Employment Solutions borrowed approximately $5.7 million on its revolving line of credit with Wells Fargo and $5.0 million on its term note. Interest on the revolving line of credit is payable at the prime rate, subject to a minimum payment of $7,500 per month. The term note is payable monthly, amortizable over a 36-month period, and has a balloon payment due at 24 months. The term note bears interest at the prime rate plus 2.75%. Based on our overall interest exposure at January 1, 2006, a 100 basis point increase in market interest rates would not have a material effect on the fair value of our long-term debt or results of operations. As of March 31, 2006, neither we nor Global Employment Solutions had entered into any interest rate instruments to reduce our exposure to interest rate risk.
OUR BUSINESS
Overview of our business
     Through our wholly-owned operating subsidiary, Global Employment Solutions, we are a provider of human capital solutions with offices in key cities throughout the United States. Our business is divided into two major segments, staffing services and professional employer organization services, also referred to as PEO services.
     Staffing services
     The staffing services segment consists of several areas of specialization. We provide direct placement and temporary staffing services in a number of areas, such as light industrial, clerical, information technology, engineering, accounting and finance, call center and logistics, among others.
     Our direct hire placement practice group responds to our customers’ requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. We provide direct hire placement services on a contingency basis and as a retained service provider.

     Our temporary staffing services consist of on-demand or short-term staffing assignments, contract staffing, on-site management, and human resource administration.
     Short-term staffing services assist employers in dealing with employee demands caused by such factors as seasonality, fluctuations in customer demand, vacations, illnesses, parental leave, and special projects without incurring the ongoing expense and administrative responsibilities associated with recruiting, hiring and retaining permanent employees. As more and more companies focus on effectively managing variable costs and reducing fixed overhead, the use of short-term staffing services allows companies to utilize the “just-in-time” approach for their personnel needs, thereby converting a portion of their fixed personnel costs to a variable expense.
     Our contract staffing services place temporary employees with customers for time-periods of more than three months or for an indefinite time-period. This type of arrangement often involves outsourcing an entire department in a large corporation or providing the workforce for a large project.
     In an on-site management arrangement, we place an experienced manager on-site at a customer’s place of business. The manager is responsible for conducting all recruiting, employee screening, interviewing, drug testing, hiring and employee placement functions at the customer’s facility for a long-term or indefinite period.
     We also assist customers in providing human resource administration services. Many businesses, particularly those with a limited number of employees, find personnel administration requirements to be unduly complex and time consuming. These businesses often cannot justify the expense of a full-time human resource staff. In addition, the escalating costs of health and workers’ compensation insurance in recent years, coupled with the increased complexity of laws and regulations affecting the workplace, have created incentives for small to mid-sized businesses to outsource these managerial burdens. The outsourcing of non-core business functions, such as human resource administration, enables small enterprises to devote their resources to their core competencies.
     PEO services
     Our PEO services segment assists customers in managing human resources responsibilities and employer risks. In a PEO services arrangement, we enter into a contract to become a co-employer of the customer-company’s existing workforce. Pursuant to this contract, we assume responsibility for some or all of the human resource management responsibilities, including payroll, payroll taxes, employee benefits, health insurance, workers’ compensation coverage, workplace safety programs, compliance with federal and state employment laws, labor and workplace regulatory requirements and related administrative responsibilities. We have the right to hire and fire our PEO employees, although the customer-company remains responsible for day-to-day assignments, supervision and training and, in most cases, recruiting.
     Subsidiaries
     Global Employment Holdings is the parent corporation Global Employment Solutions, which is the parent corporation of a number of wholly-owned subsidiaries. Our staffing services segment consists of Temporary Placement Service, Inc., a Georgia corporation, Southeastern Personnel Management, Inc., a Florida corporation, Main Line Personnel Services, Inc., a Pennsylvania corporation, Friendly Advanced Software Technology, Inc., a New York corporation, and Excell Personnel Services Corporation, an Illinois corporation. Excell Personnel Services Corporation is the parent corporation of the inactive Pennsylvania corporation P.D. Quick Temps Inc. Our PEO services segment consists of Southeastern Staffing, Inc., a Florida corporation, which has the following subsidiaries: Bay HR, Inc., a Florida corporation, Southeastern Georgia HR, Inc., a Georgia corporation, Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc. and Southeastern Staffing VI, Inc., the latter five companies of which are Florida corporations. Southeastern Staffing is also the parent corporation of the inactive California corporation, Placer Staffing, Inc.

Our history
     We were formed in Delaware on May 19, 2004 under the name R&R Acquisition I, Inc. The company was formed as a vehicle to investigate, and if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation.
     On March 31, 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solutions’ outstanding equity securities. Also on March 31, 2006, Global Employment Solutions entered into a merger agreement with a wholly-owned subsidiary of ours resulting in Global Employment Solutions being 100% owned by Global Employment Holdings, effective April 10, 2006. The share exchange and merger was treated as a recapitalization of Global Employment Solutions for financial accounting purposes. In connection with the recapitalization of Global Employment Solutions, we issued convertible notes and warrants, convertible preferred stock and warrants, and common stock and warrants in private placements to an aggregate of 19 institutional investors, all of whom are accredited investors.
     Global Employment Solutions was formed in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999.
Industry overview
     We operate in two industry segments: staffing services and PEO services. The staffing and PEO services segments provide a wide array of human capital solutions to business, industrial, and professional enterprises.
     Staffing services segment overview
     American businesses are moving to a more outsourced model for the employment function, especially in entry-level positions. The core of the staffing services segment is human resource administration, which includes such functions as employee recruiting, interviewing, screening, drug testing, hiring, training, and regulatory compliance. These functions are not typically core competencies in most businesses. Other categories of service may include payroll processing, employee benefits and administration, workers’ compensation coverage, risk management, and work place safety programs.
     A recent industry analysis published in May 2006 by the American Staffing Association, also referred to as the ASA, reported the following percentages of staffing and contract employees working in the occupations listed below:

Industrial	35.1%
Professional-Management	21.0%
Office-Clerical	20.4%
Information Technology	9.3%
Health Care	7.8%
Technical	6.4%
     The ASA study further reported that temporary and contract staffing sales for 2005 totaled $69.5 billion, an 8.5% increase from 2004. Staffing Industry Analysts, Inc. estimated that contingent search sales in the permanent placement sector grew 25% in 2005 to $6.7 billion and retained search sales increased by 11% to $5.7 billion. Staffing industry sales for the year 2005 totaled $81.9 billion, up 10.5% from 2004.
     The ASA study quoted an industry analyst at Harris Nesbitt who projects that temporary staffing employment will grow 4% to 6% and revenues 7% to 9% in 2006. Staffing Industry Analyst, Inc. estimates that temporary help revenues will grow 9% in 2006 and search and placement revenues will grow 22%. The Bureau of Labor Statistics of the U.S. Department of Labor predicts that the employment service industry - which is primarily staffing - will grow at an average annual rate of 3.8% from 2004 to 2014, adding nearly 1.6 million new jobs. Among the 10 major occupational groups tracked by the Bureau of Labor Statistics, employment in the two largest in 2004 - professional and related occupations and service occupations- will increase the fastest and add the most jobs through 2014. These two groups alone are expected to account for almost 60% of the total job growth in that period according to a Bureau of Labor Statistics economist.

     PEO segment overview
     PEOs enable customers to cost-effectively outsource the management of human resources, employee benefits, payroll and workers’ compensation. Businesses today need help managing increasingly complex and time consuming employee related matters such as health benefits, workers’ compensation claims, payroll, payroll tax compliance, and unemployment insurance claims. They contract with a PEO to assume these responsibilities and provide expertise in human resources management. This allows the PEO customer to concentrate on the operations and revenue-producing side of its operations. A PEO provides integrated services to effectively manage critical human resource responsibilities and employer risks for customers. A PEO delivers these services by establishing and maintaining an employer relationship with the employees at the customer’s worksite and by contractually assuming certain employer rights, responsibilities, and risks. As reported on the website of the National Association of Professional Employer Organizations, also referred to as the NAPEO, accessed in March 2006, the U.S. Small Business Administration, also referred to as the SBA, estimates that between 1980 and 2000, the number of U.S. laws and regulations regarding employment policies and practices grew by approximately 60%, and the owner of a small or midsized business now spends up to a quarter of his or her time on employment-related administrative functions. PEOs assume much of this burdensome responsibility and improve customers’ compliance therewith.
     NAPEO reports that customers value PEO services for the following reasons, among others:
•	Relief from the burden of employment administration.

•	A wide range of personnel management solutions through a team of experienced professionals.

•	Improved employment practices, compliance and risk management to reduce potential liabilities.

•	Access to a comprehensive employee benefits package, allowing customers to be competitive in the labor market.

•	Improved profitability resulting from safety engineering, control and management of workers’ compensation losses and costs, and “one-stop shopping” for employee benefits, workers’ compensation insurance, 401(k) plans, payroll services, risk management services and guidance for compliance with most federal and state employment laws.

•	Safety training and education.
     The NAPEO website reports that the PEO segment generates approximately $51 billion in revenues annually and has been recognized in the Harvard Business Review as “the fastest growing business service in the United States during the 1990s.” There are an estimated 700 PEOs offering a wide array of employment services and benefits operating in the 50 U.S. states. The growth rate in the PEO segment is high compared to other industries and the average NAPEO member’s gross revenues grew approximately 20% annually in recent years.
     Traditionally, PEOs serviced small businesses. For example, the NAPEO website describes the average customer of NAPEO’s member PEOs as a small business with 17 worksite employees. Increasingly, larger businesses also are finding increased value in a PEO arrangement because PEOs offer robust web-based human resources technologies and expertise in human resources management. PEO customers represent many different types of industries and businesses ranging from accounting firms to high tech companies and small manufacturers. Many different types of professionals, including doctors, retailers, mechanics, engineers and plumbers, also benefit from PEO services.
     The NAPEO website further states that PEOs also serve to improve the employment conditions of worksite employees. PEOs assist in providing enhanced access to employee benefits for between two to three million working Americans. This number is growing every year because of the savings and benefits that a PEO can provide to small businesses. PEO expertise improves the work environment and increases safety. According to the NAPEO website, the SBA has reported that the opportunity for workers at a small business to have access to a 401(k) retirement savings plan has dropped from 28% to 19%. However, 85% of NAPEO member PEOs sponsors a 401(k) retirement savings plan. The average gross pay of a PEO worksite employee is approximately $25,000 annually.

     A long-term relationship is developed between the customer company and the PEO. Due to strong customer satisfaction, the NAPEO website reports that NAPEO member PEOs retain nearly 86% of their customers for a minimum of one year. According to independent research conducted by the Society of Human Resource Management Foundation in May 2002, PEOs allow small to midsized business customers to “reduce costs and free up time to devote to revenue generating activities, and improvements that can be instrumental to gaining a competitive advantage.”
Our strategy and competitive strengths
     Staffing and PEO companies operate in competitive environments. To achieve desired growth and profitability goals, we have developed two primary strategies as follows:
     Maintain and grow existing customers. We recognize that our existing customer-base is a primary source for potential business growth. Our strategy is to:
•	Provide superior human resource management services.

•	Maintain and build effective, autonomous servicing branches.

•	Develop depth of experienced and long-term staff employees.

•	Leverage off the existing customer base to offer the complete range of company services from each branch location.

•	Realize the economies of scale available through branch development.

•	Motivate employees through competitive bonus and commission plans.

•	Make full use of current staffing industry technology to tie branch units together to create a streamlined interactive Internet presence.

•	Standardize operating policies and procedures, training programs and accountability metrics to allow efficient expansion.

•	Maintain a national network of customers and candidates.

•	Hire and retain top-notch managers and staff.
     Develop new customers. Developing new customers is another essential part of growing our business and our strategy in that respect is to:
•	Continue to grow and develop existing branch operations to accommodate further growth.

•	Establish new branch locations consistent with management ability to recruit, staff, and train.

•	Maintain an ongoing internal recruiting program to continually upgrade and expand staff.

•	Continue to develop robust information system to support growth.

•	Expand the role of our new marketing director to enhance growth prospects.

•	Enter other markets/U.S. states through strategic acquisitions.

     Furthermore, specifically in the PEO services segment, our strategy is to focus on serving small and medium sized customers, a market we believe is underserved. Currently, 50% of our customers have 10 or fewer employees, another 40% have 11-40 employees, 9% have 41-100 employees, and only 1% have more than 100 employees. Our largest customer represents only 1.8% of our PEO services revenues. A 1998 U.S. Census Bureau report shows the following data on small employers:

Number of employees	Approximate number of employers
1 to 4	2,664,000
5 to 9	1,012,000
10 to 19	600,000
20 to 49	377,000
Total	4,653,000
     Based on a study presented by Booz Allen Hamilton on January 17, 2005, the average penetration of this accessible PEO market in the U.S. is 6.4%, and this provides us with a growing and underserved market place. In fact, small employers follow the larger company trend of outsourcing non-core functions. As a result, we have developed the following PEO-specific strategies:
     PEO operating strategy
•	Serve industry segments that need the component parts of our PEO services.

•	Carefully underwrite each customer from a risk perspective, declining prospective customers who do not meet our standards, and implementing safety and loss control programs with the remainder who are interested in safe practices, which ultimately leads to lower operating costs.

•	Provide our customers with the highest level of customer service in the industry through on-going customer service training for all of our internal employees.
     PEO growth strategy
•	Market our services through an ever-increasing number of employee sales representatives.

•	Where possible, integrate and become a part of the local culture we serve.

•	Stick to the small-employer market place.

•	Evolve our product components to meet the contemporaneous needs of our target market.
     In order to execute our strategies, we leverage the following competitive strengths in the staffing services segment:
•	Experienced management at all first and second tier operating levels.

•	Long-term retention of key employees.

•	Entrepreneurial operating environment, which encourages superior performance.

•	Superior staff earning opportunities based on bonus and commission scales consistent with company objectives (primarily profits).

•	Reliability, through specific critical skills training programs, not offered by our competitors.

     In addition, we leverage the following competitive strengths in the PEO services segment:

•	Cost effectiveness. When compared to the most recent industry survey data compiled by NAPEO covering the 2004 calendar year, our operating expenses are approximately 40% less than the average of all audited PEO members, while our operating income per worksite employee is approximately 35% greater than the average of all audited PEO members.

•	Moderate pricing. Our cost effectiveness and higher operating income per worksite employee allow us to price our services at a competitive level.

•	Risk management. Our attention to risk management and underwriting results in a low level of workers’ compensation losses, thereby lowering our workers’ compensation costs.

Marketing
     Overall
     We have recently developed an internal marketing department to help customize and facilitate the sales process. Benefits already achieved include continuity of message, efficient proposal development, increased morale of sales organization due to high quality marketing materials, and organized marketing plans.
     Marketing in the staffing services segment
     Global Employment Solutions uses various methods to identify and qualify prospective customers. Qualification criteria include creditworthiness, workplace safety, worker skill-sets required, and employee pay-rates to name a few. Our sales representatives and marketing department’s approach becomes rather tightly focused on these “qualified” prospective customers. In order to facilitate the penetration and growth of the customer-base there is an ongoing internal recruiting effort to hire experienced market professionals in the relevant geographic area as well as rapidly developing new sales associates.
     Marketing in the PEO services segment
     Our telemarketing department and systems create substantial leads for our 25 sales personnel. With 92% of our PEO business in Florida, we are focused on industry segments indigenous to the unique economy of Florida. As a result, 22% of our PEO business is in construction, 10% in manufacturing, 18% in restaurants, and 31% in hospitality and other services.
     We are committed to using employee sales representatives rather than independent brokers. Brokers tend to place their business with the PEO with the lowest pricing and highest broker commissions, thereby limiting the PEO’s profitability. Our employee sales representatives stress non-price factors as well as price in their marketing efforts. We believe that our business benefits from our having a direct relationship with our customers rather than through a broker.
Customers
     Our business is not dependent on any particular large customer. Overall, we do not have any customers who represent more than 5% of our consolidated revenues.
     We do not provide services to the federal or any state government but have a limited number of local government customers accounting for a small share of our consolidated revenues.

Financial information about segments
     See note O in the notes to the financial statements.
Financial information about geographic areas
     See note A in the notes to the financial statements.
New market segments
     We are not currently developing any new segments. However, we review acquisition opportunities on a periodic basis. While growth through acquisition is an element of our overall strategic growth plan, there can be no assurance that any additional acquisitions will be completed in the foreseeable future, or that any future acquisitions will have a positive effect on our financial performance.
Our technology
     Our staffing services segment utilizes the software Staff Suite for its temporary payroll and billing functionality. Our PEO services segment utilizes the software PayPlus for its payroll and billing functionality. We are a part-owner of PayPlus Software, Inc., an Idaho corporation, and the developer of the PayPlus software we use. We perform all functions associated with payroll and billing administration through our internal management information systems. All processing functions are centralized at our national billing office in Dalton, Georgia for staffing services or in Tampa, Florida for PEO services.
Intellectual property and other proprietary rights
     We regard our service marks and similar intellectual property as important, but not critical, to our success. We rely on a combination of laws and contractual restrictions with our employees, customers and others to establish and protect our proprietary rights.
     We have registered three service marks in the United States: Global Employment Solutions, Global Employment Solutions, Inc., accompanied by a design element, and Excell, accompanied by a design element. Some of our subsidiaries operate under unregistered trade names: Southeastern Companies, Southeastern Companies Inc. and SEpeo. In addition, we have two registered copyrights.
     We use or have registered the following uniform resource locators for the Internet: excell-jobs.com, fastgrp.com, gesnetwork with the following address-endings: .com, .net, and .org, globalemploymentholdings with the following address-endings: .biz, .com, .net, .org and .us, gloalemploymentsolutions.com, internetrecruiters.com, mlpers.com, southeasternpeo.com, sepeo.com, tps-staffing.com, and whitecoatstaffing.com.
     We are a part-owner of PayPlus Software, a developer of software used in the PEO industry. We use customized off-the-shelf PayPlus software in our PEO segment under an off-the-shelf license. We own the source code to the customizations we have made to the PayPlus software and we have sold part of our customizations to another PayPlus software user. The PayPlus software is protected by applicable intellectual property laws, including patent, copyright, trade secret and trademark laws.
     Together with AP Technologies, also known as AcuPrint, Inc., we have developed a remote check processing software for use in our PEO segment. We jointly own the software with AcuPrint. Under our agreement, we hold 100 licenses for our use or transfer while AcuPrint is entitled to market and license the product to third parties. We use all our licenses for internal purposes and have no intent of transferring them to third parties.
     In our staffing services segment, we use a customized off-the-shelf software package called Staffsuite made by VCG Software, Inc. While we use the software under an off-the-shelf license, we own the source code to the customizations we have made to the software. We have licensed some of our customizations to two other companies and also sold part of the customizations to VCG Software. The Staffsuite software is protected by applicable intellectual property laws, including patent, copyright, trade secret and trademark laws.
     We operate two web portals, one each for our staffing services segment and PEO services segment, through our websites at gesnetwork.com and sepeo.com. These web portals allow our customers access to our internal computer systems through interfaces with other software products we use, such as payroll software.

Competition
     According to the ASA’s website, accessed in March 2006, there are over 6,000 providers of human capital services in the United States who have been in business for more than one year. Competition in the staffing and PEO services segments comes from a variety of sources such as national and multi-national public service providers, large regional service providers, multi-branch local service providers and single branch local service providers. National service providers attempt to align themselves with national corporations to become the exclusive service providers of those corporations as well as compete at the local level through branch networks. Regional and local providers are often formidable competitors due to management tenure and years in a market. We compete directly with national staffing services providers, such as Kelly Services, Inc, Robert Half International, Inc., MPS Group, Labor Ready, Inc., Manpower, Inc., Randstad Group, Spherion Corporation and national PEO service providers, such as Administaff, Inc., Automatic Data Processing, Inc., Gevity HR, Inc., Oasis Outsourcing and Strategic Outsourcing Inc. We also face competition from information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects, such as TeleTech Holdings, Inc.
     Competition within the industry is based on many factors. The primary factor within the universe of customers and prospective customers we pursue is reliability of service delivery. As customers and prospective customers commit to outsource more and more of the human resource management functions, their dependence on a “reliable supplier” becomes critical. Price is always an issue, but we are often able to maintain customers at a higher price point by providing superior, reliable services.
Research and development
     We do not conduct research and development activities.
Seasonality
     The staffing services segment is subject to seasonality. In the commercial/industrial segments, customer demand for workers is usually higher between August and November each year. Demand recedes somewhat starting in late December through March. Demand is also lower mid-summer than during the fall months. By emphasizing on-site management arrangements, we have been able to reduce the seasonality of our business.
     The PEO services segment suffers far less from seasonal fluctuations with the exception of the first quarter of each year during which more new business is booked than during other times of the year.
Working capital practices
     See the discussion contained under the caption “Liquidity and capital resources” in the section entitled “Management’s discussion and analysis of financial condition and results of operations” of this prospectus.
Employees
     As of April 28, 2006, we had approximately 17,920 employees, consisting of approximately 3,040 staffing services employees, approximately 14,600 PEO worksite employees and approximately 280 managerial, sales and administrative employees. The number of employees at any given time may vary significantly due to business conditions at customer companies. We are the exclusive employer of our managerial, sales, administrative and staffing services employees. Our employment relationship with our PEO worksite employees is considered a “co-employment” relationship. The PEO relationship involves a contractual allocation and sharing of employer responsibilities between our customer and us. We believe that we are an employer of employees provided to our PEO customers on a co-employment basis under the various laws and regulations of the Internal Revenue Service and the U.S. Department of Labor. As co-employer with our customer companies, we contractually assume substantial employer rights, responsibilities, and risks through the establishment and maintenance of an employer relationship with the workers assigned to our customers. More specifically, we establish a contractual relationship with our customers whereby we:
•	Co-employ workers at customer locations, and thereby assume responsibility as an employer for specified purposes of the workers assigned to the client locations.

•	Reserve a right of direction and control of the employees.

•	Share or allocate with customer employers responsibilities in a manner consistent with maintaining the customers’ responsibility for their products or services.

•	Pay wages and employment taxes of the employees out of our own accounts.

•	Report, collect and deposit employment taxes with state and federal authorities.

•	Establish and maintain an employment relationship with our employees that is intended to be long term and not temporary.

•	Retain a right to hire, reassign and fire the employees
      During 2005, none of our employees was covered by a collective bargaining agreement. Each of our managerial, sales and administrative employees has entered into a standard form of employment agreement which, among other things, contains covenants not to compete for 12 months following termination of employment and to maintain the confidentiality of certain proprietary information. We believe our employee relations are good.

Principal executive offices and other facilities
     Our corporate headquarters are located at 10375 Park Meadows Drive, Suite 375, Lone Tree, CO 80124. The telephone number of our corporate headquarters is (303) 216-9500. We also have a number of branch offices, listed under the caption “Properties” in this prospectus.
Regulation
     We are subject to regulation by numerous federal, state and local regulatory agencies, including but not limited to the U.S. Department of Labor, which sets employment practice standards for workers, and similar state and local agencies. Compliance with these laws has not had and is not anticipated to have a material effect on our results of operations.
Properties
     Our headquarters total approximately 4,264 square feet and are located in Lone Tree, Colorado. We currently lease such facilities for approximately $4,442 per month. The lease expires in April 2010. We also lease two offices in Florida, 21 offices in Georgia, and one office in each of Illinois, New York, Pennsylvania, South Carolina and Tennessee.
     We believe that our leases are on commercially reasonable terms, the loss of which would not adversely affect our business.
Legal proceedings
     From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.
DIRECTORS AND EXECUTIVE OFFICERS
Our directors and executive officers
     The following table sets forth names, ages and positions of the persons who are our directors and named executive officers as of the date of this prospectus:

Name	Age	Position
Howard Brill	35	Chief executive officer, president and director
Dan Hollenbach	50	Chief financial officer
Robert Larkin	68	President of PEO services
Stephen Pennington	63	President of staffing services
Luci Staller Altman	39	Director
Charles Gwirtsman	52	Director and chairman of the board of directors
Steven List	36	Director
Jay Wells	43	Director
     Howard Brill became our president, chief executive officer and a director in March 2006. Mr. Brill is also the president, chief executive officer and a director of Global Employment Solutions, a subsidiary of Global Employment Holdings. He joined Global Employment Solutions as its vice president of operations in March 2000 and was named president and chief executive officer in August 2000. As president and chief executive officer, Mr. Brill is responsible for defining and implementing the corporate vision, leading the strategic direction of its subsidiaries, and overseeing daily operations. During his tenure at Global Employment Solutions, he has had many notable contributions including new market expansion, acquisition integration, and financial restructuring. Prior to joining Global Employment Solutions, Mr. Brill held several sales and management positions with Roth Staffing Companies, Inc., a staffing company, Norrell Corporation, a staffing company, and MCI, Inc., a telecommunications company. Mr. Brill earned his B.B.A. in management from Hofstra University.

     Dan Hollenbach became our chief financial officer in March 2006. He is also the chief financial officer of Global Employment Solutions, a subsidiary of Global Employment Holdings, a position he has held since October 2005. Mr. Hollenbach joined Global Employment Solutions in August 2004 as its vice president of finance. He has been in the temporary staffing business for 15 years. Between December 2003 and August 2004, Mr. Hollenbach worked for Resources Global Professionals, Inc., a professional consulting services company, where he led a team that developed and tested compliance under the Sarbanes-Oxley Act of a Fortune 500 company. From 1991 to February 2004, with some overlap with his consulting work for Resources Global Professionals, he was the chief financial officer of Imprimis Group, Inc., a regional staffing firm in Texas. Mr. Hollenbach worked at Arthur Young, now named Ernst & Young, between 1978 and 1986, leaving as a senior manager, and in the financial services industry between 1986 and 1991. He is a certified public accountant licensed in Texas and he received his B.B.A. in accounting from Texas Tech University.
     Robert Larkin has been the president of our PEO services segment since 2001, working through our subsidiary Southeastern Staffing, Inc. In that position, Mr. Larkin is responsible for Southeastern Staffing’s operating management and growth initiatives. He has been a director of Southeastern Staffing since 2001 and he serves in this position until his resignation, removal from office, death or a replacement is elected and qualified. Mr. Larkin has 15 years of experience in the PEO industry. Prior to joining Southeastern Staffing, he spent 10 years as an officer, stockholder and director of Transport Leasing/Contract Inc., another PEO. Mr. Larkin also served in senior management positions in several light manufacturing and service businesses. His experience also includes eight years as division vice president for Purolator Courier Ltd., an international air carrier logistical company, and 11 years as regional manager with Equifax, a business solutions and credit reporting company. Mr. Larkin is a director of PayPlus Software, Inc., an Idaho corporation and the largest provider of software used in the PEO industry and by us.
     Stephen Pennington is the president of our staffing services segment, working through our subsidiary Temporary Placement Services, Inc. In that position, Mr. Pennington is responsible for sales and operations for all staffing services including temporary staffing, consulting and direct-hire. He started in the human capital solutions business in 1969 working for Michaels & Associates, Inc., a contingency recruitment company that subsequently merged into a subsidiary of Global Employment Solutions. Mr. Pennington was a partner in purchasing Temporary Placement Services in 1974 and assisted in growing the business to its current size. In 1998, Global Employment Solutions acquired Temporary Placement Services. He started his career as an industrial engineer at Firestone Tire and Rubber Company. Mr. Pennington holds a B.S. degree in industrial engineering from Tennessee Tech University.
     Luci Staller Altman became a director in March 2006 and she is a member of our compensation committee. Ms. Altman is a vice president – law with Adelphia Communications Corporation, a cable television company, which position she has held since January 2004. Prior to joining Adelphia, Ms. Altman was a partner at Torys LLP between 2002 and 2003, a partner and associate at Brobeck, Phleger & Harrison LLP between 1995 and 2002, an associate with Brobeck Hale and Dorr International between 1993 and 1994, and an associate with Sonnenschein, Nath & Rosenthal between 1991 and 1993. Ms. Altman earned her law degree from Columbia University School of Law and her B.A. degree in English and economics from the University of Pennsylvania.
     Charles Gwirtsman became a director and the chairman of the board of directors in March 2006. He has served as a director of Global Employment Solutions since 1998 and as the chairman of its board of directors since 2001. Mr. Gwirtsman is the chairman of our compensation committee. Mr. Gwirtsman is a co-founder and managing director of KRG Capital Partners, LLC, a Denver-based private equity firm with $2.0 billion in cumulative invested capital and committed capital. KRG Capital is a stockholder of Global Employment Holdings. Prior to founding KRG Capital in 1996, he served as a senior vice president with Fiduciary Capital Management Company, co-managing two mezzanine debt funds. Mr. Gwirtsman has also served as a corporate vice president with PaineWebber, Inc., in the private finance group, and as an investment banker at E.F. Hutton & Co. Currently, Mr. Gwirtsman is a director of KRG portfolio companies FMI Blocker Inc., Trinity Hospice, Inc., Varel International, and Focus Group Holdings, Inc. He is also a director of Modtech Holdings, Inc. (NASDAQ: MODT).

He earned his B.A. degree in English from Columbia University and his M.B.A. degree in finance from the University of Denver.
     Steven List became a director in March 2006 and he is a member of our audit and compensation committees. Mr. List is currently the president of Celestial Seasonings, president of Hain Celestial Canada and executive vice president of The Hain Celestial Group, Inc., a manufacturer and marketer of natural and organic food and personal care products. Mr. List started with The Hain Celestial Group in 1999. From 1996 to 1999, Mr. List served as finance director and director of financial reporting with the Shorewood Packaging Corporation, Inc. Mr. List started his career as an accountant with Deloitte & Touche LLP in Jericho, NY. Mr. List received a B.S. degree in accounting from the State University of New York at Binghamton. Mr. List is a certified public accountant licensed in New York (inactive).
     Jay Wells became a director in March 2006 and he is the chairman of our audit committee. Mr. Wells has been global vice president of tax for Molson Coors Brewing Company since May 2005. Prior to that, Mr. Wells worked approximately 15 years for Deloitte & Touche LLP, part of which time he was an international tax partner in Denver, Colorado. Mr. Wells started his career as a certified public accountant with two different local accounting firms in Pennsylvania. Mr. Wells graduated with a B.S. degree in accounting from Albright College and earned his law degree from Villanova School of Law.
     All our directors serve one-year terms and are consequently subject to re-election annually. Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor been parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law or commodities law. Similarly, during the past five years, no bankruptcy petitions have been filed by or against, or a receiver, fiscal agent or similar officer appointed by a court, for the business or property of any of our directors or officers, or any partnership, corporation or business association in which these persons were general partners or executive officers at or within two years before the time of such filing.
Certain significant employees
     None.
Family relationships
     Our directors and executive officers are not related by blood, marriage or adoption.
Board of directors
     Our bylaws provide that the size of our board of directors shall be determined from time to time by our board of directors. Our board of directors currently consists of five members, one of whom is our chief executive officer, who devotes his full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties.
Committees of the board of directors
     Pursuant to our bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established an audit committee and a compensation committee. The membership and function of the committees are described below.

     Audit committee
     The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. It oversees the audit efforts of our internal auditors and independent auditors and reviews their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Steven List, Jay Wells and Luci Staller Altman each of who is a non-employee member of our board of directors. Mr. Wells is the chairman of the audit committee, and he qualifies as an audit committee financial expert as defined under SEC rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act.
     Compensation committee
     The compensation committee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation committee also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the committee reviews the company’s compensation and benefit philosophy, plans and programs on an as-needed basis. The current members of the compensation committee are Luci Staller Altman, Charles Gwirtsman and Steven List, each of who is a non-employee member of our board of directors. Mr. Gwirtsman is the chairman of the compensation committee.
EXECUTIVE COMPENSATION
Summary compensation table
     The table below sets forth, for the 2005, 2004 and 2003 fiscal years, the compensation earned by our chief executive officer and the four other most highly compensated executive officers who received annual compensation in excess of $100,000. The information included in this table reflects compensation earned by our chief executive officer and executive officers for services rendered to Global Employment Solutions before the recapitalization and such amounts do not necessarily reflect the compensation these individuals will earn as our executive officers.

							Long-term
							compensation
		Annual compensation					awards
					Other		Restricted	All other
					annual		stock	compensation
Name and principal		Salary	Bonus		compensation		award(s)	(8)
position	Year	($)	($)		($)		($)	($)
Howard Brill	2005	314,923	144,086	(1)	17,627	(6)	—	33
Chief executive	2004	297,991	295,000	(2)	17,577	(6)	—	33
officer	2003	236,713	125,000	(1)	14,638	(6)	—	33

Dan Hollenbach	2005	159,231	10,000	(1)	—		28,421	33
Chief financial	2004	50,615	—		—		—	6
officer	2003	—	—		—		—	—

Stephen Pennington	2005	181,348	37,632	(1)	8,920	(6)	100,617	33
President of staffing	2004	165,000	121,000	(3)	4,056	(6)	—	33
services	2003	164,330	20,000	(1)	—		—	33

Robert Larkin	2005	204,571	5,879	(1)	5,769	(6)	6,044	22
President of PEO	2004	189,602	131,657	(4)	—		—	22
services	2003	194,102	25,000	(1)	—		—	22

John Hess (7)	2005	—	—		—		—	—
Former chief financial	2004	90,000	30,000	(5)	—		—	33
officer	2003	180,000	24,651	(1)	—		—	33

(1)	Cash payment.

(2)	Consists of $146,933 in cash and Series C preferred stock valued at $148,067.

(3)	Consists of $81,000 in cash and Series C preferred stock valued at $40,000.

(4)	Consists of $91,657 in cash and Series C preferred stock valued at $40,000.

(5)	Consists of Series C preferred stock valued at $30,000.

(6)	Consists of automobile lease payments.

(7)	Mr. Hess’s employment was terminated in June 2004.

(8)	Consists of term life insurance premium payments.
Retention bonuses
     As a result of the recapitalization of Global Employment Solutions, on March 31, 2006, the following executive officers received retention bonuses in the amounts listed in the table below in consideration for remaining with our company through the recapitalization:

Name	Retention bonus amount
Howard Brill	$400,000
Dan Hollenbach	$30,000
Robert Larkin	$261,500
Stephen Pennington	$255,000
Management equity plan
     We do not have a stock option or other management or employee incentive equity plan. We intend to adopt an equity plan for our management, non-management directors and key employees in the next 12 months providing for the issuance of up to 10% of the number of outstanding securities of our company on a fully-diluted basis at the time of adoption.
Director compensation
     We reimburse the members of our board of directors for reasonable expenses in connection with their attendance at board and committee meetings. Non-employee directors receive an annual retainer of $10,000 plus $5,000 annually for each committee on which a non-employee director serves. The chairman of the audit committee and the chairman of the compensation committee receive an additional annual fee of $5,000, respectively, in consideration for acting in those positions. The annual fees are paid in equal quarterly installments. In addition, as described above under the caption “Management equity plan,” we intend to adopt an equity plan in the next 12 months pursuant to which our directors may be issued equity as remuneration for their service on our board of directors.
Employment contracts and termination of employment and change in control
     Before the recapitalization on March 31, 2006, Global Employment Solutions entered into employment agreements with our president and chief executive officer, our chief financial officer, our president of staffing services and our president of PEO services. These employment agreements remain in effect after the recapitalization. We intend to enter into new employment agreements with the named executive officers in the near future.
Howard Brill — President and chief executive officer
     Mr. Brill’s employment agreement provides for an annual base salary of $315,000 and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets. Our compensation committee reviews and may increase Mr. Brill’s base salary and bonus, but not lower them. Mr. Brill is also entitled to a monthly car allowance of $1,465 and an annual discretionary account of $5,000.

     Mr. Brill’s employment agreement has a term commencing on January 1, 2004 and continuing until December 31, 2006 or his death, disability, dismissal (for or without cause), or resignation. The agreement may be extended for up to two additional 12 month periods. The agreement provides that if Mr. Brill is terminated without cause or if Mr. Brill terminates the agreement for good reason, including a sale of the company that results in the termination of Mr. Brill’s employment with Global Employment Solutions or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments in the amount of Mr. Brill’s annual base salary, an amount equal to the EBITDA bonus paid for the previous fiscal year and health insurance benefits under the company’s health insurance plan for a period of 12 months, or 18 months if Mr. Brill’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of Global Employment Solutions’ outstanding voting securities, a sale of substantially all of the company’s assets, or the merger of the company into another entity by which the company is not the surviving entity. However, any transaction with Global Employment Solutions’ shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company.
     Mr. Brill’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and noncompetition provisions.
Dan Hollenbach – Chief financial officer
     Mr. Hollenbach’s employment agreement provides for an annual base salary of $175,000 and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets.
     Mr. Hollenbach’s employment agreement has a term commencing on August 10, 2004 and continuing indefinitely until his death, disability, dismissal (for or without cause), or resignation. The agreement provides that if Mr. Hollenbach is terminated without cause or if Mr. Hollenbach terminates the agreement for good reason, including a sale of the company that results in the termination of Mr. Hollenbach’s employment with Global Employment Solutions or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to six months of base salary.
     Mr. Hollenbach’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Robert Larkin – President of PEO services segment
     Mr. Larkin’s employment agreement provides for an annual base salary of $205,000 and an annual bonus tied to Southeastern Staffing, Inc.’s meeting certain EBITDA targets.
     Mr. Larkin’s employment agreement has a term commencing on April 2, 2001 and continuing indefinitely until his death, disability, dismissal (for or without cause), or resignation. The agreement provides that if Mr. Larkin is terminated without cause or if Mr. Larkin terminates the agreement for good reason, including a change in control of the company that results in the termination of Mr. Larkin’s employment with Global Employment Solutions or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments in the amount of Mr. Larkin’s annual base salary.
     Mr. Larkin’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Stephen Pennington – President of staffing services segment
     Mr. Pennington’s employment agreement provides for an annual base salary of $200,000 and an annual bonus tied to Temporary Placement Service, Inc.’s meeting certain EBITDA targets.
     Mr. Pennington’s employment agreement has a term commencing on March 13, 2003 and continuing until March 12, 2006 or his death, disability or dismissal (for or without cause). The agreement is automatically extended for successive one-year periods unless either party gives written notice of non-renewal. The agreement provides that if Mr. Pennington is terminated without cause, he will be entitled, after execution of our standard form release agreement, to severance payments equal to six months of base salary.
     Mr. Pennington’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
     Severance benefits
     Several of our executive officers are entitled to severance benefits pursuant to their employment agreements with us. Pursuant to such agreements, generally, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the agreements) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following severance benefits:

Name	Benefit (base pay)
Howard Brill	One year base salary and bonus equal to the amount paid for the previous year
Dan Hollenbach	Six months base salary
Robert Larkin	One year base salary
Stephen Pennington	Six months base salary
     All payments under the severance policy are made in accordance with normal payroll practices following termination.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information as of March 31, 2006 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group.
     Except as otherwise noted below, each of the following individual’s address of record is c/o Global Employment Solutions, 10375 Park Meadows Drive, Suite 375, Lone Tree, CO 80124.
     Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of the closing of the recapitalization, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

	Securities beneficially owned
	Shares of common stock	Percentage of common
Name and address of beneficial owner	beneficially owned	stock outstanding
Principal security holders:
Howard Brill	760,052	12.6%
Stephen Pennington	315,005	5.2%

Directors and executive officers:
Howard Brill	760,052	12.6%
Dan Hollenbach	48,764	*
Robert Larkin	219,454	3.6%
Stephen Pennington	315,005	5.2%
Luci Staller Altman	—	—
Charles Gwirtsman(1)	201,614	3.3%
Steven List	—	—
Jay Wells	—	—

All directors and executive officers as a group (eight persons)	1,544,889	25.6%

*	Denotes less than 1%.

(1)	Includes (i) 5,005 shares directly owned by Mr. Gwirtsman, (ii) 3,754 shares owned by his spouse, (iii) 1,001 shares held by his spouse as custodian for his children, (iv) 104,446 shares owned by KRG Capital Management, L.P., of which Mr. Gwirtsman is a managing director, (v) 58,023 shares owned by KRG Colorado, LLC, of which Mr. Gwirtsman is a managing director, and (vi) 29,385 shares owned by Capital Resources Growth, Inc., of which Mr. Gwirtsman is the President and sole shareholder.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with certain holders of 5% or more of our outstanding common stock, directors and management
     We lease office space in Dalton, Georgia from MPS Partnership in which Stephen Pennington, one of our executive officers, is a partner. For the fiscal years ended 2005, 2004 and 2003, we paid rent to MPS Partnership in the amounts of approximately $74,000, $74,250 and $59,900, respectively. We expect to continue renting office space from MPS Partnership for the foreseeable future. We believe that our agreement with MPS Partnership is on terms as favorable as could have been obtained from an unaffiliated third party.
     Global Employment Solutions was party to a management consulting agreement with KRG Colorado, LLC, a company controlled by some of our stockholders and of which one of our directors, Charles Gwirtsman, is a managing director. The agreement was terminated upon the closing of the recapitalization on March 31, 2006. Under the agreement, we received management, advisory and corporate structure services from KRG Colorado for an annual fee. KRG Colorado was also eligible for a bonus fee, based on performance thresholds, for each fiscal year, and fees related to acquisitions and divestitures. On November 15, 2001, KRG Colorado agreed to waive and forgive amounts accrued as of that date. During the fiscal years ended 2005 and 2004, we paid KRG Colorado $180,000 and $90,000, respectively, in consulting fees, and such amounts were included in operating expenses in the consolidated statements of operations. No amounts were charged by KRG Colorado during the fiscal year ended December 28, 2003. In addition, we paid KRG Colorado $45,000 in consulting fees during the first quarter of 2006, and issued it 50,000 shares of our common stock, valued at $5.00 per share, upon the consummation of the recapitalization of Global Employment Solutions in consideration for financial advisory services rendered by KRG Colorado during the transaction. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
     In 2001, as part of a recapitalization of Global Employment Solutions, some of its management and debt and equity holders formed Global Investment I, LLC for the purpose of purchasing, at a discount, certain senior debt. Global Employment Solutions then issued shares of Series C preferred stock to the limited liability company to retire the senior debt and related accrued interest. KRG Colorado is one of the members of Global Investment I, was one of the senior subordinated note holders, and could at the time influence our management through the management consulting agreement described above. Prior to the recapitalization on March 31, 2006, Global Investment I distributed its holding of Global Employment Solutions Series C preferred stock to its members. Additionally, five other senior subordinated note holders owned shares of Global Employment Solutions Series D preferred stock, and are members of Global Investment I, LLC, and thus owned a pro-rata share of Global Employment Solutions Series C preferred stock. At the closing of the recapitalization, the Series C and Series D preferred stock of Global Employment Solutions were exchanged for shares of our common stock. The managers of Global Investment I had previously voted to distribute the securities and cash received in the recapitalization to Global Investment I’s members and thereafter liquidate and dissolve Global Investment I. We believe that our agreement with Global Investment I was on terms as favorable as could have been obtained from an unaffiliated third party.
Certain business relationships
     Mr. Gwirtsman is a director of Global Employment Holdings and Global Employment Solutions. He has been a director of Global Employment Solutions since 1998 and the chairman of its board of directors since 2001. Mr. Gwirtsman is also a co-founder and managing director of KRG Capital Partners, a stockholder of Global Employment Holdings and former stockholder of Global Employment Solutions, as well as a managing director of KRG Colorado, which is an affiliate of KRG Capital Partners. In 2001, KRG Colorado extended a loan to Global Employment Solutions in the approximate principal amount of $1,500,000 in exchange for a subordinated promissory note. Global Employment Solutions did not make any payments on the loan during the fiscal year ended 2005 and retired the debt to KRG Colorado on the closing of the recapitalization on March 31, 2006. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
Indebtedness of management
     None.
DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock is derived from our certificate of incorporation and bylaws as well as relevant provisions of applicable law.
     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of April 28, 2006, there were 6,030,928 shares of common stock outstanding held by approximately 160 holders of record, and 12,750 shares of Series A preferred stock held by 19 holders of record.
Description of common stock
     Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock shall be entitled to receive, when and as declared by the board of directors, out of our assets legally available therefor, such dividends as may be declared from time to time by our board of directors. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding up, our common stockholders will be entitled to receive pro rata all assets available for distribution to such holders based on the number of shares of common stock held by each.

Description of preferred stock
     We issued 12,750 shares of our Series A convertible preferred stock on March 31, 2006 at a purchase price of $1,000 per share. If not previously converted, the preferred stock is subject to mandatory redemption on March 31, 2013 at the face amount plus a premium calculated at an annual rate of 8% from issuance to maturity. Upon liquidation, our preferred stockholders will receive the face amount of the preferred stock plus a payment equal to 8% per annum of the face amount, and will thereafter share ratably with our common stockholders in the distribution of our remaining assets.
     The Series A preferred stock is convertible at a holder’s option at any time into an amount of shares of our common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% from issuance to maturity, by a conversion price of $5.75 per share, subject to adjustment upon certain events. A stockholder may not convert our Series A convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
     A holder may require us to redeem its Series A preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A preferred stock) at a declining premium starting at 20% or upon other specified events at a premium equal to the present value of the interest that would have accrued from the redemption data through the maturity date. The terms of our senior credit facility prohibit the redemption of our preferred stock.
     The Series A preferred stock has no voting rights except as otherwise provided by the Delaware General Corporation Law.
Description of warrants to purchase common stock
     On March 31, 2006, we issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A preferred stock and common stock in the recapitalization. We also issued warrants to purchase our common stock to our placement agent in the recapitalization. The following table sets forth the exercise price and expiration date of these warrants. We do not have any other outstanding options or warrants to purchase our common stock.

Number of shares underlying warrants	Exercise price	Expiration date
480,000	$6.25	March 31, 2011
2,513,033	$6.00	March 31, 2013
393,365	$6.25	March 31, 2013

     The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price.
     A warrant holder may not exercise a warrant to purchase our common stock to the extent such exercise would cause such warrant holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
Description of convertible notes
     On March 31, 2006, we issued $30.0 million aggregate principal amount of senior secured convertible notes. The notes mature on March 31, 2011 and bear interest at an annual rate of 8%.
     The notes are convertible at a holder’s option at any time prior to maturity into shares of our common stock, initially at a conversion price of $6.25 per share, subject to adjustment upon certain events. If during the period from March 31, 2007 through March 31, 2009, the closing sale price of the common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at our option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. A note holder may not convert our convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
     A holder may require us to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a premium over the principal amount of notes being redeemed. We may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If we so redeem the notes, we must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The terms of our senior credit facility prohibit the redemption of the notes.
SELLING STOCKHOLDERS
     The shares of common stock being offered by the selling stockholders consist of the shares of common stock issued by R&R Acquisition I, Inc. in private placements to Arnold P. Kling, Kirk M. Warshaw and R&R Investments I, LLC during 2005, shares of common stock issued by Global Employment Holdings to institutional investors in private placements pursuant to the Common Stock Securities Purchase Agreement, dated as of March 31, 2006, shares of common stock issuable upon conversion of convertible notes and convertible preferred stock issued pursuant to the Notes Securities Purchase Agreement, dated as of March 31, 2006, and the Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, and shares of common stock issuable upon exercise of warrants issued under the three different Securities Purchase Agreements. For additional information regarding the issuance of those convertible notes, convertible preferred stock and warrants, see Item 15 of our registration statement on Form S-1, filed concurrently herewith. We are registering the shares of common stock pursuant to registration rights agreements we entered into in connection with the recapitalization of Global Employment Solutions in order to permit the selling stockholders to offer the shares for resale from time to time.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock owned by each of the selling stockholders. Except for the original stockholders of R&R Acquisition I and their transferees, the term selling stockholders includes the selling stockholders and their transferees, pledgees, donees, or their successors. We will file a prospectus supplement to name successors to any named selling stockholders who are able to use this prospectus to resell the securities. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes, the convertible preferred stock and warrants, as of April 28, 2006, assuming conversion of all convertible notes and shares of convertible preferred stock, and exercise of warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
     In accordance with the terms of registration rights agreements we entered into with the selling stockholders, this prospectus and the table below cover the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes and shares of convertible preferred stock as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, is initially filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement is initially filed with the SEC. Because the conversion price of the convertible notes and the convertible preferred stock, and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.
     Under the terms of our convertible notes, preferred stock and warrants, a selling stockholder may not convert the convertible notes or the convertible preferred stock, or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes or upon conversion of the convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
     The original stockholders of R&R Acquisition I and their transferees as well as Rodman & Renshaw, LLC are “underwriters” within the meaning of the Securities Act of 1933, as amended and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them.
     One of the selling stockholders, Rodman & Renshaw, served as the placement agent in the recapitalization of Global Employment Solutions on March 31, 2006. As compensation for serving as the placement agent, we paid Rodman & Renshaw a cash placement fee equal to 4.11% of the aggregate purchase price paid by each purchaser of securities in the recapitalization and issued a warrant exercisable into 393,365 shares of our common stock. Under our placement agent agreement, Rodman & Renshaw has a right-of-first-refusal to act as underwriter, initial purchaser or placement agent if we decided to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent on or before March 31, 2008. We expect that Rodman $ Renshaw will be a market maker for our common stock if it is listed on the OTC Bulletin Board. Except as indicated, we have not paid any compensation fees under financing arrangements with the selling stockholders, nor are we currently obligated to make such payments in the future, and the selling stockholders have not had any material relationship with us within the past three years other than through ownership of common stock, preferred stock, convertible notes and warrants.
      Rodman & Renshaw is a broker-dealer. The following selling stockholders have informed us that they are an affiliate of a broker-dealer: Amatis Limited, Enable Growth Partners L.P., Enable Opportunity Partners L.P., Tariq Jawad, Pierce Diversified Strategy Master Fund LLC, R&R Investments I and Noam J. Rubinstein. Each of these selling stockholders has confirmed to us that it purchased its securities to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase.

		Maximum
	Number of	Number of Shares
	Shares	to be Sold	Number of
	Owned Prior	Pursuant to this	Shares Owned
Name of Selling Stockholder	to Offering*	Prospectus*	After Offering
Amatis Limited(1)	4,367,992	4,367,992	—
Arnold P. Kling(2)	28,949	28,949	—
Context Advantage Fund, LP(3)	236,880	236,880	—
Context Offshore Advantage Fund, Ltd(4)	922,855	922,855	—
Context Opportunistic Master Fund, L.P.(5)	289,934	289,934	—
Cranshire Capital, L.P.(6)	411,740	411,740	—
Diamond Opportunity Fund, LLC(7)	210,696	210,696	—
Enable Growth Partners L.P.(8)	458,606	458,606	—
Enable Opportunity Partners L.P.(9)	75,388	75,388	—
Guggenheim Portfolio XXXI, LLC(10)	95,098	95,098	—
Kirk M. Warshaw(11)	7,238	7,238	—
Lakeview Fund, LP(12)	352,391	352,391	—
Magnetar Capital Master Fund, Ltd.(13)	1,875,758	1,875,758	—
Nite Capital, LP(14)	82,348	82,348	—
Noam J. Rubinstein(15)	12,835	12,835	—
Pandora Select Partners, LP(16)	203,302	203,302	—
Pierce Diversified Strategy Master Fund LLC(17)	94,234	94,234	—
R&R Investments I, LLC(18)	144,743	144,743	—
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(19)	2,630,696	2,630,696	—
Rodman & Renshaw, LLC(20)	511,375	511,375	—
Tariq Jawad(21)	44,391	44,391	—
Whitebox Convertible Arbitrage Partners, LP(22)	1,295,127	1,295,127	—
Whitebox Intermarket Partners, LP(23)	203,302	203,302	—

*	These amounts represent the fully-diluted common stock ownership of the listed selling stockholders and include 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes and shares of convertible preferred stock as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, is initially filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement is initially filed with the SEC. Ownership as so determined does not reflect “beneficial ownership” as calculated pursuant to Rule 13d-3 of the rules and regulations under the Securities Exchange Act of 1934, as amended. Accordingly, for purposes of setting forth ownership in the above table, we have disregarded the 4.99% limitation on ownership applicable to our convertible notes, convertible preferred stock and warrants.

(1)	Includes 40,000 shares of common stock, 2,907,200 shares of common stock issuable upon conversion of convertible notes, 52,173 shares of common stock issuable upon conversion of convertible preferred stock, 290,720 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 79,131 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Amaranth Advisors L.L.C., the trading advisor for Amatis Limited, exercises dispositive power with respect to the common stock, convertible notes, convertible preferred stock and warrants to purchase common stock currently held by Amatis Limited, and voting and/or dispositive power with respect to the common stock issuable upon conversion of the convertible notes and convertible preferred stock, and exercise of warrants to purchase common stock. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amatis Limited, the selling stockholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(2)	Consists solely of common stock. Arnold P. Kling served as the president and a director of R&R Acquisition I, Inc. (before the recapitalization which involved changing its name to Global Employment Holdings, Inc.) from its formation until the recapitalization on March 31, 2006.

(3)	Includes 13,874 shares of common stock, 88,000 shares of common stock issuable upon conversion of convertible notes, 34,782 shares of common stock issuable upon conversion of convertible preferred stock, 8,800 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 39,961 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Context Advantage Fund LP was formerly named Context Convertible Arbitage Fund L.P. Michael S. Rosen and William D. Fertig have voting and investment control over the securities held.

(4)	Includes 53,326 shares of common stock, 338,240 shares of common stock issuable upon conversion of convertible notes, 139,130 shares of common stock issuable upon conversion of convertible preferred stock, 33,824 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 157,674 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Context Offshore Advantage Fund Ltd was formerly named Context Convertible Arbitage Offshore, Ltd. Michael S. Rosen and William D. Fertig have voting and investment control over the securities held.

(5)	Includes 16,800 shares of common stock, 106,560 shares of common stock issuable upon conversion of convertible notes, 43,478 shares of common stock issuable upon conversion of convertible preferred stock, 10,656 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 49,409 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Michael S. Rosen and William D. Fertig have voting and investment control over the securities held.

(6)	Includes 50,000 shares of common stock, 130,434 shares of common stock issuable upon conversion of convertible preferred stock and 147,827 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Mitchell P. Kopin, president of Downsview Capital Inc., the general partner of Cranshire Capital L.P., has sole voting control and dispositive powers of the securities. Mr. Kopin disclaims all beneficial ownership of the securities.

(7)	Includes 40,000 shares of common stock, 52,173 shares of common stock issuable upon conversion of convertible preferred stock and 79,131 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. David Hokin, Rob Rubin and Richard Marks in their capacities as manager and managing directors of Diamond Opportunity Fund, LLC, respectively, have shared power to vote and dispose of the shares owned by Diamond Opportunity Fund, LLC. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these shares.

(8)	Includes 78,840 shares of common stock, 121,878 shares of common stock issuable upon conversion of convertible preferred stock and 170,249 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Mitch Levine is the managing member of Enable Capital Management LLC and the manager of Enable Growth Partners LP., Enable Opportunity Partners LP., and Pierce Diversified Strategy Master Fund LLC. Mr. Levine has discretionary authority to vote and dispose of the securities.

(9)	Includes 12,960 shares of common stock, 20,034 shares of common stock issuable upon conversion of convertible preferred stock and 27,987 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Mitch Levine is the managing member of Enable Capital Management LLC and the manager of Enable Growth Partners LP., Enable Opportunity Partners LP., and Pierce Diversified Strategy Master Fund LLC. Mr. Levine has discretionary authority to vote and dispose of the securities.

(10)	Includes 41,600 shares of common stock issuable upon conversion of convertible notes, 15,652 shares of common stock issuable upon conversion of convertible preferred stock, 4,160 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 11,740 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Whitebox Advisors, LLC has an investment management agreement with Guggenheim Portfolio Company XXXI LLC. As a result of this relationship, Andrew Redleaf of Whitebox Advisors, LLC may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Guggenheim Portfolio Company XXXI LLC.

(11)	Consists solely of common stock. Kirk M. Warshaw served as the secretary and chief financial officer of R&R Acquisition I, Inc. from its formation until the recapitalization on March 31, 2006.

(12)	Includes 50,000 shares of common stock, 104,347 shares of common stock issuable upon conversion of convertible preferred stock and 128,261 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Ari Levy has sole voting control and dispositive powers of the securities.

(13)	Includes 200,000 shares of common stock, 160,000 shares of common stock issuable upon conversion of convertible notes, 521,739 shares of common stock issuable upon conversion of convertible preferred stock, 16,000 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 591,305 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. and consequently has voting control and investment discretion over securities held by Magnetar Capital Master Fund, Ltd. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Capital Master Fund, Ltd. Alec Litowitz has voting control over Supernova Management LLC, which is the general partner of Magnetar Capital Partners LP, the managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(14)	Includes 10,000 shares of common stock, 26,086 shares of common stock issuable upon conversion of convertible preferred stock and 29,566 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Keith Goodman, manager of the general partner of Nite Capital, LP, has voting control and investment discretion over securities held by Nite Capital LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(15)	Includes 3,000 shares of common stock, 2,608 shares of common stock issuable upon conversion of convertible preferred stock and 4,957 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share.

(16)	Includes 89,600 shares of common stock issuable upon conversion of convertible notes, 33,043 shares of common stock issuable upon conversion of convertible preferred stock, 8,960 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 24,783 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Pandora Select Partners, LP, Pandora select Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Pandora Select Partners, LP.

(17)	Includes 16,200 shares of common stock, 25,043 shares of common stock issuable upon conversion of convertible preferred stock and 34,983 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Mitch Levine is the managing member of Enable Capital LLC and is also a principal of Pierce Diversified Strategy Master Fund LLC’s general partner. Pierce Diversified Strategy Master Fund LLC purchased Global Employment Holding shares for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the shares through Enable Capital LLC, Mitch Levine, the managing member of Enable Capital Management, LLC, the manager of Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, has discretionary authority to vote and dispose of the shares held by the aforementioned holders.

(18)	Consists solely of common stock. R&R Investments I, LLC is an affiliate of Rodman & Renshaw, LLC who served as the placement agent in the recapitalization of Global Employment Solutions, Inc. on March 31, 2006 and who is expected to be a market maker for our common stock if it is listed on the OTC Bulletin Board.

(19)	Includes 250,000 shares of common stock, 400,000 shares of common stock issuable upon conversion of convertible notes, 652,173 shares of common stock issuable upon conversion of convertible preferred stock, 40,000 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 739,131 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Pursuant to an investment agreement, RG Capital Management, L.P. serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital Management, L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management, L.P., RGC Management Company, LLC and Messers. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by the selling stockholder.

(20)	Consists solely of shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share. Rodman & Renshaw, LLC served as a placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and is an affiliate of R&R Investment I, LLC, one of the original stockholders of R&R Acquisition I, Inc.

(21)	Includes 15,000 shares of common stock, 4,347 shares of common stock issuable upon conversion of convertible preferred stock and 18,261 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share.

(22)	Includes 579,200 shares of common stock issuable upon conversion of convertible notes, 205,217 shares of common stock issuable upon conversion of convertible preferred stock, 57,920 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 153,914 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Whitebox Convertible Arbitrage Partners, L.P., Whitebox Convertible Arbitrage Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Whitebox Convertible Arbitrage Partners, L.P.

(23)	Includes 89,600 shares of common stock issuable upon conversion of convertible notes, 33,043 shares of common stock issuable upon conversion of convertible preferred stock, 8,960 shares of common stock issuable upon exercise of warrants at an exercise price of $6.25 per share and 24,783 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Whitebox Intermarket Partners, L.P., Whitebox Intermarket Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Whitebox Intermarket Partners, L.P.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock issued to the original stockholders of R&R Acquisition I, Inc., the shares of common stock issued pursuant to the Common Stock Securities Purchase Agreement, the shares of common stock issuable upon conversion of the convertible notes issued pursuant to the Notes Securities Purchase Agreement, the shares of common stock issuable upon conversion of the convertible preferred stock issued pursuant to the Preferred Stock Securities Purchase Agreement and the shares of common stock issuable upon the exercise of warrants issued pursuant to the three Securities Purchase Agreements to permit the resale of these shares of common stock by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale.

•	In the over-the-counter market.

•	In transactions otherwise than on these exchanges or systems or in the over-the-counter market.

•	Through the writing of options, whether such options are listed on an options exchange or otherwise.

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account.

•	An exchange distribution in accordance with the rules of the applicable exchange.

•	Privately negotiated transactions.

•	Short sales.

•	Sales pursuant to Rule 144.

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share.

•	A combination of any such methods of sale.

•	Any other method permitted pursuant to applicable law.

     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The original stockholders of R&R Acquisition I and their transferees and any broker-dealer participating in the distribution of the shares of common stock are “underwriters” within the meaning of the Securities Act and, therefore, rule 144 of the Securities Act is unavailable for resale of the 180,928 shares held by them. Any commission paid, or any discounts or concessions allowed to, any such broker-dealer will be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreements, estimated to be $200,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.
     The selling stockholders will sell at a price of $5.00 or a range per share until our common stock is quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices.

     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     Brownstein Hyatt & Farber, Denver, Colorado, passed on the validity of the securities being offered in this prospectus.
EXPERTS
     We included our financial statements as of January 1, 2006 and January 2, 2005 and for the three years ended January 1, 2006, January 2, 2005 and December 28, 2003 included in this prospectus in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as an expert in accounting and auditing in issuing such reports.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
     We historically retained Marcum & Kliegman as our principal accountant. In connection with the closing of the recapitalization, on March 31, 2006, we dismissed Marcum & Kliegman as our principal accountant and retained Mayer Hoffman McCann as our new principal accountant. Our board of directors approved the decision to change our principal accountant. Marcum & Kliegman’s reports on the financial statements for the period February 14, 2005 (the first date we issued stock) to September 30, 2005, included in the Form 10-SB as filed with the SEC on January 19, 2006 and for the fiscal year ended 2005, included in the Form 10-KSB as filed with the SEC on March 28, 2006, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended 2005 and 2004 through the date of dismissal on March 31, 2006, we had no disagreements with Marcum & Kliegman on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We had not consulted with Mayer Hoffman McCann on any matter prior to engaging it as our principal accountant.
     Global Employment Solutions historically retained Grant Thornton LLP as its principal accountant. On December 5, 2005, Grant Thornton resigned as accountant of Global Employment Solutions. The resignation was non-adversarial and resulted from Grant Thornton’s decision not to continue as our auditor for reasons including the acquisition of our company by a public shell corporation. Grant Thornton’s reports on the financial statements for the fiscal years ended 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainly, audit scope, or accounting principles. During the fiscal years ended 2004 and 2003 and through the date of resignation on December 5, 2005, we had no disagreements with Grant Thornton on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
     With regard to internal control matters, Grant Thornton issued an internal control deficiency letter to the audit committee and management of Global Employment Solutions dated April 13, 2005. The letter included a discussion of a material weakness related to the lack of sufficient controls over the accuracy and completeness of data submitted to Global Employment Solutions’ actuary for calculation of the self-insured workers’ compensation liability for the fiscal year 2004. We believe that we have taken appropriate actions to address the weakness identified by Grant Thornton. Grant Thornton’s audit of our financial statements are not included into, or relied upon by us, in this prospectus. We disclosed the deficiency letter to our successor accountant, Mayer Hoffman McCann, and authorized Grant Thornton to respond fully to Mayer Hoffman McCann regarding this and other matters.
     Global Employment Solutions has retained Mayer Hoffman McCann as its new principal accountant as of December 14, 2005. Mayer Hoffman McCann audited the financial statements for the fiscal year ended 2005 as well as re-audited the financial statements for the fiscal years ended 2004 and 2003. The re-audit was caused by Grant Thornton’s not permitting Global Employment Solutions to include the audits conducted by Grant Thornton for those years in our SEC filings. Global Employment Solutions had not consulted with Mayer Hoffman McCann on any matter prior to engaging it as its principal accountant.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

AVAILABLE INFORMATION
     We are a reporting registrant under the Securities Exchange Act of 1934, as amended. Our website address is https://www.gesnetwork.com. The information included on our website is not included as a part of, or incorporated by reference into, this prospectus. We will make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC.
     You may read and copy any materials we file with the SEC at the SEC’s Public Reference room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and formation statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
     We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

Page
Audited financial statements:
Report of independent registered public accounting firm	F-1
Consolidated balance sheets as of April 2, 2006 (unaudited), January 1, 2006 and January 2, 2005	F-2
Consolidated statements of operations for fiscal quarters ended April 2, 2006 and April 3, 2005 (unaudited) and for the fiscal years ended January 1, 2006, January 2, 2005, and December 28, 2003	F-3
Consolidated statements of changes in stockholders’ equity (deficit) for the fiscal quarter ended April 2, 2006 (unaudited) and for the fiscal years ended January 1, 2006, January 2, 2005, and December 28, 2003
F-4
Consolidated statements of cash flows for the fiscal quarters ended April 2, 2006 and April 3, 2005 (unaudited) and for the fiscal years ended January 1, 2006, January 2, 2005, and December 28, 2003	F-5
Notes to consolidated financial statements	F-6 – F-21

Unaudited financial statements
Introduction to the unaudited pro forma condensed statements of operations	F-22
Pro forma condensed statement of operations for the fiscal quarter ended April 2, 2006 and condensed combining statement of operations for the fiscal year ended January 1, 2006	F-23 – F-24
Notes to the unaudited pro forma condensed statements of operations	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Global Employment Holdings, Inc. f/k/a
Global Employment Solutions, Inc.
We have audited the accompanying consolidated balance sheets of Global Employment Holdings, Inc. and Subsidiaries as of January 1, 2006 and January 2, 2005 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended January 1, 2006, January 2, 2005 and December 28, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Employment Holdings, Inc. and Subsidiaries as of January 1, 2006 and January 2, 2005 and the results of their operations and their cash flows for the years ended January 1, 2006, January 2, 2005 and December 28, 2003 in conformity with U.S. generally accepted accounting principles.
Mayer Hoffman McCann P.C.
Denver, Colorado
March 6, 2006, except for Note P, as to which the date is March 25, 2006 and except for Note A (Organization) as to which the date is March 31, 2006

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 2,	January 1,	January 2,
	2006	2006	2005
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,146,000	$137,860	$152,442
Accounts receivable, net	23,698,000	21,693,553	16,659,273
Deferred income taxes	978,000	978,000	1,263,000
Prepaid expenses and other current assets	2,980,000	2,996,768	2,283,883

Total current assets	28,802,000	25,806,181	20,358,598

Property and equipment, net	961,000	1,021,987	1,217,297
Deferred income taxes	7,574,000	7,206,000	10,276,000
Other assets, net	1,622,000	137,695	414,084
Goodwill	18,748,000	18,747,776	18,747,776

Total assets	$57,707,000	$52,919,639	$51,013,755

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdrafts	$2,166,000	$2,708,600	$442,270
Accounts payable	321,000	504,551	403,774
Accrued liabilities	21,331,000	16,126,484	14,648,768
Current portion of long-term debt	1,667,000	17,820,733	—
Line of credit	5,732,000	—	—
Mandatorily redeemable restricted common stock	—	11,542,081	—
Mandatorily redeemable preferred stock	—	28,897,220	—
Put warrants, equivalent to 542,166 common shares	—	300	300
Income taxes payable	242,000	240,493	628,812

Total current liabilities	31,459,000	77,840,462	16,123,924

Warrant liability	19,476,000	—	—
Long-term debt, net	24,266,000	—	17,800,224

Total liabilities	75,201,000	77,840,462	33,924,148

MANDATORILY REDEEMABLE PREFERRED STOCK, net	4,236,000	—	5,855,910

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.0001 par value, 10,000,000 shares authorized:
Series C preferred stock, 7,000,000 authorized shares designated, 5,718,729 issued and outstanding in fiscal years 2005 and 2004. Included above under mandatorily
redeemable preferred stock.	—	—	—
Series D preferred stock, 30,000,000 authorized shares designated, 8,315,204 issued and outstanding in fiscal years 2005 and 2004. Included above under mandatorily
redeemable preferred stock.	—	—	—
Series A preferred stock, $.0001 par value, 10,000,000 authorized shares designated, 12,750 issued and outstanding in fiscal year 2006. Included above under mandatorily
redeemable preferred stock.	—	—	—
Common stock, $.0001 par value, 75,000,000 shares authorized:
6,030,928, 4,864,685 and 5,433,241 issued and outstanding in fiscal years 2006, 2005 and 2004, respectively	1,000	486	543
Additional paid in capital	61,344,000	56,482,180	33,218,652
Accumulated deficit	(83,075,000)	(81,403,489)	(21,985,498)

Total stockholders’ equity (deficit)	(21,730,000)	(24,920,823)	11,233,697

Total liabilities and stockholders’ equity (deficit)	$57,707,000	$52,919,639	$51,013,755

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal quarters ended		Fiscal years ended
	April 2,	April 3,	January 1,	January 2,	December 28,
	2006	2005	2006	2005	2003
	(unaudited)
REVENUES, net	$31,208,000	$24,673,000	$111,562,518	$97,125,779	$85,567,742
COST OF SERVICES	22,364,000	16,613,000	77,192,645	66,926,048	58,336,910

GROSS PROFIT	8,844,000	8,060,000	34,369,873	30,199,731	27,230,832

OPERATING EXPENSES
Selling, general and administrative	7,396,000	6,003,000	24,326,479	23,934,841	22,629,883
Depreciation and amortization	153,000	187,000	729,487	733,513	706,775

Total operating expenses	7,549,000	6,190,000	25,055,966	24,668,354	23,336,658

OPERATING INCOME	1,295,000	1,870,000	9,313,907	5,531,377	3,894,174

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(96,000)	(69,000)	(255,635)	(690,117)	(811,803)
Restricted stock compensation	—	—	(21,151,892)	—	—
Valuation of redeemable preferred stock	—	—	(36,692,809)	—	—
Other income (expense)	(3,169,000)	(50,000)	—	(13,497)	13,595

Total other expense, net	(3,265,000)	(119,000)	(58,100,336)	(703,614)	(798,208)

INCOME (LOSS) BEFORE INCOME TAXES	(1,970,000)	1,751,000	(48,786,429)	4,827,763	3,095,966

INCOME TAXES	(298,000)	705,000	3,631,562	2,034,489	1,422,848

NET INCOME (LOSS)	(1,672,000)	1,046,000	(52,417,991)	2,793,274	1,673,118

Dividend accrued for Series A ($1.49 per share) in 2006 and paid to
Series C preferred stockholders ($0.92 per share) in 2005	(19,000)	(6,300,000)	(6,300,000)	—	—

Income (loss) available to common stockholders	$(1,691,000)	$(5,254,000)	$(58,717,991)	$2,793,274	$1,673,118

Basic and diluted earnings (loss) per share of common stock	$(0.35)	$(0.96)	$(10.95)	$.51	$.30

Weighted average number of basic and diluted shares outstanding	4,890,317	5,478,618	5,362,600	5,470,953	5,546,792

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
Fiscal quarter ended April 2, 2006 (unaudited) and Fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003

	Preferred stock						Additional	Accumulated
	Series C		Series D		Common stock		paid in capital	deficit	Total
	Amount	Shares	Amount	Shares	Amount	Shares

Balances at December 29, 2002 as previously reported	$57,209	5,720,868	$86,943	8,694,304	$556	5,556,663	$39,961,380	$(37,087,838)	$3,018,250
Correction of net deferred income tax assets and income taxes payable	—	—	—	—	—	—	—	13,957,004	13,957,004
Correction of accrued workers compensation	—	—	—	—	—	—	—	(3,737,869)	(3,737,869)
Correction of prior year accrued contractor payables	—	—	—	—	—	—	—	416,813	416,813
Correction of outstanding shares of 379,100 Series D preferred stock	—	—	(3,791)	(379,100)	—	—	3,791	—	—
Reclassification of mandatorily redeemable preferred stock to mezzanine level	(57,209)	(5,720,868)	(83,152)	(8,315,204)	—	—	(6,743,607)	—	(6,883,968)

Balances at December 29, 2002 as restated	—	—	—	—	556	5,556,663	33,221,564	(26,451,890)	6,770,230

Repurchase of 52,327 shares of restricted common stock	—	—	—	—	(5)	(52,327)	(1,235)	—	(1,240)
Issuance of 6,331 shares of restricted common stock	—	—	—	—	—	6,331	150	—	150
Net income	—	—	—	—	—	—	—	1,673,118	1,673,118

Balances at December 28, 2003	—	—	—	—	551	5,510,667	33,220,479	(24,778,772)	8,442,258

Repurchase of 135,715 shares of restricted common stock	—	—	—	—	(14)	(135,715)	(3,202)	—	(3,216)
Issuance of 58,289 shares of restricted common stock	—	—	—	—	6	58,289	1,375	—	1,381
Net income	—	—	—	—	—	—	—	2,793,274	2,793,274

Balances at January 2, 2005	—	—	—	—	543	5,433,241	33,218,652	(21,985,498)	11,233,697

Cash dividends ($1.20 per restricted common share and $0.92 per Series C share)	—	—	—	—	—	—	—	(7,000,000)	(7,000,000)
Issuance of 91,762 shares of restricted common stock	—	—	—	—	9	91,762	2,165	—	2,174
Repurchase of 533 shares of restricted common stock	—	—	—	—	—	(533)	(13)	—	(13)
Reclassification of 659,785 shares of redeemable restricted stock to a liability	—	—	—	—	(66)	(659,785)	23,261,376	—	23,261,310
Net loss	—	—	—	—	—	—	—	(52,417,991)	(52,417,991)

Balances at January 1, 2006	—	—	—	—	486	4,864,685	56,482,180	(81,403,489)	(24,920,823)

Rounding (unaudited)	—	—	—	—	514	—	(180)	489	823
Issuance of common stock to new investors (unaudited)	—	—	—	—	—	850,000	4,250,000	—	4,250,000
Issuance of common stock to KRG Colorado, LLC for services (unaudited)	—	—	—	—	—	50,000	250,000	—	250,000
Issuance of common stock to former stockholder’s of R&R Acquisition I, Inc. (unaudited)	—	—	—	—	—	180,928	905,000	—	905,000
Issuance of common stock to former debt holders of Global Employment Solutions, Inc. (unaudited)	—	—	—	—	—	85,315	427,000	—	427,000
Warrant liability related to common stock warrants (unaudited)	—	—	—	—	—	—	(1,862,000)	—	(1,862,000)
Offering costs (unaudited)	—	—	—	—	—	—	(1,049,000)	—	(1,049,000)
Extinguishment of related party debt (unaudited)	—	—	—	—	—	—	1,960,000	—	1,960,000
Preferred stock premium (unaudited)	—	—	—	—	—	—	(9,000)	—	(9,000)
Accretion of preferred stock discount (unaudited)	—	—	—	—	—	—	(10,000)	—	(10,000)
Issuance of preferred stock (unaudited)	—	—	12,750,000	12,750	—	—	—	—	12,750,000
Reclassification of mandatorily redeemable preferred stock to mezzanine level (unaudited)	—	—	(12,750,000)	(12,750)	—	—	—	—	(12,750,000)
Net loss (unaudited)	—	—	—	—	—	—	—	(1,672,000)	(1,672,000)

Balance at April 2, 2006 (unaudited)	$—	—	$—	—	$1,000	6,030,928	$61,344,000	$(83,075,000)	$(21,730,000)

The accompanying note are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal quarters ended		Fiscal years ended
	April 2,	April 3,	January 1,	January 2,	December 28,
	2006	2005	2006	2005	2003
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,672,000)	$1,046,000	$(52,417,991)	$2,793,274	$1,673,118
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	136,000	130,000	519,473	518,552	633,815
Amortization of debt discount and issuance costs	21,000	24,000	47,331	436,402	436,404
Amortization of other assets	17,000	52,000	210,014	214,961	72,960
Bad debt expense	177,000	86,000	330,175	492,110	317,150
Deferred taxes	(368,000)	570,000	3,355,000	1,619,000	943,000
Accretion of preferred stock	19,000	—	—	—	—
Restricted common stock compensation expense	80,000	—	—	—	—
Issuance of common stock to KRG Colorado, LLC for services	250,000	—	—	—	—
Issuance of common stock to former stockholder’s of R&R Acquisition I, Inc.	905,000	—	—	—	—
Offering costs	(1,049,000)	—	—	—	—
Issuance of Series C preferred stock for services	—	—	—	340,000	—
Restricted common stock compensation expense	—	—	21,151,892	—	—
Valuation of redeemable preferred stock	—	—	36,692,809	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,181,000)	(2,442,000)	(5,364,455)	(1,018,695)	(5,177,481)
Prepaid expenses and other	2,000	(345,000)	(648,332)	(321,284)	(458,948)
Accounts payable	(183,000)	(177,000)	100,777	(292,426)	(799,883)
Income taxes payable	2,000	(83,000)	(388,319)	168,527	314,861
Accrued expenses and other liabilities	5,290,000	792,000	1,477,716	1,220,769	2,486,284

Net cash flows provided by (used in) operating activities	1,446,000	(347,000)	5,066,090	6,171,190	441,280

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(75,000)	(52,000)	(324,163)	(556,489)	(747,770)

Net cash flows used in investing activities	(75,000)	(52,000)	(324,163)	(556,489)	(747,770)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdrafts	(543,000)	2,707,000	2,266,330	(631,421)	780,509
Net borrowings (repayments) of revolving credit facility	5,732,000	4,687,000	—	(4,742,346)	(1,335,376)
Borrowings on term note	5,000,000		—	—	—
Proceeds from convertible debt	30,000,000	—	—	—	—
Debt issuance costs	(1,508,000)	(25,000)	(25,000)	—	—
Reduction of KRG subordinated note	(1,460,000)	—	—	—	—
Reduction of shareholder subordinated debt	(14,064,000)	—	—	—	—
Issuance of preferred stock	12,750,000	—	—	—	—
Repurchase of Series C preferred stock	—	—	—	(224,456)	(98,900)
Return paid on Series C preferred stock	—	—	—	—	(111,263)
Issuance of restricted common stock	—	2,000	2,174	1,381	150
Issuance of common stock	4,250,000	—	—	—	—
Repurchase of restricted common stock	—	—	(13)	(3,216)	(1,240)
Repurchase of preferred and restricted common stock in recapitalization	(40,520,000)	—	—	—	—
Cash dividend paid	—	(7,000,000)	(7,000,000)	—	—

Net cash flows provided by (used in) financing activities	(363,000)	371,000	(4,756,509)	(5,600,058)	(766,120)

Net increase (decrease) in cash and cash equivalents	1,008,000	(28,000)	(14,582)	14,643	(1,072,610)
Cash and cash equivalents, beginning of year	138,000	152,000	152,442	137,799	1,210,409

Cash and cash equivalents, end of year	$1,146,000	$124,000	$137,860	$152,442	$137,799

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes	$68,000	$372,000	$665,481	$231,445	$164,986

Cash paid during the period for interest	$61,000	$45,000	$208,304	$253,715	$375,399

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
Organization
Global Employment Solutions, Inc. (“GES”), a Colorado corporation, was formed in February 1998, and through its subsidiaries identified below, is a provider of diversified human capital solutions with offices in key cities throughout the United States. All of the entities except Southeastern operate under the Global Employment Solutions name. GES subsidiaries include:
Staffing Services:
➢	Temporary Placement Service, Inc. (TPS)

➢	Excell Personnel Service Corporation (Excell)

➢	Main Line Personnel Service, Inc. (Main Line)

➢	Friendly Advanced Software Technology, Inc. (FAST)
Professional Employer Organization (“PEO”):
➢	Southeastern Staffing, Inc. and Southeastern Personnel Management, Inc. (collectively Southeastern)
Global Employment Holdings, Inc. (“Holdings”) was formed in Delaware in 2004. On March 31, 2006, Holdings entered into and closed a share purchase agreement with the holders of 98.36% of GES’s outstanding equity securities. Also on March 31, 2006, GES entered into a merger agreement with a wholly-owned subsidiary of Holdings, resulting in GES being 100% owned by Holdings. Holdings did not have any operations before March 31, 2006. The share exchange and merger was treated as a recapitalization of Global Employment Solutions for financial accounting purposes. In connection with the recapitalization of GES, Holdings issued convertible notes and warrants, convertible preferred stock and warrants, and common stock and warrants in private placements. As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures related to equity, amounts have been retroactively restated to reflect share quantities as if the exchange of GES shareholders had occurred at the beginning of the periods presented as altered by the terms of the share purchase agreement.

Basis of Presentation

As a result of the Company’s March 31, 2006 recapitalization, the historical consolidated financial statements include the accounts and operations of GES and its subsidiaries (collectively the Company). The operations of Global Employment Holdings, Inc. are including commencing March 31, 2006. All significant intercompany accounts and transactions have been eliminated in consolidation.
Unaudited Interim Financial Information

     The interim consolidated financial statements as of April 2, 2006 and for the three months ended April 2, 2006 and April 3, 2005 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the consolidated balance sheet, consolidated operating results, consolidated statement of changes in stockholders’ equity (deficit) and consolidated statements of cash flows for periods presented in accordance with generally accepted accounting principles. Operating results for the three months ended April 2, 2006 may not be indicative of the results for the year ending December 31, 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules and regulations of the SEC. These financial statements should be read in conjunction with the audited consolidated financial statements, and accompanying notes, included elsewhere in this Registration Statement.

Fiscal Year
The Company’s fiscal year is based on a 52/53-week cycle ending on the Sunday closest to each calendar year end. Consequently, fiscal 2005 ended on January 1, 2006, fiscal 2004 ended January 2, 2005 and fiscal 2003 ended December 28, 2003. In fiscal 2005 and 2003, the Company had 52-week years; in fiscal 2004 the Company had a 53-week year.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In particular, the accrual for the large deductible workers compensation insurance program is based on estimates and actuarial assumptions that the Company believes are reliable. However, these estimates and assumptions may change in the future based on actual experience in processing and settling claims.
Revenue Recognition
The Company’s PEO revenues consist of amounts received or receivable under employee leasing client service agreements. Amounts billed to PEO clients include actual wages of employees dedicated to each work-site and related payroll taxes paid by the Company, a contractual administrative fee, and workers compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to clients for workers compensation coverage and unemployment insurance for the leased employees and the actual cost of the insurance to the Company. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company records PEO revenues net, having determined that this better reflects the substance of the transactions between the Company and its PEO clients. The Company believes this provides greater comparability to the financial results within the industry. In addition, it will better focus the Company on, and allow investors to better understand, the financial results of the Company’s business.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed.
Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service revenues are recognized as the Company’s employees render services to customers.
Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
Cash and Cash Equivalents
The Company’s policy is to invest any cash in excess of operating requirements in highly liquid, income-producing investments. The Company considers such investments with maturity of three months or less at the time of purchase to be cash equivalents.
Financial Instruments
The Company does not believe that its financial instruments, primarily cash and cash equivalents, and accounts receivable are subject to significant concentrations of credit risk. The Company’s cash periodically exceeds the FDIC limits on insured balances. Maintaining deposits with major banks mitigates this risk.
Credit is extended based on an evaluation of the customer’s financial condition and, if necessary, a deposit or some other form of collateral or guarantee is obtained. Credit losses have generally been within management’s expectations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s large number of customers and their dispersion across many different industries and geographic locations nation-wide. The Florida and Georgia offices accounted for approximately 75% of total net revenues for fiscal 2005. Consequently, weakness in economic conditions in these regions could have a material adverse effect on the Company’s financial position and results of operations.
The Company believes the carrying value of its financial instruments approximates their respective fair market values as of January 1, 2006 and January 2, 2005.
Accounts Receivable and Allowance for Doubtful Accounts
The majority of the Company’s accounts receivable are due from customers of the Company for amounts due related to services provided under employee leasing client service agreements, temporary staffing or permanent placement fees. Credit is extended based on evaluation of a customer’s financial condition and underlying collateral or guarantees. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The Company determines its allowance for employee leasing and temporary staffing accounts receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the condition of the general economy and the industry as a whole. Based on previous loss history, permanent placement allowances are established to estimate losses (returned placement revenues) due to placed candidates not remaining employed for the period guaranteed by the Company, which is normally 30 to 90 days. The Company writes-off accounts receivable when they become uncollectible against the allowance for doubtful accounts, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.
Property and Equipment
Property and equipment is recorded at cost. Additions, major renewals and betterments are capitalized; maintenance and repairs that do not extend asset lives are charged against earnings in the period incurred. Gains or losses on the disposition of property and equipment are reflected in earnings and the related asset cost and accumulated depreciation are removed from the respective accounts. Depreciation is computed using the straight-line method over the assets’ estimated useful lives. The estimated useful lives of property and equipment for purposes of computing depreciation are as follows:
➢	Computer software 3 to 5 years

➢	Office equipment 3 to 7 years

➢	Furniture and fixtures 5 to 10 years
Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Costs of developing or obtaining computer software for internal use are capitalized in accordance with AICPA Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. Capitalization stops when the development phase, which includes activities such as software design and configuration, coding, installation, testing, and parallel processing is complete. Amortization begins when the computer software is ready for its intended use, regardless of whether the software will be placed in service in planned stages that may extend beyond a reporting period. Amortization is recorded on a straight-line basis over software’s estimated useful life, usually 3 to 5 years.
Goodwill
Goodwill represents the excess of the purchase prices over the fair value of assets acquired in the business acquisitions of subsidiaries. Goodwill is evaluated annually for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). As a result of the adoption of SFAS No. 142, the Company discontinued the amortization of goodwill effective December 31, 2001. SFAS No. 142 also requires the Company to perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. The annual impairment test is performed as of the last day of the Company’s fiscal year. The two step approach to assess goodwill impairment requires the Company to first compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.
SFAS No. 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of the Company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data, was the most appropriate valuation methodology.
The Company determined that each of its subsidiaries were individual reporting units as defined by SFAS No. 142. Accordingly, each of the subsidiaries which have goodwill recorded (Excell, Southeastern, Main Line, FAST) were valued for purposes of the impairment calculation based on multiples of trailing twelve month EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during fiscal years 2005, 2004 or 2003.
Workers Compensation Insurance
On August 1, 2002, the Company entered into guaranteed cost policies with minimal loss retention for workers compensation coverage in the states in which it operates. Under these policies, the Company is required to maintain refundable deposits of approximately $2,050,000 and $1,773,000, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets as of January 1, 2006 and January 2, 2005, respectively.
The Company has established workers compensation collateral deposits to fund claims relating to the Company’s large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon are used to pay claims under this program. Amounts funded represent contractually agreed upon rates primarily based upon payroll levels and the related workers compensation class codes. The Company’s policy is to use its estimated undiscounted workers compensation claims associated with its large deductible insurance fund when determining its net deposit or obligation there under. Workers compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. The loss estimates are based on several factors including the Company’s current experience, industry averages, relative health care costs, regional influences and other factors.
These estimates are continually reviewed by the Company’s risk management department, and annually by Preferred Insurance Capital Consultants, LLC, an independent actuary, and any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates.
As of January 1, 2006 and January 2, 2005, the estimated claims in excess of collateral deposits under this program were approximately $2,067,000 and are reported within accrued liabilities in the accompanying consolidated balance sheets.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for fiscal 2005, 2004 and 2003, was $625,835, $414,193 and $455,581, respectively.
Income Taxes
The current provision for income taxes represents estimated amounts payable or refundable on tax returns filed or to be filed for the year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheet. Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are reduced by a valuation allowance based on an assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.
Long-Lived Assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. Impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss would be measured and recorded based on discounted estimated future cash flows. No impairment losses were recorded during fiscal 2005, 2004 or 2003.
Stock-Based Compensation
The Company has adopted the fair value method of accounting pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, for all issuances of stock options to non-employees of the Company. The Company will continue using the intrinsic value method under the provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees until January 1, 2006 at which time the Company will be required to follow the provisions of SFAS No. 123(R). Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant. As a result of the impending merger, as discussed in the subsequent events footnote, $21,151,892 of compensation expense was recorded in other expenses related to outstanding restricted common stock issued to management and employees. Additionally, the fair market value of $28,897,220 related to redeemable preferred stock was classified as a current liability as of January 1, 2006 with an offsetting charge to other expenses of $36,692,809 for the difference between the estimated liability and carrying value. The valuation was based upon an estimate of the proceeds as calculated under the Master Investment Agreement.
There were neither stock option grants to employees of the Company during fiscal 2005, 2004 or 2003 nor any outstanding stock option grants as of January 1, 2006.
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payments (SFAS No. 123(R)), which replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In April 2005, the SEC issued a press release that revises the required date of adoption under SFAS 123(R). The new rule allows companies to adopt the provisions of SFAS 123(R) beginning on the first annual period beginning after June 15, 2005. The Company will adopt the fair value method of accounting pursuant to SFAS No. 123 (R) for all issuances of restricted stock and stock options of the Company beginning in fiscal 2006. The effect of adoption of SFAS 123(R) on the Company’s financial position or results of operations has not yet been determined.
Net Earnings (Loss) per Share of Common Stock
Basic earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated by dividing income (loss) available

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
to common shareholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities. Shares representing restricted common stock, which were reclassified to mandatorily redeemable restricted stock in October 2005, were excluded from the calculation of weighted average shares of basic and diluted earnings (loss) per share once they were reported as a liability in the consolidated balance sheet.
Basic and fully diluted shares outstanding were the same for fiscal years 2005, 2004 and 2003 as there were no potential dilutive shares outstanding during the period.
Recent Accounting Pronouncements
In June 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB No. 20 and FAS No. 3 (“SFAS No. 154”). SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 and the impact of such adoption is reflected in the Consolidated Statements of Stockholders’ Equity (Deficit) as an adjustment to the opening balances as of December 29, 2002. The corrections resulted from the following items:
➢	A change in policy related to accounting for net deferred income tax assets and the related valuation allowance and a correction of income taxes payable resulting in a decrease in beginning accumulated deficit of $13,957,004.

➢	A combination of a change in estimate and an error in computing the accrued liability and expense relating to the Company’s large deductible insurance program that existed from February 1999 through July 2002. The Company could not readily distinguish between the amount relating to the estimate and error, and therefore, recorded the entire amount as an increase to accumulated deficit of $3,737,869.

➢	Correction of an error related to accrued contractor liabilities and cost of services in 2001, which was discovered in fiscal 2005 resulting in a decrease in beginning accumulated deficit of $416,813.

➢	Correction of the number of outstanding shares of Series D preferred stock resulting in a decrease to preferred stock and increase to additional paid in capital of $3,791.

➢	A reclassification of redeemable preferred stock from equity to temporary equity resulting in a decrease in stockholders’ equity (deficit) of $6,883,968.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets — an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. The Company is currently evaluating the requirements of SFAS No. 153, but does not expect it to have a material impact on its financial position or results of operation.
On December 24, 2003, the Financial Accounting Standards Board issued FASB Interpretation (FIN) No. 46 (Revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, to clarify some of the provisions in the original interpretation (FIN 46) that was issued in January 2003. FIN 46R was issued in response to input received from constituents regarding certain issues arising in implementing FIN 46. The Company does not have any variable interests in variable interest entities.
NOTE B — MASTER INVESTMENT AGREEMENT
As a result of a financial restructuring plan (Recapitalization), the Company’s principal stakeholders are all parties to a Master Investment Agreement dated as of November 15, 2001. Among other things, this agreement defines a prescribed formula for the distribution of net proceeds provided from a sale of the Company or its assets. Net proceeds are defined as any funds available after the repayment of the revolving credit facility. Distributable proceeds are to be allocated according to the following schedules.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Prior to the distribution of any net proceeds to the Company’s investors and lenders outlined below, management of the Company will be distributed amounts corresponding to the following schedule related to their restricted common stock:

Management	Net Proceeds
Allocation Percentage	Greater than	But Less than or Equal to
10%	$—	$48,192,226
15%	48,192,226	62,178,779
20%	62,178,779	83,254,346
25%	83,254,346	unlimited
The remaining proceeds will be distributed to the Company’s investors and lenders as follows:

		Series C		Series D
		Preferred	Subordinated	Preferred	Common
Level		Stockholders	Lenders	Stockholders	Equity
1	Until Series C receives 3 times return on original investment	100%	—	—	—

2	Then, until Subordinated lenders receive return of principal	26.7%	51.3%	22%	—

3	Then, until Series D receives $13.3 million	28.2%	—	71.8%	—

4	Then, until Series D receives aggregate of $22.2 million	30%	—	70%	—

5	Then, until Subordinated lenders receive 100% of accrued interest as of November 15, 2001	32%	34.7%	33.3%	—

6	Then	32%	6.8%	51.2%	10%
The distribution levels, including amounts allocable to management, would be approximately as follows:

Level	From	To
1	$—	$22.8 million
2	$22.8 million	$57.9 million
3	$57.9 million	$68.9 million
4	$68.9 million	$84.9 million
5	$84.9 million	$92.3 million
6	$92.3 million	All remaining
Amounts allocable to management are represented by shares of restricted common stock, issued to designated management and employee personnel for nominal consideration under the 2002 Restricted Stock Plan.
NOTE C — ACCOUNTS RECEIVABLE
As of January 1, 2006 and January 2, 2005, accounts receivable consisted of the following:

	January 1,	January 2,
	2006	2005
Accounts receivable billed	$11,763,686	$8,197,193
Accounts receivable unbilled	10,126,785	8,593,268
Accounts receivable other	339,482	337,762
Allowance for doubtful accounts	(536,400)	(468,950)

Total	$21,693,553	$16,659,273

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table sets forth the allowance for doubtful accounts reconciliation for the past three fiscal years.

	January 1,	January 2,	December 28,
	2006	2005	2003
Balance, beginning of year	$468,950	$591,920	$523,715
Additions charged to cost and expense	330,175	492,110	317,150
Accounts receivable written-off net of recoveries	(262,725)	(615,080)	(248,945)

Balance, end of year	$536,400	$468,950	$591,920

NOTE D — PROPERTY AND EQUIPMENT
As of January 1, 2006 and January 2, 2005, property and equipment consisted of the following:

	January 1,	January 2,
	2006	2005
Office equipment	$2,471,210	$2,223,290
Furniture and fixtures	711,648	700,639
Computer software	1,970,122	1,984,481
Leasehold improvements	271,163	243,514

	5,424,143	5,151,924
Less accumulated depreciation and amortization	4,402,156	3,934,627

Total	$1,021,987	$1,217,297

Depreciation expense for fiscal 2005, 2004 and 2003, was $519,473, $518,552, and $633,815, respectively.
NOTE E — OTHER ASSETS
Other noncurrent assets as of January 1, 2006 and January 2, 2005, consisted of the following:

	January 1,	January 2,
	2006	2005
Deposits and other assets	$101,218	$165,772

Debt issuance costs, net of accumulated amortization of $41,927 and $15,104 as of January 1, 2006 and January 2, 2005, respectively	20,573	22,396

Contractual rights, net of accumulated amortization of $227,470 and $144,257 as of January 1, 2006 and January 2, 2005, respectively	15,904	225,916

Total	$137,695	$414,084

Debt issuance costs are amortized over the term of the related indebtedness using the straight-line method, which approximates the effective interest method. Contractual rights are amortized over the two-year term using the straight-line method. Amortization of other assets is $36,477 in fiscal 2006 and $-0- thereafter.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE F — ACCRUED LIABILITIES
Accrued liabilities consist of the reserve for potential workers compensation claims, payroll and related benefits, unearned benefit deductions and other current liabilities related to services received. Accrued liabilities as of January 1, 2006 and January 2, 2005, consisted of the following:

	January 1,	January 2,
	2006	2005
Accrued payroll and related benefits	$11,838,921	$10,338,468
Accrued workers compensation	2,464,896	2,870,171
Unearned benefit deductions	756,915	770,691
Other	1,065,752	669,438

Total	$16,126,484	$14,648,768

NOTE G — CREDIT AND SECURITY AGREEMENT
Effective in March 2002, and as subsequently amended in June 2003, August 2004, January 2005 and May 2005, the Company and its subsidiaries executed a Credit and Security Agreement with Wells Fargo Bank, (“Wells Fargo”) for revolving credit borrowings and letters of credit collateralized by the Company’s accounts receivable. Maximum available borrowings of up to $10.0 million ($7.5 million prior to August 30, 2004) are limited to 85% of eligible billed receivables and 70% of unbilled receivables. Interest was payable at Wells Fargo’s prime rate plus 1% per annum through August 29, 2004, and effective August 30, 2004, interest is payable at Wells Fargo’s prime rate (7% at January 1, 2006), subject to a minimum of $7,500 per month. A fee of 0.25% per annum is payable on the unused portion of the commitment. The term of the agreement expires on July 31, 2006. There were no outstanding borrowings at January 1, 2006 and January 2, 2005. The agreement requires certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and the agreement contains a provision that allows the lender to call the outstanding balance of the line of credit if any material adverse change in the business or financial condition of the Company occurs. As of January 1, 2006, there are also two outstanding letters of credit with Wells Fargo in the total amount of $235,085, both which expire on December 31, 2006. The amount available to the Company under the line of credit was $9,764,915 and $7,210,392 as of January 1, 2006 and January 2, 2005, respectively.
The agreement includes various financial and other covenants with which the Company must comply in order to maintain borrowing availability and avoid penalties, including restrictions on the payment of dividends. As a result of recording the compensation expense related to the restricted common stock and mandatorily redeemable preferred stock, the Company was in default of its loan covenants as of January 1, 2006 with regard to the minimum net income and net worth requirements. Over the course of our credit arrangement, various defaults have occurred and all defaults have either been cured by the Company or waived by Wells Fargo.
NOTE H — LONG TERM DEBT
As of January 1, 2006 and January 2, 2005, long-term debt consisted of the following:

	January 1,	January 2,
	2006	2005
Senior subordinated notes; including accrued interest through November 15, 2001 of $1,870,844, net of unamortized discount of $0 and $20,509 for fiscal 2005 and 2004, respectively	$15,836,845	$15,816,336

Purchase money subordinated notes — Southeastern sellers	483,888	483,888

KRG subordinated notes	1,500,000	1,500,000

	17,820,733	17,800,224

Less current portion	(17,820,733)	—

Total long-term debt	$—	$17,800,224

All amounts of long-term debt outstanding as of January 2, 2005 were due in 2005. However, the maturity dates of all long-term debt were extended on February 25, 2005 to February 28, 2007. In connection with the share purchase agreement and merger; the debt was reclassified at January 1, 2006 to current based upon an anticipated payoff in March 2006.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Senior Subordinated Notes and Put Warrants
On March 13, 1998, the Company entered into a senior subordinated note purchase agreement as part of its acquisition of TPS and Excell. This agreement was amended on July 29, 1998, and September 11, 1998, in connection with the Company’s acquisitions of Southeastern, Main Line, PD Quick, a company which merged into TPS during 2000, and National Career Search, Inc., a Company which GES sold in 2000. This agreement was further amended on November 15, 2001 as part of the Recapitalization. The estimated fair value of the detachable stock warrants issued with these notes has been accounted for as a discount from the face value of the notes and is being amortized using the straight line method, which approximates the effective interest method, over the term of the note purchase agreement. Amortization of the debt discount for fiscal 2005, 2004 and 2003 was $20,509, $436,402 and $436,404, respectively, and is included in interest expense on the consolidated statements of operations.
The senior subordinated notes bore interest at a fixed annual rate of 13% per annum. Monthly interest payments of approximately $151,000 were originally to be paid through September 30, 2004. However, interest payments have not been made after November 2000, and as amended in connection with the Recapitalization, all remaining principal, together with all unpaid interest as of November 15, 2001, were payable on February 28, 2005. However, on February 25, 2005 the maturity date of these notes was extended to February 28, 2007. Interest ceased to accrue on these notes effective November 15, 2001. This modification of terms was appropriately accounted for as a troubled debt restructuring and accordingly, the note balances continue to be carried at their historical balances. If the Company is sold prior to maturity, the subordinated note holders will be entitled to receive only the amount provided for by the sales proceeds distribution schedule as described in the Master Investment Agreement.
The detachable stock warrants are exercisable into 542,166 shares of common stock at $.01 per share, at any time prior to the earlier of March 13, 2008 or six years after the senior subordinated notes are paid in full. The warrants provide the holders the right to require the Company to redeem them for fair value at any time after July 29, 2003. The Company re-values the warrants at each reporting date, with a charge or credit recognized in the statement of operations. Given the terms of the Master Investment Agreement, the value of the Company’s common stock was deemed negligible. Consequently, as of January 1, 2006 and January 2, 2005, the fair value of the warrants is reported as $300, the exercise price prepaid by the holders.
Purchase Money Subordinated Notes
In connection with the Company’s purchase of Southeastern, the Company issued subordinated notes to the sellers that bore interest at a fixed rate of 8% per annum, payable quarterly. Quarterly principal payments were to commence June 30, 2000, until paid in full, with any remaining balance due at maturity on July 29, 2005. As part of the Recapitalization, effective November 15, 2001, the remaining notes no longer bear interest and were scheduled to mature July 29, 2005, or share in proceeds from a sale of the Company along with other subordinated note holders. This modification of terms was appropriately accounted for as a troubled debt restructuring and accordingly, the note balances continue to be carried at their historical balances. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007.
KRG Subordinated Notes
KRG is a related party and its affiliates and associates are significant investors in the Company. During 2001, KRG advanced working capital funds to the Company. These advances are non-interest bearing and were to mature February 5, 2005, or share in distributable proceeds from sale of the Company along with other holders of the Company’s subordinated debt. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007.
NOTE I — INCOME TAXES
Income tax expense attributable to income from operations consists of the following for fiscal 2005, 2004 and 2003:

Fiscal Year ended January 1, 2006
	Current	Deferred	Total
U.S. Federal	$159,000	$3,252,972	$3,411,972
State and local	117,562	102,028	219,590

Total	$276,562	$3,355,000	$3,631,562

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Year ended January 2, 2005
	Current	Deferred	Total
U.S. Federal	$29,870	$1,445,730	$1,475,600
State and local	385,619	173,270	558,889

Total	$415,489	$1,619,000	$2,034,489

Fiscal Year ended December 28, 2003
	Current	Deferred	Total
U.S. Federal	$39,700	$843,108	$882,808
State and local	440,148	99,892	540,040

Total	$479,848	$943,000	$1,422,848

Income tax expense attributable to income from operations for fiscal 2005, 2004 and 2003 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations as a result of state taxes, net of federal benefit, non-deductible expenses, primarily restricted compensation, entertainment expense and FICA tip credits as shown in the following table:

	Fiscal year ended
	January 1,	January 2,	December 28,
	2006	2005	2003
Tax computed at the federal statutory rate	34.0%	34.0%	34.0%
State tax, net of federal tax benefit	(0.6)	3.6	5.9
Permanent differences	(0.4)	3.8	4.4
Restricted stock and valuation of redeemable preferred stock	(40.1)	—	—
Other	(0.3)	0.7	1.7

Effective Rate	(7.4)%	42.1%	46.0%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of January 1, 2006 and January 2, 2005, are presented below.
          Deferred tax asset (liability):

	January 1,	January 2,
	2006	2005
Accrued vacation	$—	$9,000
Allowance for bad debts	204,000	178,000
Other reserves	774,000	1,076,000

Deferred tax assets — current	978,000	1,263,000

AMT and FICA tip tax credit	2,589,000	1,913,000
Net operating loss carry forwards	1,327,000	4,137,000
Amortization of goodwill and other intangibles	4,277,000	5,164,000
Depreciation of property and equipment	(92,000)	(43,000)
Less valuation allowance	895,000	895,000

Deferred tax assets — long term	7,206,000	10,276,000

Net deferred tax assets	$8,184,000	$11,539,000

As of January 1, 2006, the Company had federal net operating loss carry forwards of approximately $120,000, which it expects to utilize in fiscal 2006. The Company has state net operating loss carry forwards of approximately $9,900,000, which expire on various dates from 2010 through 2024.
The Company has established a valuation allowance against its net deferred tax assets as of January 1, 2006 and January 2, 2005, of $895,000. The valuation allowance results from the uncertainty regarding the Company’s ability to produce

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. The Company determined that the net deferred tax assets related to state net operating loss carry forwards should remain subject to an allowance until it has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets.
NOTE J — STOCKHOLDERS’ EQUITY
Pursuant to the share exchange and purchase merger as described in Note A, Holdings’ authorized capital consists of 75,000,000 shares of $.0001 par value common stock, and 10,000,000 shares of $.0001 par value preferred stock. As amended on May 9, 2002, the Company has 50,000,000 shares of $.01 par value preferred stock designated, 7,000,000 shares as series C preferred stock, and 30,000,000 shares as series D preferred stock.
Preferred Stock
The Series C and Series D preferred stockholders of the Company were entitled to vote with the common stock stockholders, however, not as a separate class. No specific provisions were made with respect to dividends on the preferred stock; however, no dividends may be paid on common stock for so long as any class of preferred stock is outstanding unless approved by the preferred stockholders. The relative priorities of the classes of equity securities to receive distributions of proceeds from an approved sale of the Company are also described in the Master Investment Agreement.
The redeemable preferred stock has been classified outside of stockholders’ equity as temporary equity. As a result of the merger, as discussed in the subsequent events footnote, the preferred stock was reclassified to a current liability titled mandatorily redeemable preferred stock on the balance sheets at an estimated fair market value of $28,897,220 with an offsetting expense in other expenses of $36,692,809 for the difference between the estimated liability and carrying value, pursuant to the provisions of Staff Accounting Bulletin No. 64, Redeemable Preferred Stock and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, as of January 1, 2006. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Master Investment Agreement.
Following is a reconciliation of the number of shares issued of Series C and Series D preferred stock:

	Series C		Series D
	Amount	Shares	Amount	Shares	Total
Balances December 29, 2002 as restated	$5,720,868	5,720,868	$18,045	8,315,204	$5,738,913
Repurchase of 16,350 shares	(16,170)	(16,350)			(16,170)

Balance December 28, 2003	5,704,698	5,704,518	18,045	8,315,204	5,722,743
Repurchase of 34,839 shares of series C preferred stock	(36,699)	(34,839)	—	—	(36,699)
Issuance of 49,050 shares of series C preferred stock in lieu of compensation	55,590	49,050	—	—	55,590

Balance January 2, 2005	5,723,589	5,718,729	18,045	8,315,204	5,741,634
Estimated fair value adjustment	16,549,475	—	6,606,111	—	23,155,586

Balance January 1, 2006	$22,273,064	5,718,729	$6,624,156	8,315,204	$28,897,220

Stockholders’ Agreement
All stockholders are party to a Stockholders’ Agreement that significantly restricts the transferability of shares of the Company’s capital stock and provides for other corporate governance matters.
Dividends
On February 3, 2005, the Board of Directors authorized a $7 million dividend payable to the stockholders of restricted common stock and Series C preferred stock at the time the dividend is paid. In March 2005, $700,000 was paid to the restricted common stockholders and $6.3 million was paid to the Series C stockholders based upon their pro rata share of the outstanding shares.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock Options
Historically, the Company has granted common stock options to employees at a price equal to or greater than the estimated fair value of the stock on the date of grant. Options held by any parties to the Master Investment Agreement were cancelled as of November 15, 2001. All other options held by employees of the Company were canceled during 2002 in exchange for shares of restricted common stock.
Compensation
During fiscal 2004, the Company issued 300,000 shares of Series C preferred stock valued at $340,000 to various members of management in lieu of cash bonuses.
NOTE K — COMMITMENTS AND CONTINGENCIES
Contingencies
The Company is party to various legal actions and claims related to its business. In management’s opinion, the ultimate settlement of these actions will have no material effect on the Company’s financial position or results of operations.
Operating Leases
The Company is obligated under several operating leases for office space and certain office equipment expiring at various dates through 2010. Rent expense under operating leases for fiscal 2005, 2004, 2003 was $1,585,106, $1,643,643 and $1,589,032, respectively.
As of January 1, 2006, future minimum lease commitments under noncancellable operating leases are as follows:

Fiscal Years
2006	$903,369
2007	732,639
2008	323,099
2009	190,120
2010	9,107

Total	$2,158,334

Certain leases contain purchase options, renewal options and escalation clauses. These contingent rent amounts are excluded from minimum rent until lease extensions are executed. Rent escalations, however, are reflected in minimum rent and are included in the determination of total rent expense. Sublease rental payments received by the Company under a sublease agreement, which expired on December 31, 2003, was $141,799 for fiscal 2003.
NOTE L — EMPLOYEE BENEFIT PLANS
Effective January 1, 2000, the Company adopted a 401(k) plan (the “Plan”) for the benefit of all eligible employees of the Company, as defined in the Plan Agreement. The Plan allows participants to make pretax contributions limited to amounts established by tax laws. The employee contributions and earnings thereon are always 100% vested, and the employers’ match, if made, vests ratably over a six-year period. The Company currently does not match employee contributions. Employees are eligible to participate in the Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service. The Plan allows for hardship withdrawals and loans from participant accounts. All amounts contributed to the Plan are deposited into a trust fund administered by independent trustees.
Southeastern has adopted a 401(k) profit sharing plan (the “SE Plan”) for the benefit of all eligible employees, as defined in the plan agreement. The SE Plan is a defined contribution plan to which eligible employees may make voluntary contributions, on a before-tax basis, from 1 percent to 15 percent of their compensation during each year while they are a plan participant. Under the SE Plan, employees’ salary deferral contributions are limited to amounts established by tax laws. Participants are at all times fully vested in their salary deferral contributions to the SE Plan and the earnings thereon. All amounts contributed pursuant to the SE Plan are held in a trust and invested, pursuant to the participant’s election, in one or more investment funds offered by a third-party trustee.
Employees are eligible to participate in the SE Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service in a consecutive 12-month period. Entry dates are the first day of each quarter. Service with a client Company is credited for eligibility and vesting purposes under the SE Plan.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The SE Plan also offers the option of matching contributions to certain work-site employees under Section 401(m) of the Internal Revenue Code. Under this option, customer companies may elect to participate in the matching program, pursuant to which the customer companies contribute an annually determined percentage of the employee’s compensation each pay period. Participants vest in these matching contributions 20 percent per year beginning after one year of service, and are fully vested after six years of service. In addition, participants are fully vested in these matching contributions upon normal retirement (i.e., attainment of age 65) or death. Southeastern’s customers made matching contributions of approximately $275,000, $299,000 and $267,000 for work-site employees for fiscal 2005, 2004 and 2003, respectively.
In July 2004 The Company adopted “The Executive Nonqualified Excess Plan” (“Exec Plan”) for certain management employees and independent contractors. The Exec Plan allowed for deferral of current compensation and bonuses (maximum of 90%) providing for retirement and other benefits. The Company did not fund the Exec Plan; however, participants elected salary amounts to defer and the Company credited the participant’s deferred compensation account on each crediting date. The Company holds the assets and liabilities of the Exec Plan through a third-party trustee. Effective December 31, 2005, the Company terminated this plan. Participant liabilities were paid in December 2005 and as of January 1, 2006 the plan assets of $156,210 are included in prepaid expenses and other current assets.
NOTE M — RESTRICTED STOCK PLAN
Effective May 2002, the Company adopted the 2002 Restricted Stock Plan (the “Stock Plan”). The Stock Plan provides for issuance of up to 3,000,000 shares of restricted common stock. The restricted shares are issued at the discretion of the Compensation Committee of the Board of Directors, and carry the terms outlined below. The Stock Plan terminates the later of May 2012 or upon execution of an approved sale of the Company.
On May 15, 2002, all employees who held stock options were given one share of restricted common stock in exchange for the cancellation of each stock option (the Exchange). Employees were required to pay $.01 per share to affect the purchase of the restricted common shares and concurrent cancellation of the stock options. Effective with the creation of the Stock Plan, all previous stock option plans and all employee options were cancelled.
Additionally, stock awards may be granted to employees, outside directors, and consultants of the Company, or any of its subsidiaries at the sole discretion of the Compensation Committee. The holders of shares issued under the Stock Plan possess the same rights as the stockholders of unrestricted common stock, with the exception that the restricted shares have no voting rights. The restricted stock is nontransferable until an approved sale of the Company is consummated.
The restricted shares issued as part of the Exchange vested 16.68% immediately, with the remaining percentage vesting ratably (2.78% per month) over the following 2.5 year period. Additionally, these shares vest an additional 17% upon termination of an employee without cause. The restricted shares issued as incentive awards subsequent to the Exchange vest ratably over a 3-year period (2.75% per month). All restricted shares issued under the Stock Plan vest immediately upon execution of an approved sale of the Company. Upon termination of an employee, the Company has the option to repurchase all of the unvested shares held by the employee for $.01 per share.
Simultaneous with an approved sale of the Company, the Company will repurchase the restricted shares for an amount determined as outlined above (10-25% of Net Proceeds). The aggregate amount attributable to management under the sales proceeds distribution schedule in the Master Investment Agreement will be allocated to individual employees based on their pro rata share of the shares issued under the Stock Plan. If no amounts are due to management under the sales proceeds distribution schedule, the Company will repurchase restricted shares for $.01 per share.
As a result of the impending merger, as discussed in the subsequent events footnote, the fair market value of $11,542,081 was classified as a current liability with a corresponding charge to compensation expense, net of the basis pursuant to the provisions of SFAS No. 150, as of January 1, 2006. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Management Allocation Percentage under the Master Investment Agreement.
As of January 1, 2006 and January 2, 2005, 1,563,340 and 1,347,175 shares were issued and outstanding under the Stock Plan, respectively.
NOTE N — RELATED PARTIES
The Company is renting administrative facilities from stockholders and current employees, and family members of officers of the Company. For fiscal 2005, 2004 and 2003, the Company paid rent expense to these related parties of $514,287, $495,221 and $353,558, respectively. In addition there was $187,945 of expense paid related to the buyout of a portion of a related party lease during fiscal 2004.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company has a management consulting agreement with KRG, a company controlled by certain stockholders of GES. The Company receives management, advisory and corporate structure services from KRG for an annual fee. KRG is also eligible for a bonus fee, based on performance thresholds, for each fiscal year, and fees related to acquisitions and divestitures completed by the Company. On November 15, 2001, KRG agreed to waive and forgive amounts accrued as of that date. From November 15, 2001 forward, management-consulting fees were charged based on assessments of the Company’s financial ability. During fiscal 2005 and 2004, $180,000 and $90,000, respectively, in consulting fees were charged and such amounts were included in operating expenses in the statements of operations. No amounts were charged by KRG during fiscal 2003.
In 2001, as part of the Recapitalization, certain of the management and debt and equity holders of the Company formed a limited liability company (the LLC) for the purpose of purchasing at a discount, certain senior debt. The Company then issued its Series C preferred stock to the LLC to retire the senior debt and related accrued interest. KRG is one of the members of the LLC, one of the Senior Subordinated Note holders, and can influence the management of the Company through its management consulting agreement described above. Additionally, five of the remaining Senior Subordinated Note holders own shares of the Company’s Series D Preferred Stock, and are members of the LLC, and thus own a pro-rata share of the Company’s Series C Preferred Stock.
NOTE O — SEGMENT INFORMATION
The Company’s business is divided into two major segments, staffing services and professional employer organization, also known as PEO services. These segments consist of several different practice groups. The Company’s temporary staffing practice group provides temporary and temp-to-hire services in areas such as light industrial, clerical, logistics fulfillment, call center operations, financial services, and warehousing, among others. The Company’s direct hire placement practice group responds to the Company’s customer’s requests by finding suitable candidates from the Company’s national network of candidates across a broad range of disciplines. The Company’s professional services practice group provides temporary and temp-to-hire services in areas such as information technology, known as IT, life sciences and others. The Company’s employee leasing practice group assists customers in managing human resources responsibilities and employer risks such as payroll and tax administration, workers compensation, employee benefit programs, and regulatory compliance. The Company’s operating segments are based on the type of services provided to clients. Staffing services are provided to clients throughout the United States and as such, the revenue earned is spread over numerous states. These operations do not meet the quantitative thresholds outlined by the SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which requires the reporting of financial information by region. The reconciling difference between the two segments and total Company represents costs and assets of the corporate division. All revenue is earned within the United States.
Segment information is as follows:

	Fiscal quarters ended		Fiscal Years Ended
	April 2,	April 3,	January 1,	January 2,	December 28,
	2006	2005	2006	2005	2003
	(unaudited)
Staffing revenue	$22,663,000	$17,119,000	$81,174,557	$70,055,028	$61,639,527
PEO revenue	$8,518,000	$7,554,000	$30,387,961	$27,070,751	$23,928,215

Total company revenue	$31,208,000	$24,673,000	$111,562,518	$97,125,779	$85,567,742

Staffing depreciation	$32,000	$34,000	$124,467	$140,880	$163,302
PEO depreciation	$30,000	$27,000	$105,618	$99,248	$92,526
Total company depreciation	$136,000	$130,000	$519,473	$518,552	$633,815

Staffing income before income taxes	$1,129,000	$1,003,000	$7,880,579	$5,284,554	$4,436,025
PEO income before income taxes	$1,255,000	$920,000	$4,563,058	$2,944,522	$2,255,860
Total company income (loss) before income taxes	$(1,970,000)	$1,751,000	$(48,786,429)	$4,827,763	$3,095,966

Staffing assets	$25,920,000	$18,729,000	$23,506,071	$16,786,908	$16,487,045
PEO assets	$28,200,000	$23,536,000	$26,612,231	$18,658,783	$21,428,472
Total company assets	$58,047,000	$52,920,000	$52,919,639	$51,013,755	$51,953,428

Staffing capital expenditures	$6,000	$5,000	$103,000	$131,000	$117,000
PEO capital expenditures	$53,000	$5,000	$134,000	$164,000	$86,000
Total capital expenditures	$75,000	$52,000	$324,163	$556,489	$747,770

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE P — SUBSEQUENT EVENTS
Share purchase and merger and related transactions
The Company is currently in the process of negotiating a share purchase and merger with a publicly held shell company. Upon the consummation of a share purchase and merger with the unrelated shell company, (“Newco”), Newco will change its name to Global Employment Holdings, Inc. (“Holdings”) and become the parent company of GES. The business operations of Holdings following the recapitalization will consist of those of its subsidiary, GES.
The share purchase and merger
Holdings will purchase approximately 97% of the outstanding equity of GES, pursuant to a share purchase agreement. Holdings also will close a private placement of its common stock, preferred stock, convertible notes and warrants to purchase common stock on that date as discussed below.
Pursuant to that transaction, GES will become a subsidiary of GES Merger Corp (“Merger Corp”), a Colorado corporation and wholly owned subsidiary of Holdings. Merger Corp and GES will enter into a merger agreement whereby Merger Corp will merge with and into GES, resulting in Holdings being the direct sole shareholder of GES.
Through the share purchase and the merger, the shareholders of GES will receive approximately 4,865,000 shares of common stock of Holdings. In addition, the shareholders will receive an aggregate cash payment of approximately $40,520,000. Certain un-accredited restricted common shareholders will receive only cash for their shares. The share purchase agreement will contain customary representations and warranties, none of which survive the closing.
Holdings also will pay an aggregate of approximately $15,524,000 and issue approximately 85,000 shares of common stock to holders of GES’ outstanding long-term debt in full satisfaction of all of the outstanding debt and accrued interest of GES. During the three months ended April 2, 2006, the Company recorded the difference between the carrying value of the debt and the amount repaid, totaling $1,960,000, as an adjustment to additional paid-in capital. No gain or loss was recorded on the difference between the carrying value and the amount repaid because the debt was from a related party.
Current stockholders of Newco will receive approximately 184,000 shares of common stock in consideration for the shell company.
The share exchange and merger will be treated as a recapitalization of GES for financial accounting purposes. GES will be treated as the acquirer for accounting purposes, whereas Holdings will be treated as the acquirer for legal purposes. Accordingly, the historical financial statements of Holdings before the recapitalization will be replaced with the historical financial statements of GES in all future filings with the Securities and Exchange Commission, or SEC.
Issuance of new securities
Holdings expects to issue the following securities in private placements to approximately ten institutional investors, all of whom are accredited investors:
Common stock and warrants
Approximately 850,000 shares of common stock at a purchase price of approximately $5.00 per share and warrants to purchase approximately 850,000 shares of common stock at a purchase price of approximately $6.00 per share for no additional consideration. Pursuant to a registration rights agreement with these purchasers, Holdings is required to file a shelf registration statement for the resale of the common stock issued to the investors and the common stock issuable upon exercise of the warrants by April 2006.
Convertible preferred stock and warrants
Approximately 12,750 shares of series A preferred stock will be issued at approximately $1,000 per share convertible into approximately 2,217,400 shares of common stock and warrants to purchase approximately 1,663,000 shares of common stock at a purchase price of approximately $6.00 per share for no additional consideration. Pursuant to a registration rights agreement with these purchasers, Holdings is required to file a shelf registration statement for the resale of the common stock issuable upon conversion of the preferred stock and the warrants issued to the preferred stock purchasers by April 2006. The preferred A stockholder, at anytime upon the option of the stockholder, may convert its shares of Series A preferred stock into a number of fully paid and non-assessable shares of common stock.
Convertible notes and warrants
Approximately $30 million aggregate principal amount of 8.0% senior secured convertible notes, convertible into approximately 4,800,000 shares of common stock, will be issued for approximately $30 million and warrants to purchase

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
approximately 480,000 shares of common stock at a purchase price of approximately $6.25 per share for no additional consideration. The senior notes will be secured by a second lien on substantially all of Holding’s assets. Pursuant to a registration rights agreement with these purchasers, Holdings is required to file a shelf registration statement for the resale of the common stock issuable upon conversion of the convertible notes and the warrants issued to the convertible note purchasers by April 2006.
Senior secured debt
In connection with the share purchase and merger, the Company will amend the senior credit facility with Wells Fargo, increasing its borrowing capacity to $20 million. The facility provides for up to $5.0 million borrowing under a term facility. The term note is payable monthly, amortizing over a 36-month period. 25% of the Company’s free cash, as defined in the agreement, is due in February 2007 and a balloon payment is due in 24 months. The term note bears interest at Wells Fargo’s prime rate plus 2.75%. Additionally, the agreement provides for an increase in the revolving line of credit maximum available borrowings of up to $15.0 million; limited to 90% of eligible billed receivables and 75% of unbilled receivables until such time as the term note is paid in full, when the eligible billed and unbilled receivables will be reduced to 85% and 70%, respectively. Interest is payable at Wells Fargo’s prime rate, subject to a minimum of $7,500 per month. A fee of 0.25% per annum is payable on the unused portion of the commitment. The term of the agreement expires in July 2009. The Company will pay a closing fee of $175,000 upon funding.
The agreement continues to require certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and the agreement contains a provision that allows the lender to call the outstanding balance of the line of credit if any material adverse change in the business or financial condition of the Company occurs. The agreement includes various financial and other covenants with which the Company must comply in order to maintain borrowing availability and avoid penalties, including minimum net income and net worth requirements, dividend restrictions and capital expenditure limits. In connection with the amended credit agreement, Wells Fargo waived the default as of January 1, 2006.
Lock-up agreements; future shelf registration statement
Four members of Holdings’ senior management will each agree not to sell or otherwise dispose of any of their shares of common stock before March 2007, and for the 18 months thereafter not to sell or otherwise dispose of more than one-third of their shares. Holdings plans to file a shelf registration statement covering the resale of these manager’s shares as well as the resale by any other affiliates of Holdings who would not be eligible to sell shares under Rule 144(k) after March 2007.
Restricted common stock
In connection with the share purchase agreement and merger, an additional 436,660 restricted common shares will be issued to current management and employees, bringing the total restricted common shares outstanding to 2,000,000 at March 24, 2006, which will all be exchanged for shares of Holdings. The compensation expense associated with this issuance was included in the $21,151,892 of other expenses in the consolidated statements of operations for fiscal 2005.
Warrants to purchase common stock (unaudited)
On March 31, 2006, we issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A preferred stock and common stock in the recapitalization. We also issued warrants to purchase our common stock to our placement agent in the recapitalization. We do not have any other outstanding options or warrants to purchase our common stock. The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price. A warrant holder may not exercise a warrant to purchase our common stock to the extent such exercise would cause such warrant holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purpose of such determination shares of common stock issuable upon conversion of our convertible notes and preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.

Number of shares underlying warrants	Exercise price	Expiration date
480,000	$6.25	March 31, 2011
2,513,033	$6.00	March 31, 2013
393,365	$6.25	March 31, 2013

Warrant valuation (unaudited)
We applied the provisions of FAS No. 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the valuation of the warrants and conversion features embedded in the above referenced financial instruments. Accordingly, we recorded a warrant liability upon the issuance of the stock and convertible debt equal to the fair market value of the various features. This will be adjusted quarterly to the fair market value based upon then current market conditions. During the first fiscal quarter of 2006, we recorded an initial valuation liability of $19,476,000 which represented a non-cash adjustment to the carrying value of the related financial instruments.

GLOBAL EMPLOYMENT HOLDINGS, INC. and
GLOBAL EMPLOYMENT SOLUTIONS, INC.
Introduction to the Unaudited Pro Forma Condensed Statements of Operations
On March 31, 2006, Global Employment Solutions, Inc. (“GES”), and Global Employment Holdings, Inc. (“Holdings”), a public shell company reporting under the Securities Exchange Act of 1934, entered into and closed a Share Purchase Agreement. In the transaction, holders of 98.36% of the outstanding equity securities of GES exchanged all of their shares for an aggregate of 4.86 million shares of common stock of Holdings and an aggregate cash payment of $40.5 million. Additionally, GES entered into a Plan of Merger with a wholly-owned subsidiary of Holdings. The merger became effective on April 10, 2006, resulting in GES being 100% owned by Holdings.
The share exchange and merger was treated as a recapitalization of Global Employment Solutions for financial accounting purposes. In connection with the recapitalization of GES, Holdings issued convertible notes and warrants, convertible preferred stock and warrants, and common stock and warrants in private placements. As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures related to equity, amounts have been retroactively restated to reflect share quantities as if the exchange of GES shareholders had occurred at the beginning of the period presented as altered by the terms of the share purchase agreement.
In addition, on March 31, 2006, Holdings closed a private placement in which it sold $30 million aggregate principal amount of senior secured convertible notes along with warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 per share, $12.75 million of Series A convertible preferred stock along with warrants to purchase 1,663,053 shares of common stock at an exercise price of $6.00 per share and $4.25 million of common stock valued at $5.00 per share along with warrants to purchase 850,000 shares of common stock at an exercise price of $6.00 per share. Current stockholders of Holdings received 180,928 shares of common stock in consideration for the shell company.
Holdings filed a registration statement on Form S-1 in April  2006 covering the resale of the shares of common stock issued in the private placement, including the shares of common stock underlying the convertible notes, convertible preferred stock and warrants. Application will be made for the quotation of Holdings’ common stock on the OTC Bulletin Board immediately following the effectiveness of its registration statement. Holdings is obligated to use its best efforts to have the registration statement declared effective on or before the earlier of 60 days following the closing of the recapitalization, or if the registration statement is subject to review and comment from the Securities and Exchange Commission, 120 days following the closing of the recapitalization. In the event the registration statement is not effective within such period, Holdings is obligated to pay each investor in the private placement a cash amount equal to 1% of the purchase price paid for the securities by such investor for the first 30-day period, or portion thereof, and 2% of the purchase price paid for each subsequent 30-day period, or portion thereof, in which Holdings is in default of this obligation. If Holding’s common stock is not quoted for trading on the OTC Bulletin Board within 10 business days following the effectiveness of Holding’s registration statement, the same financial penalties must be paid by Holdings to the investors in the private placement. In the event Holdings’ registration statement is not effective, or its common stock is not quoted for trading, within 60 days from their respective due date, the private placement investors have the right to cause Holdings to redeem their securities.
In connection with the transactions, GES amended and restated its senior credit facility with Wells Fargo Bank, increasing its borrowing capacity to $20 million, and retired all of its outstanding subordinated indebtedness in an amount of approximately $17.8 million.
The Unaudited Pro Forma Condensed Statement of Operations for the fiscal quarter ended April 2, 2006 and the Unaudited Pro Forma Condensed Combining Statement of Operations for the fiscal year ended January 1, 2006 represent the historical statements of operations as if the recapitalization had been consumated on January 2, 2006 and January 3, 2005, respectively.
You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Statement of Operations; and

•	Separate historical financial statements and footnotes of Global Employment Solutions, Inc. and Subsidiaries for the fiscal year ended January 1, 2006

•	Separate historical financial statements and footnotes of Global Employment Holdings, Inc., for the fiscal year ended December 31, 2005 and fiscal quarter ended April 2, 2006.

We present the unaudited pro forma financial information for informational purposes only. The pro forma information is not necessarily indicative of what our operating results actually would have been had we completed the merger on January 2, 2006 or January 3, 2005. In addition, the unaudited pro forma financial information does not purport to project the future operating results of the Company.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS

	Unaudited - as reported			Unaudited - pro forma
	Fiscal quarter ended			Fiscal quarter ended
	April 2,	Unaudited- pro forma		April 2,
	2006	Adjustments		2006
REVENUES, net	$31,208,000	$—		$31,208,000
COST OF SERVICES	22,364,000	—		22,364,000

GROSS PROFIT	8,844,000	—		8,844,000

OPERATING EXPENSES
Selling, general and administrative	7,396,000	(968,000)	(i)	6,428,000
Depreciation and amortization	153,000	—		153,000

Total operating expenses	7,549,000	(968,000)		6,581,000

OPERATING INCOME	1,295,000	968,000		2,263,000

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(96,000)	(769,000)	a	(927,000)
		(62,000)	f
Debt warrant accretion	—	(374,000)	b	(374,000)
Other income (expense)	(3,169,000)	3,169,000)	h	—

Total other expense, net	(3,265,000)	1,964,000		(1,301,000)

INCOME (LOSS) BEFORE INCOME TAXES	(1,970,000)	2,932,000		962,000

INCOME TAX (BENEFIT) EXPENSE	(298,000)	739,000	d	441,000

NET INCOME (LOSS)	(1,672,000)	2,193,000		521,000

Accretion of preferred stock warrant discount	(9,000)	(221,000)	g	(230,000)
Dividend accrued for Series A preferred stock	(10,000)	(245,000)	c	(255,000)

Income (loss) available to common stockholders	$(1,691,000)	$1,727,000		$36,000

Basic and diluted earnings (loss) per share of common stock	$(0.35)			$0.01

Weighted average number of basic and diluted shares outstanding	4,890,317	—		6,030,928

See accompanying notes to unaudited pro forma condensed statements of operations.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED COMBINING STATEMENT OF OPERATIONS

	Global Employment	Global Employment
	Holdings, Inc.	Solutions, Inc.
	As reported	As reported	Unaudited- Pro Forma		Unaudited- Pro Forma
	Fiscal year ended	Fiscal year ended	Adjustments		Fiscal year ended
	December 31,	January 1,			January 1,
	2005	2006			2006
REVENUES, net	$—	$111,562,518	$—		$111,562,518
COST OF SERVICES	—	77,192,645			77,192,645

GROSS PROFIT	—	34,369,873	—		34,369,873

OPERATING EXPENSES
Selling, general and administrative	31,044	24,326,479	—		24,357,523
Depreciation and amortization	—	729,487	—		729,487

Total operating expenses	31,044	25,055,966	—		25,087,010

OPERATING INCOME	(31,044)	9,313,907	—		9,282,863

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	—	(255,635)	(3,056,000)	a	(3,826,635)
			(515,000)	f
Debt warrant accretion	—	—	(1,540,000)	b	(1,540,000)
Restricted stock compensation	—	(21,151,892)	21,151,892	c	—
Valuation of redeemable preferred stock	—	(36,692,809)	36,692,809	c	—

Total other expense, net	—	(58,100,336)	52,733,701		(5,366,635)

INCOME (LOSS) BEFORE INCOME TAXES	(31,044)	(48,786,429)	52,733,701		3,916,228

INCOME TAX EXPENSE	—	3,631,562	(1,940,136)	d	1,691,426

NET INCOME (LOSS)	(31,044)	(52,417,991)	54,673,837		2,224,802

Accretion of preferred stock warrant discount	—	—	(948,000)	g	(948,000)
Dividend accrued to Series A preferred stock			(1,020,000)	e	(1,020,000)
Dividend paid to Series C preferred stock	—	(6,300,000)	—		(6,300,000)

Income (loss) available to common stockholders	$(31,044)	$(58,717,991)	$52,705,837		$(6,043,198)

Basic earnings (loss) per share of common stock	$(0.01)	$(10.95)			$(1.00)

Weighted average number of basic shares outstanding	2,095,313	5,362,600			6,030,928

Diluted earnings (loss) per share of common stock	$(0.01)	$(10.95)			$(1.00)

Weighted average number of diluted shares outstanding	2,095,313	5,362,600			6,030,928

See accompanying notes to unaudited pro forma condensed statements of operations.

GLOBAL EMPLOYMENT HOLDINGS, INC. and
GLOBAL EMPLOYMENT SOLUTIONS, INC.
Notes to the Unaudited Pro Forma Condensed Statements of Operations
(1) DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION
On March 31, 2006, Global Employment Solutions, Inc. (“GES”), and Global Employment Holdings, Inc. (“Holdings”) (formerly known as R&R Acquisition I, Inc.), a public shell company reporting under the Securities Exchange Act of 1934, entered into and closed a Share Purchase Agreement. In the transaction, holders of 98.36% of the outstanding equity securities of GES exchanged all of their shares for an aggregate of 4.86 million shares of common stock of Holdings and an aggregate cash payment of $40.5 million. Also on March 31, 2006, GES entered into a Plan of Merger with a wholly-owned subsidiary of Holdings. The merger became effective on April 10, 2006, resulting in GES being 100% owned by Holdings.
In addition, on March 31, 2006, Holdings closed a private placement in which it sold $30 million aggregate principal amount of senior secured convertible notes with an interest rate of 8% along with warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 per share and are convertible into 4.8 million shares of common stock; $12.75 million of 8% Series A convertible preferred stock along with warrants to purchase 1,663,053 shares of common stock at an exercise price of $6.00 per share and are convertible into 2,217,380 shares of common stock; and $4.25 million of common stock valued at $5.00 per share along with warrants to purchase 850,000 shares of common stock at an exercise price of $6.00 per share. Current stockholders of Holdings received 180,928 shares of common stock in consideration for the shell company.
In connection with the transactions, GES amended and restated its senior credit facility with Wells Fargo Bank, increasing its borrowing capacity to $20 million, and retired all of its outstanding subordinated indebtedness in an amount of approximately $17.8 million.
(2) PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

(a)	To record interest expense on subordinated debt at 8% (coupon rate), additional borrowings on the line of credit and the term note at a weighted average rate of 8.8%.

(b)	To record the warrant valuation accretion related to convertible debt.

(c)	To eliminate the fair market adjustment related to the mandatorily redeemable common and preferred stock which would have been recorded in the previous fiscal year if the merger was completed on January 3, 2005.

(d)	To record the net tax benefit of interest expense and amortization, at an effective tax rate of approximately 38%.

(e)	To record dividend accrued for Series A preferred stockholders.

(f)	To record amortization of loan origination fees.

(g)	To record accretion of preferred stock warrant discount.

(h)	To eliminate the expenses related to the recapitalization which would have been recorded in the previous fiscal year if the recapitalization were completed on January 2, 2006.

(i)	To eliminate the retention bonuses paid to senior management related to the recapitalization which would have been recorded in the previous fiscal year if the recapitalization were completed on January 2, 2006.

Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other expenses of issuance and distribution.
     The following table sets forth the various expenses payable by us in connection with the sale of the common stock being registered. All of the amounts shown are estimated except the SEC registration fee.

Amount
SEC registration fee	$7,787.39
Printing and engraving expenses	$20,000.00
Legal fees and expenses	$100,000.00
Accounting fees and expenses	$50,000.00
Miscellaneous fees and expenses	$22,212.61

Total:	$200,000.00
Item 14. Indemnification of directors and officers.
     Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
     In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.
     Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Delaware law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends, or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
     Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter.
     Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     Our certificate of incorporation provides that we may purchase and maintain insurance on our own behalf and on behalf of any person who is or was our director, officer, employee, fiduciary or agent or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not we would have the power to indemnify such person against such liability.
     We have entered into separate, but substantively identical, indemnification agreements with all of our directors and executive officers. The indemnification agreements allow us to indemnify them to the fullest extent permitted by Delaware law. Under the indemnification agreements, we are required to use our best efforts to obtain and maintain on an ongoing basis a policy or policies of insurance on commercially reasonable terms with reputable insurance companies providing liability insurance for our directors and executive officers in respect of acts or omissions occurring while serving in such capacity, and to ensure our performance of our indemnification obligations under the indemnification agreement.
     We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.
Item 15. Recent sales of unregistered securities.
     Securities issued by Global Employment Holdings
     On February 14, 2005, we issued 2,000,000 shares of our common stock to R&R Investments I, LLC, for cash consideration of $.0001 per share in an aggregate amount of $200. On February 14, 2005, R&R Investments I, LLC made an additional cash capital contribution of $24,800. On October 31, 2005, we issued 400,000 shares of our common stock to Arnold P. Kling for cash consideration of $.0001 per share and 100,000 shares of our common stock to Kirk M. Warshaw for cash consideration of $.0001 per share, in aggregate amounts of $40 and $10, respectively. We sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act.
     In connection with the recapitalization of Global Employment Solutions, on March 30, 2006, R&R Investments I, LLC contributed 1,855,258 shares of our common stock, Arnold P. Kling contributed 371,052 shares of our common stock, and Kirk M. Warshaw contributed 92,763 shares of our common stock to our capital. Following these contributions, R&R Investments I owns 144,742 shares of our common stock, Mr. Kling owns 28,948 shares of our common stock and Mr. Warshaw owns 7,237 shares of our common stock.
     We issued a combination of the following securities in private placements to an aggregate of 19 institutional investors, all of whom are accredited investors, on the closing of the recapitalization on March 31, 2006:
•	Convertible notes and warrants. $30.0 million aggregate principal amount of 8% senior secured convertible notes were issued for $30.0 million and warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 per share were issued for no additional consideration. The senior notes are secured by a second lien on substantially all of our assets and are convertible into 4.8 million shares of our common stock. Pursuant to a registration rights agreement with these purchasers, we are required to file this registration statement for the resale of the common stock issuable upon conversion of the convertible notes and exercise of the warrants by April 30, 2006.

•	Preferred stock and warrants. 12,750 shares of Series A preferred stock were issued at $1,000 per share and warrants to purchase 1,663,053 shares of common stock at an exercise price of $6.00 per share were issued for no additional consideration and are convertible into 2,217,380 shares of our common stock. Pursuant to a registration rights agreement with these purchasers, we are required to file this registration statement for the resale of the common stock issuable upon conversion of the preferred stock and exercise of the warrants by April 30, 2006.

•	Common stock and warrants. 850,000 shares of common stock were issued at a purchase price of $5.00 per share and warrants to purchase 850,000 shares of common stock at an exercise price of $6.00 per share were issued for no additional consideration. Pursuant to a registration rights agreement with these purchasers, we are required to file this registration statement for the resale of the common stock issued to the investors and the common stock issuable upon exercise of the warrants by April 30, 2006.
     No securities have been issued for services. Neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued.
     All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom, but may not be sold pursuant to the exemptions provided by Section 4(1) of the Securities Act or Rule 144 under the Securities Act, in accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission’s Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000.
     Securities issued by Global Employment Solutions
     During 2004, Global Employment Solutions issued an aggregate of 300,000 shares of Series C preferred stock to employees for services rendered.
     Global Employment Solutions issued 15,000, 138,115 and 217,427 shares of restricted common stock to employees for services rendered under its 2002 Restricted Stock Plan in 2003, 2004 and 2005, respectively.
     These transactions are exempt from registration under Rule 701 or Section 4(2) of the Securities Act.
Item 16. Exhibits and financial statement schedules.
(a) Exhibits

Exhibit No.	Description	Reference

2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

3.3	Amended and Restated Bylaws of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

Exhibit No.	Description	Reference
4.1	Form of Warrant issued under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.4	Registration Rights Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.5	Registration Rights Agreement under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.6	Registration Rights Agreement under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

5.1	Opinion of Brownstein Hyatt & Farber, P.C. Regarding Legality of Securities Offered	Previously filed.

10.1	Form of Share Purchase Agreement among Global Employment Solutions, Inc., Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc. signatory thereto	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.2	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

Exhibit No.	Description	Reference

10.3	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.4	Form of Note under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.5	Guaranty under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.6	Pledge Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.7	Security Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.8	Subordination Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.9	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.10	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.11	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.12	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

Exhibit No.	Description	Reference

10.13	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.14	Form of Noncompetition Agreement	Incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.15	Amended and Restated Employment Agreement, dated January 1, 2004, between Global Employment Solutions, Inc. and Howard Brill	Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.16	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated January 1, 2005, between Global Employment Solutions, Inc. and Dan Hollenbach	Incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.17	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc., Southeastern Staffing, Inc. and Robert Larkin	Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.18	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated March 14, 2003, among Global Employment Solutions, Inc., TPS, Inc. and Stephen Pennington	Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.19	Fifth Amendment to Credit and Security Agreement and Waiver of Defaults between Wells Fargo Bank, National Association and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.20	Fourth Amended and Restated Revolving Promissory Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.21	Term Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.22	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

Exhibit No.	Description	Reference

10.23	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.24	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.25	Form of Guaranty under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.26	Form of Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.27	Engagement Letter for Placement Agent Rodman & Renshaw, LLC	Previously filed.

10.28	Sublease Agreement, dated as of March 23, 2006, among Continental Casualty Company and Global Employment Solutions, Inc.	Filed herewith.

10.29	Form of Employment Agreement for Consulting and Temporary Employees in Chicago, IL	Previously filed.

10.30	Form of Employment Agreement for Permanent Employees in Chicago, IL	Previously filed.

10.31	Form of Employment Agreement for Consulting and Temporary Employees in Hauppauge, NY	Previously filed.

10.32	Form of Employment Agreement for Permanent Employees in Hauppauge, NY	Previously filed.

10.33	Form of Employment Agreement for Consulting and Temporary Employees in Bala Cynwd, PA	Previously filed.

10.34	Form of Employment Agreement for Permanent Employees in Bala Cynwd, PA	Previously filed.

10.35	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement	Previously filed.

10.36	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement (Southeastern Companies, Inc.)	Previously filed.

16.1	Letter from Marcum & Kliegman LLP regarding Change in Certifying Accountant	Previously filed.

16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant	Filed herewith.

21.1	List of subsidiaries of Global Employment Holdings, Inc.	Previously filed.

23.1	Consent of Brownstein Hyatt & Farber, P.C.	Included in Exhibit 5.1.

23.2	Consent of Mayer Hoffman McCann P.C.	Filed herewith.

23.3	Consent of Preferred Insurance Capital Consultants, LLC	Filed herewith.

24.1	Power of Attorney	Previously filed.
(b) Financial statement schedules
     All financial statement schedules are omitted because (i) they are inapplicable, (ii) they are not required, or (iii) the information is indicated elsewhere in our financial statements or the notes thereto.
Item 17. Undertakings
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	To include any prospectus required by section 10(a)(3) of the Securities Act.

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
     The undersigned registrant hereby also undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     Finally, the undersigned registrant hereby undertakes that, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 10, 2006.

GLOBAL EMPLOYMENT HOLDINGS, INC.

By:	/s/ Howard Brill
Howard Brill
Chief Executive Officer and President
     Pursuant to the requirements of the Securities Act, as amended, this amendment to registration statement has been signed by the following persons in the capacities indicated on July 10, 2006.

Name	Title
/s/ Howard Brill Howard Brill	Chief executive officer, president and director

* Dan Hollenbach	Chief financial officer (principal financial officer and principal accounting officer)

* Luci Staller Altman	Director

* Charles Gwirtsman	Director

* Steven List	Director

* Jay Wells	Director

* By:	/s/ Howard Brill
Howard Brill
(Attorney-in-fact)

Exhibit Index

Exhibit No.	Description	Reference

2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

3.3	Amended and Restated Bylaws of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.1	Form of Warrant issued under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.4	Registration Rights Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.5	Registration Rights Agreement under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.6	Registration Rights Agreement under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

Exhibit No.	Description	Reference

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

5.1	Opinion of Brownstein Hyatt & Farber, P.C. Regarding Legality of Securities Offered	Previously filed.

10.1	Form of Share Purchase Agreement among Global Employment Solutions, Inc., Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc. signatory thereto	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.2	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.3	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.4	Form of Note under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.5	Guaranty under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.6	Pledge Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.7	Security Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.8	Subordination Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

Exhibit No.	Description	Reference

10.9	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.10	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.11	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.12	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.13	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.14	Form of Noncompetition Agreement	Incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.15	Amended and Restated Employment Agreement, dated January 1, 2004, between Global Employment Solutions, Inc. and Howard Brill	Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.16	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated January 1, 2005, between Global Employment Solutions, Inc. and Dan Hollenbach	Incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.17	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc., Southeastern Staffing, Inc. and Robert Larkin	Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.18	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated March 14, 2003, among Global Employment Solutions, Inc., TPS, Inc. and Stephen Pennington	Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

Exhibit No.	Description	Reference

10.19	Fifth Amendment to Credit and Security Agreement and Waiver of Defaults between Wells Fargo Bank, National Association and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.20	Fourth Amended and Restated Revolving Promissory Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.21	Term Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.22	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.23	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.24	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.25	Form of Guaranty under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.26	Form of Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737).

10.27	Engagement Letter for Placement Agent Rodman & Renshaw, LLC	Previously filed.

10.28	Sublease Agreement, dated as of March 23, 2006, among Continental Casualty Company and Global Employment Solutions, Inc.	Filed herewith.

10.29	Form of Employment Agreement for Consulting and Temporary Employees in Chicago, IL	Previously filed.

10.30	Form of Employment Agreement for Permanent Employees in Chicago, IL	Previously filed.

10.31	Form of Employment Agreement for Consulting and Temporary Employees in Hauppauge, NY	Previously filed.

10.32	Form of Employment Agreement for Permanent Employees in Hauppauge, NY	Previously filed.

10.33	Form of Employment Agreement for Consulting and Temporary Employees in Bala Cynwd, PA	Previously filed.

10.34	Form of Employment Agreement for Permanent Employees in Bala Cynwd, PA	Previously filed.

10.35	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement	Previously filed.

10.36	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement (Southeastern Companies, Inc.)	Previously filed.

16.1	Letter from Marcum & Kliegman LLP regarding Change in Certifying Accountant	Previously filed.

16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant	Filed herewith.

21.1	List of subsidiaries of Global Employment Holdings, Inc.	Previously filed.

23.1	Consent of Brownstein Hyatt & Farber, P.C.	Included in Exhibit 5.1.

23.2	Consent of Mayer Hoffman McCann P.C.	Filed herewith.

23.3	Consent of Preferred Insurance Capital Consultants, LLC	Filed herewith.

24.1	Power of Attorney	Previously filed.